UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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AXALTA COATING SYSTEMS LTD.

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Notice of 2018 Annual General Meeting
of Members and Proxy Statement

Axalta Coating Systems Ltd.

Wednesday, May 2, 2018 at 2:15 p.m., local time
Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103

Axalta Coating Systems Ltd. Two Commerce Square 2001 Market Street, Suite 3600 Philadelphia, PA 19103 March 22, 2018

“Axalta continued to perform well and delivered strong results across all our key financial metrics.”

Dear Fellow Shareholder:

The coatings industry experienced a dynamic 2017 with strong global customer demand in many end-markets and opportunities for global growth. Axalta continued to perform well and delivered strong results across all our key financial metrics. A main driver of our top-line growth in 2017 came from the success of the eight acquisitions we completed during the year, which helped us expand product lines, enter new markets and widen our global footprint. Of particular note is the outstanding success of the acquisition of our North American Industrial Wood Coatings business, which provides us entry into a dynamic new market segment. We will continue to look for strategic acquisitions in 2018 and expect to see a continuation of the overall industry consolidation we saw in 2017.

We also are seeing positive organic trends in our business for 2018. In Performance Coatings, we expect modest market growth in the refinish market as miles driven globally continues to rise and we look to gain share. Within the Transportation Coatings segment, we see a strong global vehicle production outlook and a growing pipeline of business opportunities.

You are cordially invited to learn more about our business and progress on our strategic plan at our 2018 Annual General Meeting of Members to be held on Wednesday, May 2, 2018 at 2:15 p.m., local time, at Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103.

You will find information regarding the matters to be voted upon in the attached Notice of the 2018 Annual General Meeting and Proxy Statement. We are sending our shareholders, referred to as “members” under Bermuda law, a notice regarding the availability of this Proxy Statement, our 2017 Annual Report to Members and other proxy materials via the Internet. This electronic process gives you fast, convenient access to the materials and reduces the impact on the environment and our printing and mailing costs. You may request a paper copy of these materials using one of the methods described in the Notice.

Whether or not you attend in person, it is important that your common shares be represented and voted at the Annual General Meeting. Please follow the voting instructions provided in the Notice of Internet Availability of Proxy Materials. If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual General Meeting. You are, of course, welcome to attend the Annual General Meeting and vote in person, even if you have previously returned your proxy card or voted over the Internet or by telephone.

Sincerely, Charles W. Shaver Chairman and Chief Executive Officer

AXALTA COATING SYSTEMS LTD.

Two Commerce Square

2001 Market Street, Suite 3600

Philadelphia, PA 19103

Notice of 2018 Annual General Meeting

Time and Date:Place:

2:15 p.m., local time, on Wednesday, May 2, 2018Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103

Who Can Vote:

Only holders of our common shares at the close of business on March 8, 2018, the record date, will be entitled to receive notice of, and to vote at, the Annual Meeting.

Annual Report:

Our 2017 Annual Report to Members accompanies but is not part of this Proxy Statement.

Proxy Voting:

Your Vote is Important. Please vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card or voting instruction form will save the Company the expenses and extra work of additional solicitation. If you wish to vote by mail, for those receiving printed copies of the proxy materials we have enclosed an envelope, postage prepaid if mailed in the United States. Submitting your proxy now will not prevent you from voting your shares at the meeting, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted by delivering to the Company a subsequently executed proxy or a written notice of revocation or by voting in person at the Annual General Meeting.

Items of Business:

•To elect two Class I directors for terms ending at the 2021 Annual General Meeting of Members;

•To approve an amendment to our Amended and Restated Bye-laws to provide for the declassification of our Board of Directors;

•To approve an amendment to our Amended and Restated Bye-laws to remove certain provisions which are no longer operative;

•To appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and to delegate authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof;

•To approve, on a non-binding advisory basis, the compensation paid to our named executive officers;

•To approve an amendment and restatement of the Axalta Coating Systems Ltd. 2014 Incentive Award Plan that, among other things, increases the number of shares authorized for issuance under this plan by 11,925,000 shares; and

•To transact any other business that may properly come before the Annual General Meeting.

Date of Mailing:

A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being mailed to shareholders on or about March 22, 2018.

BY ORDER OF THE BOARD OF DIRECTORS,

Sincerely,

Michael Finn

Senior Vice President, General Counsel & Corporate Secretary

March 22, 2018

2018 PROXY STATEMENT     i

ii     AXALTA COATING SYSTEMS

2018 PROXY STATEMENT     iii

iv     AXALTA COATING SYSTEMS

2018 PROXY STATEMENT     1

PROXY SUMMARY

This proxy statement (this “Proxy Statement”) and accompanying proxy materials are being furnished to the shareholders (referred to herein as “shareholders” or “members”) of Axalta Coating Systems Ltd., a Bermuda exempted company (the “Company” or “Axalta”), in connection with the solicitation of proxies by the board of directors of the Company (the “Board” or the “Board of Directors”) for use at the 2018 Annual General Meeting of Members, and at any adjournment or postponement thereof (the “Annual Meeting”), for the purposes set forth in the accompanying Notice of 2018 Annual General Meeting. This summary highlights information contained elsewhere in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. For more complete information about these topics, please review the Company’s complete Proxy Statement and Annual Report on Form 10-K. Please also see the Questions and Answers section beginning on page 73 for important information about proxy materials, voting, the Annual Meeting, Company documents and communications.

2018 Annual General Meeting
Date:	Wednesday, May 2, 2018	Place:	Convene
Time:	2:15 p.m., local time		2001 Market Street, 2nd Floor
Record Date:	March 8, 2018		Philadelphia, PA 19103

Proposals	Board Recommendation
1

Election of two Class I directors to serve until the 2021 Annual General Meeting

•Each of the Class I nominees brings significant experience and skills relevant to leadership of the Company.

•Seven of our eight directors are independent, including both Class I nominees.

•Strong commitment to ethical behavior, corporate governance and business conduct, evidenced by the developments overseen by the Board during the last five years.

See pages 7 for more information

FOR ☑

2

Amendment to our Amended and Restated Bye-laws to provide for the declassification of our Board of Directors

•Eliminates the classified structure of the Board over a 3-year transition period.

•Institutes annual election of all directors for one-year terms beginning at the 2021 Annual General Meeting of Members.

See pages 30 for more information

FOR ☑

3

Amendment to our Amended and Restated Bye-laws to remove certain provisions which are no longer operative

•Removes provisions applicable to The Carlyle Group’s former ownership of our Company which are now inoperative.

See pages 31 for more information

FOR ☑

Proxy Summary

2     AXALTA COATING SYSTEMS

Proposals	Board Recommendation
4

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

•Independent firm.

•Significant industry and financial reporting expertise.

See pages 32 for more information

FOR ☑

5

Non-binding advisory vote to approve the compensation paid to our named executive officers

•Strong commitment to alignment of executive pay with Company performance on short- and long-term bases.

•Oversight of program by independent Compensation Committee with assistance of independent compensation consultant.

See pages 35 for more information

FOR ☑

6

Amendment and restatement of our 2014 Incentive Award Plan

•Increases the number of available shares by 11,925,000 shares.

•Introduces fungible share pool to provide greater flexibility in determining the right mix of equity awards.

•Implements additional provisions that serve the best interests of our shareholders, including minimum vesting periods, alignment of dividend payments with award vesting, and prohibitions on liberal share recycling and option repricing.

See pages 61 for more information

FOR ☑

Proxy Summary

2018 PROXY STATEMENT     3

Our Board of Directors

Class I Director Nominees
Name	Age	Occupation	Committees	Other Public Company Boards
Robert M. McLaughlin	60	Retired financial executive	•Audit •Compensation	1

Samuel L. Smolik	64	Retired operations executive	•Environment, Health, Safety & Sustainability •Executive	0

Class II and Class III Directors Continuing in Office
Deborah J. Kissire	60	Retired accounting firm partner	•Nominating & Corporate Governance •Compensation	2

Andreas C. Kramvis	65	Operating Partner with AEA Investors	•Compensation •Executive	1

Elizabeth C. Lempres	57	Retired consulting firm partner	•Nominating & Corporate Governance •Environment, Health, Safety & Sustainability	0

Charles W. Shaver	59	Chairman & CEO of Axalta	•Executive	1

Mark Garrett	55	Chairman of Executive Board and Chief Executive of Borealis AG	•Audit •Environment, Health, Safety & Sustainability •Executive	1

Lori J. Ryerkerk	55	Executive Vice President, Global Manufacturing of Royal Dutch Shell (Shell)	•Audit •Nominating & Corporate Governance	0

Proxy Summary

4     AXALTA COATING SYSTEMS

2017 Financial and Operating Highlights

The Company had a successful year executing against key financial and business metrics while also meeting important strategic goals and milestones, including:

•Net sales were $4,353 million, up 7.0% versus 2016, driven by acquisition contribution as well as significant volume growth in the majority of our business lines. This growth was offset by reduced average pricing in Transportation Coatings and lower volumes in North America Performance Coatings.

•Net income included the impacts of U.S. tax reform, deconsolidation of our Venezuelan operations, severance charges and charges associated with acquisitions and merger-related activities.

•Adjusted EBITDA was $885 million despite the impacts of the deconsolidation of our Venezuelan operations in early 2017, pricing pressures in Transportation Coatings, raw material inflation and lower volumes in Performance Coatings reflecting the impact of North America working capital rationalization with our distribution customers.(1)

•Overall strong operating cash flow of $540 million for 2017 and free cash flow (2) of $415 million. Working capital as a percentage of Net Sales exceeded expectations for the year.

•We completed eight acquisitions in 2017, including the acquisition of our North American Industrial

Proxy Summary

2018 PROXY STATEMENT     5

•Wood Coatings business. Acquisitions, including those completed during 2016, added nearly $300 million in total net sales year-over-year, or 7.4% to total growth for the year.

•Our Refinish business remains a global leader and continued to gain share in 2017. We grew the business in EMEA and Asia Pacific, and continued to show share gain progress in North America at the end customer body shop level in spite of the impact of working capital rationalization we experienced with certain distribution customers during part of 2017.

•The Industrial Coatings business experienced significant growth through acquisitions along with substantial organic growth of 7.1%. This growth came from all regions and across most business lines, benefiting from significant investment in innovation and marketing support in recent years.

•Our Transportation Coatings business had a strong year, coating more than 28 million vehicles in 2017. Light Vehicle volumes grew with particularly strong performance in Asia and Latin America. Commercial Vehicle global markets were a notable highlight as Axalta volumes grew at high single digit rates with positive contribution from all regions as the Company continued to grow its base of customers within both heavy duty truck and other non-truck customers.

(1)For reconciliation to GAAP, please see “Reconciliation of non-GAAP Financial Measures” beginning on page 41 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 22, 2018.

(2)Defined as cash flow from operations less capital expenditures.

Corporate Governance Highlights

The Company is committed to meeting the highest standards of ethical behavior, corporate governance and business conduct. This commitment has led the Company to implement the following practices:

•Board Independence – seven of our eight directors are independent under NYSE listing standards. Our Chief Executive Officer is the only non-independent member of our Board of Directors. All members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Environment, Health, Safety & Sustainability Committee (“EHS&S Committee”) are independent.

•Board Diversity – our directors are committed to bringing a diverse set of perspectives and experiences to the leadership of Axalta, and in 2017 we appointed our third female director to the Board.

•Independent Presiding Director – in February 2018, the Board appointed a Presiding Director to chair Board and Executive Committee meetings in the Chairman’s absence, preside over executive sessions of independent directors, and be available for consultation with our shareholders.

•Independent Directors Meetings – independent directors typically meet in executive sessions following each regularly scheduled Board meeting, without management present.

•Annual Board and Committee Self-Evaluations – each year, the Nominating and Corporate Governance Committee administers self-evaluations of the Board and its committees, in addition to conducting an individual director performance evaluation.

•Board Orientation and Training – new directors participate in an extensive orientation program with members of Axalta’s senior management. The Company also provides training to the Board on key governance and management topics on a regular basis by guest speakers and Company experts, as well as various corporate and governance “updates” throughout the year. In addition, Board members attend outside trainings on topics relevant to their service.

•Stock Ownership Guidelines for Directors and Executive Officers – the Company has adopted stock ownership guidelines for directors and executive officers. Each of the directors and executive officers satisfies the stock ownership guidelines or is within the grace period provided by the guidelines to achieve compliance.

•Succession Planning and Diversity – the Company and the Board actively engage in developing a pipeline of internal talent with differing backgrounds and experience to assume key executive positions and increase the diversity of our management. Our Compensation Committee has also reviewed an emergency succession management plan in the event that one of our key executives became unable or unwilling to serve.

•Environment, Health, Safety & Sustainability Committee – in 2017, the Board established a new committee responsible for the Company’s policies, performance, strategy and compliance matters related to the environment, health, safety and sustainability.

•Limits on Public Company Board Service – the Board has established limits on the number of public company boards and audit committees on which our directors may serve.

Proxy Summary

6     AXALTA COATING SYSTEMS

Executive Compensation Highlights

We maintain several guiding principles with respect to our executive compensation, and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed, including:

•Performance-Based Compensation – the Company relies heavily on performance-based compensation for executive officers, including awards of performance-based stock tied to our total shareholder return relative to a peer group of companies, which comprise approximately half of the grant date value of the 2017 long-term equity awards granted to executive officers.

•Significant At-Risk Pay – 89% of our Chief Executive Officer’s pay and 76% of our other named executive officers’ pay was at risk in 2017 (i.e., annual performance-based compensation and long-term equity incentive awards).

•Incentive Compensation Recoupment Policy – the Board adopted a policy in 2017 providing that the Compensation Committee may require reimbursement of incentive compensation awarded to an executive officer if the Company is required to restate its financial results as a result of the executive officer’s misconduct.

•Hedging and Pledging Prohibited – the Company’s insider trading policy prohibits our officers, directors and employees from pledging their common shares as collateral and engaging in hedging or short sale transactions in our common shares.

•Double-Trigger Vesting Provisions – the Company’s 2014 Incentive Award Plan provides double-trigger vesting provisions in the event of a change in control for long-term equity awards.

2018 PROXY STATEMENT     7

Proposal 1

Election of Two Class I Directors

☑ The Board recommends a vote FOR each of the director nominees.

•Each of the Class I nominees brings significant experience and skills relevant to leadership of the Company.

•Seven of our eight directors are independent, including both Class I nominees.

•Strong commitment to ethical behavior, corporate governance and business conduct, evidenced by the developments overseen by the Board during the last five years.

Our Board of Directors currently consists of eight directors divided into three classes with staggered three-year terms so that the term of one class expires at each Annual General Meeting of Members. The two nominees listed below will be proposed for election as Class I directors at the Annual Meeting to serve until the Annual General Meeting of Members in 2021, or until an earlier resignation or retirement or until their successors are elected and qualify to serve. Information regarding our directors’ professional experience, education, skills, ages and other relevant information (as of March 8, 2018) is set forth below.

Both of the nominees are presently serving as directors of the Company. Each nominee has agreed to stand for reelection. However, if for any reason any nominee shall not be a candidate for election as a director at the Annual Meeting, it is intended that shares represented by the accompanying proxy will be voted for the election of a substitute nominee designated by our Board of Directors, or, alternatively, the Board may determine to leave the vacancy temporarily unfilled.

At the Annual Meeting, shareholders are being asked to approve an amendment to our Amended and Restated Bye-laws (“Bye-laws”), which is recommended by the Board, to eliminate our classified board structure over a three-year transition period. Regardless of whether this amendment is approved, the Class I nominees are being elected at the Annual Meeting to serve a three-year term. Please see page 30 for more information on this proposal.

Proposal No. 1: Election of Two Class I Directors

8     AXALTA COATING SYSTEMS

Nominees for Election as Class I Directors with Terms to Expire at the 2021 Annual General Meeting of Members

Robert M. McLaughlin Age: 60 Axalta Board Service •Tenure: 3 years (April 2014) •Audit Committee (Chair) •Compensation Committee Independent

Professional Experience

•Former Senior Vice President and Chief Financial Officer and other senior positions of Airgas, Inc., a leading U.S. supplier of industrial, medical and specialty gases, and hardgoods, such as personal protective equipment, welding equipment and other related products

•Former Vice President of Finance for Asbury Automotive Group

•Former Vice President of Finance and other senior financial positions at Unisource Worldwide, Inc.

•Began career at Ernst & Young

•Certified Public Accountant

Education

•Bachelor’s degree in Accounting from University of Dayton

Relevant Skills

•Significant and diverse business experience

•Substantial experience in all aspects of financial management and strategic planning in a public company environment

Other

•Member of the Board of Directors of Beacon Roofing Supply, Inc., the largest distributor of residential and non-residential roofing materials in the U.S.

Proposal No. 1: Election of Two Class I Directors

2018 PROXY STATEMENT     9

Samuel L. Smolik Age: 64 Axalta Board Service •Tenure: 1 year (September 2016) •Environment, Health, Safety & Sustainability Committee (Chair) •Executive Committee Independent

Professional Experience

•Former Senior Vice President – Americas Manufacturing and other senior positions at LyondellBasell Industries, one of the world’s largest plastics, chemical and refining companies

•Former Vice President – Global Downstream Health, Safety, Security and Environment at Royal Dutch Shell

•Former Vice President, Global Environment, Health, Safety and Security and other positions of increasing responsibility at The Dow Chemical Company

Education

•Bachelor’s degree in Chemical Engineering from The University of Texas at Austin

Relevant Skills

•Extensive experience in global operations and environmental, health and safety matters in the oil and petrochemicals industry

•Leadership experience from working internationally with numerous countries and cultures

•Significant experience working with government agencies and non-governmental organizations

•Considerable experience in the Sustainable Development and Corporate Social Responsibilities fields

Other

•Member of the Board of Directors of Evergreen Industrial Services, a leading provider of environmental and industrial cleaning solutions

•Previously active with American Fuels & Petrochemical Manufacturers Association and American Chemistry Council

•Involved with a number of community, education and other non-profit organizations including The University of Texas at Austin Engineering Advisory Board, the Antwerp International School Foundation where he is President of the Board of Directors, and Ducks Unlimited, the leading wetlands conservation organization in North America

The Board of Directors recommends a vote “FOR” the election of each of the two Class I directors to serve until the 2021 Annual General Meeting. Election of the nominees to our Board of Directors requires the affirmative vote of a plurality of votes cast at the Annual Meeting. Proxies will be voted “FOR” such approval, unless otherwise specified in the proxy.

Proposal No. 1: Election of Two Class I Directors

10     AXALTA COATING SYSTEMS

Continuing Class II Directors with Terms Expiring at the 2019 Annual General Meeting of Members

Deborah J. Kissire Age: 60 Axalta Board Service •Tenure: 1 year (December 2016) •Nominating & Corporate Governance Committee (Chair) •Compensation Committee Independent

Professional Experience

•Former Vice Chair and Regional Managing Partner at Ernst & Young, L.L.P., and member of the Americas Executive Board and Global Practice Group. She previously held other senior positions including U.S. Vice Chair of Sales and Business Development

•Certified Public Accountant

Education

•Bachelor’s degree in Accounting from Texas State University (formerly Southwest Texas State University)

Relevant Skills

•Extensive experience in the financial oversight of public companies

•Experience launching new business and practice areas and leading acquisitions, business unit consolidations and successful integrations

•Strategic thinker and problem solver, with expertise in financial reporting, audit process, U.S. taxation, governance, mergers and acquisitions, transaction integration, diversity and inclusiveness

Other

•Member of the Board of Directors of Cable One, Inc., a leading American cable service provider

•Member of the Board of Directors of Omnicom Group, Inc., a global marketing and corporate communications holding company based in the U.S.

•Inducted into the Washington Business Hall of Fame in 2014; recognized in the Washington Business Journal’s list of ‘Women Who Mean Business’; named as one of Washingtonian’s ‘150 Most Powerful People in Washington, D.C.’ and featured multiple times on Washingtonian’s list of the ‘100 Most Powerful Women in Washington, D.C.’

Proposal No. 1: Election of Two Class I Directors

2018 PROXY STATEMENT     11

Andreas C. Kramvis Age: 65 Axalta Board Service •Tenure: 3 years (July 2014) •Compensation Committee (Chair) •Executive Committee Independent

Professional Experience

•Operating Partner with AEA Investors

•Former Vice Chairman of Honeywell International, focused on critical aspects for the achievement of the company’s Five Year Plan, as well as other senior positions including President and CEO of Honeywell Performance Materials and Technologies and Honeywell’s Environmental and Combustion Controls businesses

Education

•Graduate of Cambridge University, studying engineering and specializing in electronics

•MBA from Manchester Business School

Relevant Skills

•Extensive experience regarding the management of public and private companies with a global scope across five different industries

Other

•Member of the Board of Directors of Aptar Group, a market leader in dispensers for the packaging industry

•Member of the Boards of Directors of two companies in the AEA Investors’ portfolio: Excelitas Technologies (Chairman) and NES Global Talent

•Past Chairman of the Society of Chemical Industry and past Board Member and Executive Committee Member of the American Chemistry Council

•Recipient of the 2017 SCI Chemical Industry Medal

•Author of “Transforming the Corporation: Running a Business in the 21st Century,” which demonstrates how to systematically transform a business for high performance

Proposal No. 1: Election of Two Class I Directors

12     AXALTA COATING SYSTEMS

Elizabeth C. Lempres Age: 57 Axalta Board Service •Tenure: >1 year (April 2017) •Nominating and Corporate Governance Committee •Environment, Health, Safety & Sustainability Committee Independent

Professional Experience

•Former Senior Partner, member of the Board of Directors, and leader of Global Private Equity and Principal Investing Practice at McKinsey & Company, as well as other senior positions including leader of Global Consumer Practice, Managing Partner of the firm’s Boston office, Global Compensation Policy Committee and chair of committees responsible for partner evaluation and hiring lateral partners

•Former Systems Engineer at IBM

•Participated in GE’s Edison Engineering Development Program with its Gas Turbine Division

Education

•Bachelor’s degrees in Engineering from Dartmouth College

•MBA from Harvard Business School, and designated a Baker Scholar

Relevant Skills

•Career focus on performance transformation, with deep experience in driving organic and inorganic growth and implementing new business models

•Substantial experience in consulting across multiple sectors including industrial products, consumer products, retail, financial services, health care and technology, and leading work in 15 countries across North America, Latin America, Europe, Asia and Africa

Other

•Member of the Board of Directors of MIO Partners, an independent investment office serving McKinsey & Company pension plans

•Member of the Board of Overseers at Dartmouth College’s Thayer School of Engineering

Proposal No. 1: Election of Two Class I Directors

2018 PROXY STATEMENT     13

Continuing Class III Directors with Terms Expiring at the 2020 Annual General Meeting of Members

Charles W. Shaver Age: 59 Axalta Board Service •Tenure: 5 years (February 2013) •Chairman of the Board •Executive Committee (Chair)

Professional Experience

•Chairman of the Board and Chief Executive Officer of Axalta

•Former operating executive for Golden Gate Capital and The Carlyle Group

•Over 35 years of leadership roles in the global petrochemical, oil and gas industry, most recently as CEO and President of the TPC Group from 2004 to April 2011

•Former Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004

•Former Vice President and General Manager for Arch Chemicals from 1999 through 2001

•Served in a series of operational, engineering and business positions with The Dow Chemical Company from 1980 through 1996

Education

•Bachelor’s degree in Chemical Engineering from Texas A&M University

Relevant Skills

•Extensive experience in the management of public and private companies in the chemical and materials industries

•Deep knowledge of the Company’s operations in his role as Chief Executive Officer

Other

•Chairman of the Board of Directors of U.S. Silica, a leading producer of silica sand and other industrial minerals

•Member of the Board of Directors of Atotech, an international specialty chemicals company

•Formerly on the Board of Directors of Taminco, Inc., a global specialty chemical company (2012-2014)

•Extensive background of leadership roles in a variety of industry organizations, including the American Coatings Association Board of Directors and Executive Committee, of which he serves as Chairman of the Board, the American Chemistry Council Board of Directors and Finance Committee, and the National Petrochemical and Refiners Association Board and Executive Committee

Proposal No. 1: Election of Two Class I Directors

14     AXALTA COATING SYSTEMS

Mark Garrett Age: 55 Axalta Board Service •Tenure: 1 year (June 2016) •Presiding Director •Audit Committee •Environment, Health, Safety & Sustainability Committee •Executive Committee Independent

Professional Experience

•Chairman of the Executive Board and Chief Executive of Borealis AG, a leading provider of innovative solutions in the fields of polyolefins, base chemicals and fertilizers

•Vice Chairman at Abu Dhabi Polymers Company Ltd. (Borouge ADP), a leading provider of innovative, value creating plastics solutions, established in a joint venture with Abu Dhabi National Oil Company (ADNOC)

•Former Executive Vice President Water and Paper Treatment, member of the Executive Committee and other positions of increasing responsibility at Ciba Specialty Chemicals

Education

•Bachelor’s degree in Economics from the University of Melbourne in Australia

•Graduate Diploma of Applied Information Systems from the Royal Melbourne Institute of Technology

Relevant Skills

•Extensive experience in the management of multinational public and private companies

•Deep knowledge of the chemicals industry as well as European and global markets

Other

•Member of the Board of Directors of Umicore, a global materials technology and recycling group

•Member of the Board of Directors of Nova Chemicals, one of the world’s leading suppliers of plastics and chemicals

Proposal No. 1: Election of Two Class I Directors

2018 PROXY STATEMENT     15

Lori J. Ryerkerk Age: 55 Axalta Board Service •Tenure: 2 years (October 2015) •Audit Committee •Nominating & Corporate Governance Committee Independent

Professional Experience

•Executive Vice President, Global Manufacturing of Royal Dutch Shell (Shell), responsible for all Shell Refining and Chemical assets globally, both Shell operated and joint ventures, with a total crude oil processing capacity of 3.1 million barrels per day and chemical sales volume of 17 million tonnes per year

•Previously Shell’s Regional Vice President, Manufacturing, Europe and Africa

•Prior leadership roles with ExxonMobil Corporation and Hess Corporation

Education

•Bachelor’s degree in Chemical Engineering from Iowa State University

Relevant Skills

•More than three decades experience working in the refining and chemicals manufacturing businesses of multinational corporations

•Deep technical and commercial expertise gained through a variety of operational and senior leadership roles in Refining and Chemicals Manufacturing, Power Generation, and other groups including Supply, Economics and Planning, HSSE and Public Affairs/Government Relations

•Strong international background having lived and led teams in Europe and Asia

•Accomplished at growing and optimizing business performance, strategic planning and resolving complex international issues

•Leads a team of 30,000 people, employees and contractors, at refineries and chemical sites around the world

Other

•Member of the Board of Advisors for Catalyst Inc., a national nonprofit that advocates for inclusive workplaces for women

•Recipient of the Houston Business Journal’s Women in Energy Leadership Award

16     AXALTA COATING SYSTEMS

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

Policies on Corporate Governance

Our Board believes that strong corporate governance is important to ensure that our business is managed for the long-term benefit of our shareholders. We have adopted a Code of Business Conduct and Ethics that applies to all of our employees and directors, including our executive officers and senior financial and accounting officers. We have also adopted Corporate Governance Guidelines. Copies of the current versions of the Code of Business

Conduct and Ethics and the Corporate Governance Guidelines are available on our website and will also be provided upon request to any person without charge. Requests should be made in writing to our Corporate Secretary at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, or by telephone at (855) 547-1461.

Board Leadership Structure

The Board of Directors does not have a set policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer, as the Board believes it is in the best interests of the Company and our shareholders to make that determination based on the position and direction of the Company and the membership of the Board. The Board regularly evaluates whether the roles of Chairman of the Board and Chief Executive Officer should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee of the Company. The Board believes these issues should be considered as part of the Board’s broader oversight and succession planning process. Currently, Mr. Shaver serves as our Chairman and Chief Executive Officer.

In February 2018, the Board of Directors approved revisions to our Corporate Governance Guidelines requiring that when the Chairman of the Board is also the Chief Executive Officer or otherwise employed by the Company, the Board appoint a Presiding Director from the independent directors. The revised Corporate Governance Guidelines provide that the Presiding Director will:

•chair Board meetings in the Chairman’s absence;

•serve on the Executive Committee and chair its meetings in the Chair’s absence;

•preside over executive sessions of independent directors, and provide feedback and perspective to the Chairman about the matters discussed in executive sessions; and

•be available for consultation with our shareholders.

Mark Garrett was named as our initial Presiding Director in February 2018.

Board Role in Risk Oversight

While risk management is primarily the responsibility of our management, the Board provides overall risk oversight focusing on the most significant risks facing us. The Board oversees the risk management processes that are implemented by our executives to determine whether these processes are functioning as intended and are consistent with our business and strategy and best practices. The Board executes its oversight responsibility for risk management directly and through its committees. The Board’s role in risk oversight has not had a significant effect on its leadership structure, although we believe our current leadership structure, with Mr. Shaver serving as Chairman and Chief Executive Officer, and Mr. Garrett serving as the independent Presiding Director, enhances the Board’s effectiveness in risk oversight.

The Audit Committee is specifically tasked with reviewing with management, our independent auditors and our legal counsel, as appropriate, our compliance with legal and regulatory requirements and any related compliance policies and programs. The Audit Committee is also tasked with reviewing our financial and risk management policies. Members of our management who have responsibility for designing and implementing our risk management processes regularly meet with the Audit Committee, and the Audit Committee is updated on a regular basis on relevant and significant risk areas. The EHS&S Committee is tasked with overseeing management’s monitoring and enforcement of the Company’s policies to protect the health and safety of employees, contractors, customers, the public and the environment. The Compensation Committee and Nominating and Corporate Governance Committee oversee risks associated with executive compensation and corporate governance matters, respectively.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

2018 PROXY STATEMENT     17

The full Board considers specific risk topics, including risk-related issues pertaining to laws and regulations enforced by the United States and foreign government regulators and risks associated with our business plan, strategies and capital structure. In addition, the Board receives reports from members of our management that include discussions of the risks and exposures involved with their respective areas of responsibility, and the Board is routinely informed of developments that could affect our risk profile or other aspects of our business.

Director Independence

Our Corporate Governance Guidelines require that the Board be comprised of a majority of directors who are “independent” under applicable New York Stock Exchange (“NYSE”) rules, and state the Board’s belief that a substantial majority of directors should be independent. Our Board has determined that all of our directors other than Mr. Shaver are independent under the NYSE listing standards.

In reaching such determination, the Board considered the fact that Ms. Lempres is a retired Senior Partner of McKinsey & Company (“McKinsey”) and currently serves on the Board of Directors of MIO Partners, a privately-held asset manager serving McKinsey partners and the McKinsey retirement fund which is operated separately from McKinsey’s consulting business, and that the Company has and may continue to engage McKinsey for strategic consulting services on an arms-length basis. In addition, the Board considered the fact that Mr. Smolik serves on the Ducks Unlimited Conservation Programs Committee and the Board of Directors of Ducks Unlimited Mexico on a volunteer basis, and that the Company provides annual corporate support to Ducks Unlimited and Ducks Unlimited Mexico at a level well below 2% of the organization’s gross revenues, and did so prior to Mr. Smolik joining the Board. In each case, the Board considered the magnitude and nature of these relationships and determined that they did not impair the independence of Ms. Lempres or Mr. Smolik.

Director Recruitment & Nominations

The Nominating and Corporate Governance Committee will consider director nominees recommended by our shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send the recommendation to our Corporate Secretary at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, who will then forward it to the Nominating and Corporate Governance Committee. The recommendation must include a description of the candidate’s qualifications for board service, including all of the information that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission (“SEC”) (as amended from time to time), the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a candidate for election, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the notice procedures set forth in our Amended and Restated Bye-laws (“Bye-laws”). See “MEMBER PROPOSALS FOR THE COMPANY’S 2019 ANNUAL GENERAL MEETING OF MEMBERS” for more information on these procedures.

The Nominating and Corporate Governance Committee will consider and evaluate persons recommended by the shareholders in the same manner as it considers and evaluates other potential directors.

Director Recruitment Process
Candidate Recommendations
•From shareholders, management, directors and search firms

Nominating and Corporate Governance Committee
•Evaluates Board needs
•Screens candidates, analyzes independence and checks conflicts of interests
•Reviews candidates’ qualifications and skill sets
•Interviews shortlisted candidates
•Recommends nominees to the full Board of Directors

Board of Directors
•Discusses candidates and chooses nominees

Shareholders
•Vote on nominees at annual general meeting of members

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

18     AXALTA COATING SYSTEMS

Director Qualifications

The Nominating and Corporate Governance Committee is responsible for reviewing the qualifications of potential director candidates and recommending to the Board candidates to be nominated for election to the Board of Directors. Our Corporate Governance Guidelines, which are available on our website as described above, set forth criteria that the Nominating and Corporate Governance Committee will consider when evaluating a director candidate for membership on the Board of Directors. These criteria are as follows: professional experience; education; skill; diversity; differences of viewpoint; and other individual qualities and attributes that will positively contribute to the Board, including integrity and high ethical standards; experience with business administration processes and principles; ability to express opinions, ask difficult questions and make informed, independent judgments; significant experience in at least one specialty area; ability to devote sufficient time to prepare for and attend Board meetings; and diversity with respect to other characteristics. The committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

Our Nominating and Corporate Governance Committee also considers the mix of backgrounds and qualifications of the directors in order to ensure that the Board of Directors has the necessary experience, knowledge and abilities to perform its responsibilities effectively and to consider the value of diversity on the Board. In 2017 we appointed our third female director to our Board. While diversity and variety of experiences and viewpoints represented on the Board should always be considered, the Board believes that a director nominee should not be chosen nor excluded solely or largely because of race, religion, national origin, sex, sexual orientation or disability.

As Axalta has only been a stand-alone company since February 2013, none of our directors has a tenure longer than approximately five years. However, over time the Nominating and Corporate Governance Committee will consider Board tenure and refreshment as additional relevant criteria in its identification, consideration and recommendation of director candidates.

When considering whether our directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth in “Proposal No. 1: Election of Directors.” We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Limitations on Board Service

Our Corporate Governance Guidelines provide for certain limitations on service on our Board of Directors:

•Occupation Changes – directors must notify the Chairman of the Board when their principal occupation changes, and the Nominating and Corporate Governance Committee will review the circumstances regarding such change to determine whether continued Board membership is appropriate.

•Additional Public Company Boards or Audit Committees – Directors may not serve on more than five public company boards of directors or more than three audit committees.

•Age Limit – No director will be nominated for reelection to the Board after reaching the age of 75 unless an affirmative request is made by the Board for that director to continue service.

Board Composition

Our Board currently consists of eight directors, with Mr. Shaver serving as Chairman of the Board.

The number of directors on our Board may be modified from time to time by our Board of Directors in accordance with our Bye-laws.

Under our current Bye-laws, our Board is divided into three classes whose directors serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earliest of their respective death, resignation or removal. At each Annual General Meeting of Members, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third Annual General Meeting following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

The Board of Directors has recommended that shareholders approve at the Annual Meeting an amendment to the Bye-laws to eliminate our classified board structure over a three-year transition period. Please see page 30 for more information on this proposal.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

2018 PROXY STATEMENT     19

Director Orientation and Continuing Education

We have a process for onboarding and orienting new directors and for providing continuing education to our Board members. As part of our director orientation program, new directors participate in one-on-one introductory meetings with Axalta’s business and functional leaders and are given presentations by members of senior management on the Company’s strategic plans, financial statements and key issues, policies and practices, as well as the Company’s governance and compliance policies and procedures.

We provide our directors quarterly corporate governance updates via our legal department. In addition, we identify and pay for our directors to attend continuing education programs on corporate governance, compliance and other critical issues associated with a director’s service on a public company board, as well as site visits to our facilities around the world. Our Board also receives training through guest speakers and substantive issue presentations during Board and committee meetings and other Board events.

Communications with the Board

The Board of Directors provides a process for shareholders and other interested parties to send communications to the Board. Shareholders and other interested parties may send written communications to the Board, c/o the Corporate Secretary of the Company at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street,

Suite 3600, Philadelphia, PA 19103. Communications concerning substantive Board or Company matters shall promptly be forwarded by the Corporate Secretary to the Chairman of the Board, and the Corporate Secretary shall keep and regularly provide to the Chairman of the Board a summary of any communications received.

Board Meetings, Attendance and Executive Sessions

Directors are expected to spend the time needed and to meet as frequently as necessary to properly discharge their responsibilities. The Board meets on a regularly scheduled basis during the year to review significant developments affecting us and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings. Members of senior management regularly attend meetings of the Board and its committees to report on and discuss their areas of responsibility. Directors are expected to attend Board meetings and meetings of committees on which they serve. In addition, all directors are invited, but not required, to attend our Annual General Meeting of Members. All of our current directors attended the Annual General Meeting of Members held in April 2017.

In general, the Board reserves time during each regularly scheduled meeting to allow the independent directors to each meet in executive sessions. During these executive sessions, the Presiding Director will preside over the discussion.

In 2017, the Board met 11 times. All directors attended 75% or more of the meetings of the Board and committees on which they served.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

20     AXALTA COATING SYSTEMS

Board and Director Evaluation Process

Our Board believes that a comprehensive evaluation process enhances the effectiveness of our Board and committees. Therefore, each year each of our Board and our Audit, Compensation, Nominating and Corporate Governance, and EHS&S Committees conducts an evaluation to determine whether it has complied with its responsibilities under its charter and applicable laws and regulations and whether it is functioning effectively. The evaluations are overseen by the Nominating and Corporate Governance Committee and consider, among other things, the following topics:

•Board and committee composition, including skills, background and experience;

•Satisfaction with director performance, including that of Board and committee chairs in those positions;

•The quality of the Board participation, process and meeting agendas/materials;

•Whether and how well each committee has performed the responsibilities in its charter;

•Areas where the Board and committees should increase their focus;

•Satisfaction with time allocated for topics and encouragement of open discussion and communication;

•The current committee structure and whether any new committees should be established; and

•Access to management, experts and internal and external resources.

Board Committees

Our Board of Directors directs the management of our business and affairs as provided by Bermuda law and conducts its business through its meetings and its five standing committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Environment, Health, Safety & Sustainability Committee and Executive Committee. In addition, from time to time, other committees may be established under the Board’s direction when necessary or advisable to address specific issues.

Each of the committees operates under a charter that was approved by our Board of Directors. A copy of each of the charters for the Audit, Compensation, Nominating and Corporate Governance and EHS&S Committees is available on our website at www.axaltacs.com.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

2018 PROXY STATEMENT     21

Committee Membership

Set forth below is the current membership of each of the committees, with the number of meetings held during the year ended December 31, 2017 in parentheses:

Audit Committee (5)	Compensation Committee (7)	Nominating and Corporate Governance Committee (4)	EHS&S Committee (3)*	Executive Committee (0)
Robert M. McLaughlin**	Andreas C. Kramvis	Deborah J. Kissire	Samuel L. Smolik	Charles W. Shaver
(Chair)	(Chair)	(Chair)	(Chair)	(Chair)
Mark Garrett	Deborah J. Kissire	Elizabeth C. Lempres	Mark Garrett	Mark Garrett
Lori J. Ryerkerk	Robert M. McLaughlin	Lori J. Ryerkerk	Elizabeth C. Lempres	Andreas C. Kramvis
Samuel L. Smolik

*Established February 2017

**Financial Expert

Committee Responsibilities

Audit Committee

•Responsible for assisting the Board of Directors in overseeing our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, our Code of Business Conduct and Ethics and the performance of our internal audit function.

•Appoints and oversees our independent registered public accounting firm, including pre-approval of non-audit services.

•Mr. McLaughlin was appointed as the Chairman of the Audit Committee in April 2014. The Board of Directors has determined that Mr. McLaughlin is an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and has the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the NYSE.

•The Board of Directors has also determined that Messrs. McLaughlin and Garrett and Ms. Ryerkerk are independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the NYSE listing standards, for purposes of the Audit Committee.

•All members of the Audit Committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles, and are financially literate.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

22     AXALTA COATING SYSTEMS

Compensation Committee

•Responsible for reviewing and approving the compensation philosophy and practices for the Company, reviewing and approving all forms of compensation and benefits to be provided to our Chief Executive Officer, our other executive officers and the Board of Directors, and reviewing and overseeing the administration of our equity incentive plans.

•Our executive compensation processes and the role of the Compensation Committee, our executive officers and management in the compensation process are each described under the heading “Compensation, Discussion and Analysis — Compensation Governance: Oversight and Administration of the Executive Compensation Program” in this Proxy Statement.

•The Board of Directors has determined that Mr. Kramvis, Ms. Kissire and Mr. McLaughlin are independent under the NYSE listing standards for purposes of the Compensation Committee.

Nominating and Corporate Governance Committee

•Responsible for identifying and recommending director candidates for election to our Board of Directors, and reviewing the Board’s committee structure and recommending membership of the committees.

•Reviews and recommends the Company’s Corporate Governance Guidelines and makes recommendations to the Board regarding other governance matters, including the Company’s Memorandum of Association, Bye-laws and committee charters.

•Oversees the annual self-evaluations of the Board.

•The Board of Directors has determined that Ms. Kissire, Ms. Lempres and Ms. Ryerkerk are independent under the NYSE listing standards for purposes of the Nominating and Corporate Governance Committee.

Environment, Health, Safety and Sustainability Committee

•Responsible for the oversight and review of the Company’s policies, performance and strategy related to the environment, health, safety and sustainability.

•Reviews compliance issues and material proceedings regarding environmental, health, safety and sustainability matters.

Executive Committee

•Exercises the powers of the Board between regularly scheduled meetings of the Board.

•The committee’s charter sets forth limitations which reserve to the Board authority with respect to the following: (i) matters requiring shareholder approval; (ii) filling vacancies on the Board or its committees; (iii) fixing director compensation; (iv) amending the committee charter, Bye-laws or Board resolutions; (v) distributions to shareholders; (vi) appointments of committees; or (vii) approving a merger or sale of substantially all Company assets.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

2018 PROXY STATEMENT     23

Our Board’s Commitment to Shareholder Engagement

Why We Engage

Our Board and management team understand the benefits of regular engagement with our shareholders in order to maintain awareness of their perspectives on Axalta and matters affecting the Company.

Our shareholder engagement efforts allow the Board to:

•consider the viewpoints of our shareholders in connection with its oversight of management and the Company;

•discuss key developments in our business including our strategy and performance; and

•assess issues that may impact our business, corporate activities and governance practices.

How We Engage

•We provide institutional investors and equity analysts with opportunities to engage with, and provide feedback to, the Company’s management.

•Our management participates in industry conferences, one-on-one investor meetings and non-deal roadshows.

•Between March 2017 and March 2018, we engaged with investors representing approximately 90% of our shareholder base (based on share ownership), attended 16 industry conferences and conducted 8 non-deal road shows.

Outcomes from Shareholder Feedback

Some tangible examples of the results of our shareholder outreach efforts include:

•Increased our financial disclosures to help investors better understand our business.

•Proposed Bye-law changes with regards to declassifying our Board.

•Enhanced our executive compensation disclosures including additional detail with respect to the performance metrics under our long-term equity incentive awards.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

24     AXALTA COATING SYSTEMS

Our Board’s Commitment to Improving our Corporate Governance and Compensation Standards

Our Board is committed to meeting the highest standards of ethical behavior, corporate governance and business conduct. The following summary highlights the governance and compensation developments overseen by the Board since our November 2014 initial public offering (“IPO”).

	Governance Actions	Compensation Actions
2015	•Appointed our first female director to our Board •Formalized our annual Board and director evaluation process	•Replaced our named executive officers’ pre-IPO employment agreements with Executive Restrictive Covenant and Severance Agreements to standardize various terms and conditions
2016	•Adopted stock ownership guidelines for non-employee directors •Appointed 3 new independent directors, including one woman, and became a fully-independent Board (other than our CEO)	•Introduced performance-based equity awards as a significant component (50%) of our annual equity grants for senior executives, reducing reliance on time-vested equity
2017

•Established our EHS&S Committee

•Increased stock ownership guidelines for non-employee directors

•Completed the transition from our directors appointed by Carlyle, including the appointment of our third female director

•Adopted an incentive compensation recoupment (“clawback”) policy
2018

•Appointed an independent Presiding Director

•Established formal limits on other public company board and committee service

•Initiated the elimination of our classified Board over a 3-year transition period (proposed for shareholder approval at the Annual Meeting)

•Revised our equity plan to include minimum vesting periods, alignment of dividend payments with award vesting, and prohibitions on liberal share recycling and option repricing (proposed for shareholder approval at the Annual Meeting)

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

2018 PROXY STATEMENT     25

Succession Planning and Increasing Diversity

The Company actively engages in succession planning in order to ensure that it has a strong pipeline of internal executive talent. The Board of Directors and its committees regularly review succession plans for the Chief Executive Officer and other members of senior management, including plans for emergency scenarios. The Board and its committees also regularly assess the staffing of the Company’s key leadership positions to identify and develop employees for such positions. In addition, the Company holds an annual senior leadership development program to recognize the Company’s emerging leaders from around the globe and to connect them with peers and senior executives of the Company. The Company seeks the best person for every open role and strives to identify candidates from differing backgrounds, experience and perspectives to continue to enhance the diversity of our management team.

Spotlight on the Axalta Women’s Network

On April 24, 2017, the Axalta Women’s Network hosted employees at a panel discussion with Board members Lori Ryerkerk, Deborah Kissire and Elizabeth Lempres (from left to right in the photo). The event, moderated by Tabitha Oman (far right), Axalta’s Vice President and Assistant General Counsel, Compliance and Sustainability, was a unique opportunity for employees to hear directly from three impressive business leaders.

The Axalta Women’s Network was established in 2016 with the motto: “Lead, Mentor, and Learn.” The Network provides experiences throughout the year for Axalta women in all levels of the organization to gather, collaborate and support each other with the goal of cultivating women leaders at Axalta. In addition to quarterly events, the Network sponsors an intranet site to facilitate sharing of ideas and resources among employees. The Network was highlighted in the Women in Leadership Report 2017, which is crafted and distributed as a collaboration between PwC (PricewaterhouseCoopers) and the Forum of Executive Women.

Stock Ownership Guidelines

In order to ensure meaningful share ownership in Axalta by the Company’s directors and officers, the Company has adopted minimum share ownership requirements. More information is set forth under the heading “Stock

Ownership Guidelines” in the Director Compensation and Compensation Discussion and Analysis sections of this Proxy Statement.

Clawback Policy

The Board of Directors has adopted a policy regarding the recapture of compensation paid to executive officers in the event of a restatement of the Company’s financial results. More information is set forth under the heading

“Incentive Compensation Recoupment Policy” in the Compensation Discussion and Analysis section of this Proxy Statement.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

26     AXALTA COATING SYSTEMS

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2017, our Compensation Committee consisted of Mr. Kramvis (Chair), Ms. Kissire and Mr. McLaughlin, and our former director Gregory Ledford prior to his retirement from the Board following Carlyle’s sale of its remaining ownership interest in the Company. None of the members of our Compensation Committee is currently or was during the year ended December 31, 2017 one of our officers or employees. During the year ended December 31, 2017, none of our executive officers served as a member of the board of directors (or similar governing body) or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our Compensation Committee.

Certain Relationships and Related Person Transactions

Our Board has adopted a written policy for the review and approval of transactions involving us and “related persons,” which include our executive officers, directors, director nominees, shareholders owning 5% or more of our outstanding common shares, and the immediate family members of any of the foregoing persons. The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our Audit Committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our Audit Committee will then:

•review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, whether the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•take into account the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All related person transactions may only be consummated if our Audit Committee has approved or ratified each such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our Audit Committee under the policy, including ordinary course purchases of Company products, resolution of warranty claims, receipt of compensation and benefits, reimbursement of expenses, and transactions where the related person’s interest arises only from certain roles with the other party. No director may participate in the approval of a related person transaction of which he or she, or his or her immediate family member, is a party.

To the Company’s knowledge, since the beginning of fiscal year 2017, no related person has had a material interest in any of the Company’s business transactions or relationships.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and certain of our officers. These indemnification agreements provide the directors and officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law.

Executive Restrictive Covenant and Severance Agreements

See “Compensation Discussion and Analysis – Severance Arrangements” for information regarding the Executive

Restrictive Covenant and Severance Agreements that we have entered into with our executive officers.

CORPORATE GOVERNANCE MATTERS AND COMMITTEES OF THE BOARD OF DIRECTORS

2018 PROXY STATEMENT     27

Corporate Social Responsibility, Environmental and Sustainability Matters

Axalta is committed to operating in an environmentally and socially responsible manner, including by increasing productivity and reducing emissions, energy use and waste. We engage with a variety of stakeholders including customers, suppliers, industry organizations, non-governmental organizations and others to identify ways to continually improve our performance.  In 2017, the Board of Directors established the Environment, Health, Safety & Sustainability Committee to oversee these issues.

28     AXALTA COATING SYSTEMS

DIRECTOR COMPENSATION

Overview

Our non-employee director compensation program is designed to fairly compensate directors for the work required at a company of our size and scope as well as to align directors’ interests with the long-term interests of our shareholders. The annual compensation under our program is detailed below. We pay the additional annual fees to the Presiding Director and chairs of each committee as compensation for the workload and responsibilities involved. No additional meeting fees are paid.

Compensation Component	Amount
Annual equity award – restricted stock units (RSU)	$200,000
Annual cash retainer*	$75,000
Presiding Director annual fee*	$10,000
Audit Committee Chair annual fee*	$20,000
Other Committee Chair annual fee*	$10,000

*Payable quarterly in arrears

Our employee directors (as well as our former directors who were employed by The Carlyle Group L.P. (“Carlyle”)) receive no compensation for serving on our Board of Directors or its committees.

The Compensation Committee reviews director compensation annually, assisted by an independent compensation consultant. The Compensation Committee in 2017 reviewed a peer comparison of director compensation conducted by its consultant, Exequity, LLP (“Exequity”). Following such review, the Compensation Committee recommended no changes to the components and amounts of non-employee director compensation, but did make the following changes to the program:

•Changed the vesting of RSUs to vest 100% on the first anniversary of the date of grant; RSUs granted in years prior to 2017 vest in equal annual installments over three years beginning on the date of grant;

•Provided for the Chair fee of $10,000 for the Chair of our EHS&S Committee which was created in 2017; and

•Increased the director stock ownership guidelines to five times ($375,000) the director’s annual cash retainer, up from the previous requirement of three times ($225,000).

In February 2018, the Compensation Committee also approved the annual fee of $10,000 for the Presiding Director in connection with the Board’s establishment of the role.

DIRECTOR COMPENSATION

2018 PROXY STATEMENT     29

Director Compensation Table 2017

For the year ended December 31, 2017, we provided the compensation set out in the table below to our directors.

Name	Fees Earned or Paid in Cash(1)		Stock Awards(2)	Total
	($)		($)	($)
Charles W. Shaver	—		—	—
Mark Garrett	75,000		199,988	274,988
Deborah J. Kissire	85,000		199,988	284,988
Andreas C. Kramvis	85,000		199,988	284,988
Gregory S. Ledford(3)	—		—	—
Elizabeth C. Lempres	56,250	(4)	199,988	256,238
Robert M. McLaughlin	95,000		199,988	294,988
Lori J. Ryerkerk	75,000		199,988	274,988
Samuel L. Smolik	85,000		199,988	274,988

(1)Director retainer, Presiding Director fee and committee chair fees are paid quarterly in arrears and pro-rated for a partial year of service.

(2)Amounts reflect the grant date fair value of directors’ stock awards for 2017 computed in accordance with FASB ASC Topic 718. The grant date for Mr. Garrett, Ms. Lempres, Ms. Kissire, Mr. Kramvis, Mr. McLaughlin, Ms. Ryerkerk and Mr. Smolik was April 26, 2017. The number of RSUs granted for each director was based on a closing price of our common shares on the grant date. The aggregate number of RSUs outstanding at 2017 fiscal year-end for each non-employee director is as follows: Mr. Garrett, 10,983; Ms. Kissire, 6,283; Mr. Kramvis, 14,072; Ms. Lempres, 6,283; Mr. McLaughlin, 14,072; Ms. Ryerkerk, 12,432; and Mr. Smolik, 7,750.

(3)Mr. Ledford was employed by Carlyle and therefore did not receive compensation for his service as a director.

(4)Ms. Lempres joined the Board of Directors on April 2, 2017 and amounts shown represent a pro-rated portion of the annual director retainer, based on her service on the Board from such date.

Non-Employee Director Stock Ownership Guidelines

Our Compensation Committee adopted stock ownership guidelines for all non-employee directors in 2016, which were increased in 2017. The updated guidelines require that, within five years after first appointment to the Board, each of our non-employee directors must directly or indirectly own an amount of our common shares equal to five times the director’s annual cash retainer for Board service, or $375,000 based on the amount of the retainer at this time. All directors are in compliance with this requirement or within the grace period of the guidelines.

30     AXALTA COATING SYSTEMS

Proposal 2

Amendment to our Amended and Restated Bye-Laws to provide for the declassification of our Board of Directors

☑ The Board recommends a vote FOR the amendment to our Bye-Laws.

•Eliminates the classified structure of the Board over a 3-year transition period.

•Institutes annual election of all directors for one-year terms beginning at the 2021 Annual General Meeting of Members.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously determined that the Bye-laws be amended to declassify the Board and provide for the annual election of all directors, as described below.

Our current Bye-laws 38 and 39 provide that the Board shall be divided into three classes, each class consisting, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board, and members of each class are elected to serve for staggered three-year terms.

The Board has approved, and recommends for approval by our shareholders, the proposed amendment to the Bye-laws that would provide for the elimination of the classified structure of the Board over a three-year period and the annual election of all directors for one-year terms. Directors who have been elected to three-year terms prior to the amendment becoming effective (including Class I directors elected at the Annual Meeting) will complete their three-year terms. Class II directors elected in 2019 would serve two-year terms and Class III directors elected in 2020 would serve one-year terms. At and after the 2021 Annual General Meeting of Members, the classification of the Board would expire and the entire Board would be elected annually. Any directors appointed by the Board to fill vacancies after such time would serve only until the next election of directors by the shareholders or until a director’s earlier resignation or removal.

In determining to recommend declassification as described above, the Board and the Nominating and Corporate Governance Committee carefully reviewed the various considerations regarding a classified board structure. The Board and the Nominating and

Corporate Governance Committee recognize that a classified structure has certain positive attributes, such as promoting board continuity and stability and facilitating the Board’s ability to focus on the Company’s long-term strategic planning and performance. The Board and the Nominating and Corporate Governance Committee, however, also recognize that investors generally favor annual elections as providing greater Board accountability and responsiveness to shareholder concerns, and consider adoption of a declassified board structure as good corporate governance. Upon consideration of such matters, including engagement with the Company’s shareholders and proxy advisory firms prior to, and following, the 2017 Annual General Meeting of Members, in February 2018 the Board, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously approved the proposed amendment to the Bye-laws and recommends its adoption by shareholders.

To implement the proposal, shareholders are asked to vote in favor of amending Bye-laws 38 and 39. If shareholders approve the proposed amendment, it will become effective immediately following the Annual Meeting. As a result, beginning with the 2021 Annual General Meeting of Members (and thereafter), every director up for re-election at such Annual General Meeting of Members will stand for election for one-year terms. If shareholders do not approve the proposed amendment, the Board will remain classified.

The full text of the proposed amendment that would become effective upon shareholder approval of this Proposal No. 2 is attached to this Proxy Statement as Appendix A, with additions of text indicated by underlining and deletions of text indicated by strike-outs.

The Board of Directors recommends a vote “FOR” Proposal No. 2, to approve the amendment of our Bye-laws to declassify the Board of Directors. Approval of the adoption of the Bye-laws amendment to provide for the declassification of our Board of Directors requires the affirmative vote of a majority of votes cast at the Annual Meeting. Proxies will be voted “FOR” such approval, unless otherwise specified in the proxy.

2018 PROXY STATEMENT     31

Proposal 3

Amendment to our Amended and Restated Bye-Laws to remove certain provisions which are no longer operative

☑ The Board recommends a vote FOR the amendment to our Bye-Laws.

•Removes provisions applicable to The Carlyle Group’s former ownership of our Company which are now inoperative.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has unanimously determined that the Bye-laws be amended to remove certain inoperative provisions, as described below.

Our current Bye-laws 1.1, 34.7 and 41.1 contain certain provisions that were applicable to Carlyle’s ownership interest in Axalta. Following the sale by Carlyle of 41,621,996 Axalta common shares in August 2016, representing all of Carlyle’s remaining ownership interest in Axalta, these provisions of our Bye-laws became inoperative. In order to remove these inoperative provisions, in February 2018 the Board, upon the recommendation of the Nominating and Corporate Governance Committee, unanimously approved the proposed amendment to the Bye-laws and recommends its adoption by shareholders.

To implement the proposal, shareholders are asked to vote in favor of amending Bye-laws 1.1, 34.7 and 41.1. If shareholders approve the proposed amendment, it will become effective immediately following the Annual Meeting.

The full text of the proposed amendment that would become effective upon shareholder approval of this Proposal No. 3 is attached to this Proxy Statement as Appendix B, with additions of text indicated by underlining and deletions of text indicated by strike-outs.

Following the Annual Meeting, the Company will amend and restate the Bye-laws in their entirety to implement each of the amendments described in Proposals No. 2 and 3, if any, that are approved by the shareholders.

The Board of Directors recommends a vote “FOR” Proposal No. 3, to approve the amendment of our Bye-laws to remove certain inoperative provisions. Approval of the adoption of the Bye-laws amendment to certain inoperative provisions requires the affirmative vote of a majority of votes cast at the Annual Meeting. Proxies will be voted “FOR” such approval, unless otherwise specified in the proxy.

32     AXALTA COATING SYSTEMS

Proposal 4

Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and to delegate authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof

☑ The Board recommends a vote FOR the appointment of PwC for 2018.

•Independent firm.

•Significant industry and financial reporting expertise.

The Audit Committee has appointed the firm of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm and auditor to examine the books of account and other records of the Company and its consolidated subsidiaries for the 2018 fiscal year. The Board of Directors is asking shareholders to approve this action and to delegate authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

Representatives of PwC are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement and will be available to respond to appropriate questions that may come before the Annual Meeting.

In the event that shareholders fail to approve the appointment of PwC as the Company’s independent registered public accounting firm and auditor, the Audit Committee will consider the shareholder vote in determining whether to retain the services of PwC in connection with the 2018 audit.

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2017 and 2016, and other services rendered during the years ended December 31, 2017 and 2016:

	2017	2016
Fee Category	($000s)	($000s)
Audit Fees	$5,293	$5,293
Audit-Related Fees	945	407
Tax Fees	5,016	4,852
All Other Fees	7	7
TOTAL	$11,261	$10,559

Audit Fees

Audit Fees were for professional services rendered for the audit of the U.S. GAAP consolidated financial statements and the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits and quarterly reviews.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws, reviews of financial statements,

due diligence associated with acquisitions and comfort letter procedures.

2018 PROXY STATEMENT     33

Tax Fees

Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related compliance documentation. The following table details the associated tax fees for 2017 and 2016.

	2017	2016
	($000s)	($000s)
Operational Restructuring (non-recurring)	$0	$3,719
Tax Legislation and Related Developments (non-recurring)	1,400	0
Tax Advisory Services – M&A Activity	1,236	0
Tax Planning and Advisory Services	1,812	691
Tax Compliance	568	442
TOTAL	$5,016	$4,852

In engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as their institutional knowledge of our operations. As such, we determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy.

The Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, PwC’s audit, audit-related and compliance fees should comprise a majority of its overall fees.

All Other Fees

Fees for all other services and related expenses not included in other fee categories, principally for accounting research software.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for selecting the independent registered public accounting firm to be employed by us to audit our financial statements, subject to approval by our shareholders of such appointment. The Audit Committee also assumes responsibility for the retention, compensation, oversight and termination of any independent auditor employed by us.

The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit services provided by the Company’s independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. Under these policies and procedures, proposed services may be pre-approved on a periodic basis or individual engagements may be separately approved by the Audit Committee prior to the services being performed. However, the authority to pre-approve up to $500,000 per engagement has been delegated to the Audit Committee Chair to accommodate time sensitive service proposals. In each case, the Audit Committee considers whether the provision of such services would impair the independent registered public accounting firm’s independence. All audit services, audit-related services, tax services and other services provided by PwC for 2017 and 2016 were pre-approved by the Audit Committee.

The Board of Directors recommends a vote “FOR” Proposal No. 4, to approve the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and to delegate authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof. Proxies will be voted “FOR” such appointment, unless otherwise specified in the proxy.

Proposal no. 4: Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor

34     AXALTA COATING SYSTEMS

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board of Directors is providing this report to enable shareholders to understand how the Audit Committee monitors and oversees the Company’s financial reporting process. The Audit Committee serves an independent oversight role by consulting with and providing guidance to management and the Company’s independent registered public accounting firm on matters such as accounting, audits, compliance, controls, disclosure, finance and risk management. The Audit Committee members do not act as accountants or auditors for the Company. Management is responsible for the Company’s financial statements and the financial reporting process, including the implementation and maintenance of effective internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm has free access to the Audit Committee to discuss any matters it deems appropriate. The Audit Committee operates pursuant to an Audit Committee Charter that is reviewed annually by the Audit Committee and updated as appropriate. A copy of the charter can be found on the Company’s website at http://www.axaltacs.com.

The Audit Committee consists of three directors, Messrs. McLaughlin and Garrett and Ms. Ryerkerk, each of whom satisfies the independence requirements promulgated by the SEC and applicable NYSE rules.

This report confirms that the Audit Committee has: (i) reviewed and discussed the audited financial statements for the year ended December 31, 2017 with management and the Company’s independent registered public accounting firm, PwC; (ii) discussed with PwC the matters required to be discussed under standards of the Public Company Accounting Oversight Board, or the “PCAOB”; (iii) reviewed the written disclosures and letters from PwC as required by the rules of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; and (iv) discussed with PwC its independence from the Company.

The Audit Committee has considered whether the provision of non-audit professional services rendered by PwC, and disclosed elsewhere in this Proxy Statement, is compatible with maintaining its independence.

Based upon the above review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,

AUDIT COMMITTEE

Robert M. McLaughlin (Chairman)
Mark Garrett
Lori J. Ryerkerk

2018 PROXY STATEMENT     35

Proposal 5

Non-binding advisory vote to approve the compensation paid to our named executive officers

☑ The Board recommends a vote FOR this proposal.

•Strong commitment to alignment of executive pay with Company performance on short- and long-term bases.

•Oversight of program by independent Compensation Committee with assistance of independent compensation consultant.

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the “Dodd-Frank Act,” the SEC enacted requirements for the Company to present to its shareholders a separate resolution, subject to an advisory (non-binding) vote, to approve the compensation of its named executive officers. This proposal is commonly referred to as a “Say on Pay” proposal. This proposal is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. As required by these rules, the Board of Directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 38 and the tabular and other disclosures on compensation under Executive Compensation beginning on page 53, and to cast an advisory vote on the Company’s executive compensation programs through the following resolution:

“Resolved, that the members approve, on an advisory basis, the compensation of the Company’s named executive officers, including the Company’s compensation practices and principles and their implementation, as discussed and disclosed in the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in the

Company’s Proxy Statement for the 2018 Annual General Meeting of Members.”

As discussed in the Compensation Discussion and Analysis, the Board of Directors believes that the Company’s long-term success depends in large measure on the talents of our employees. The Company’s compensation system plays a significant role in our ability to attract, retain and motivate the highest quality workforce. The Board of Directors believes that its current compensation program directly links executive compensation to performance, aligning the interests of the Company’s executive officers with those of its shareholders.

Pursuant to the Dodd-Frank Act, this vote is advisory and will not be binding on the Company. While the vote does not bind the Board of Directors to any particular action, the Board of Directors values the input of the shareholders, and will take into account the outcome of this vote in considering future compensation arrangements.

Although this vote is advisory in nature and does not impose any action or requirement on the Company or the Compensation Committee of the Board of Directors, the Company strongly encourages all shareholders to vote on this matter.

The Board of Directors recommends a vote “FOR” Proposal No. 5, to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers. Proxies will be voted “FOR” such approval, unless otherwise specified in the proxy.

36     AXALTA COATING SYSTEMS

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers:

Name	Age*	Position
Charles W. Shaver	59	Chairman and Chief Executive Officer
Robert W. Bryant	49	Executive Vice President and Chief Financial Officer
Steven R. Markevich	58	Executive Vice President and President, Transportation Coatings and Greater China
Joseph F. McDougall	47	Executive Vice President and President, Global Refinish and EMEA
Michael A. Cash	56	Senior Vice President and President, Industrial Coatings
Michael F. Finn	51	Senior Vice President, General Counsel and Corporate/Government Affairs and Corporate Secretary

* As of March 8, 2018

Charles W. Shaver

Mr. Shaver has been our Chairman of the Board and Chief Executive Officer since February 2013. With over 35 years of leadership roles in the global petrochemical, oil and gas industry, he was most recently the Chief Executive Officer and President of the TPC Group from 2004 to April 2011. Prior to joining Axalta, Mr. Shaver served as an operating executive for Golden Gate Capital and The Carlyle Group. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from

1980 through 1996. He has an extensive background of leadership roles in a variety of industry organizations, including serving on the American Coatings Association Board of Directors and Executive Committee, of which he serves as Chairman of the Board, the American Chemistry Council Board of Directors and Finance Committee, and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as Chairman of the Board of Directors for U.S. Silica, a position he has held since 2012, and on the Board of Directors of Atotech, and formerly served on the Board of Directors of Taminco, Inc. from 2012 through 2014. Mr. Shaver earned his B.S. in Chemical Engineering from Texas A&M University.

Robert W. Bryant

Mr. Bryant became our Executive Vice President and Chief Financial Officer in February 2013. Previously, Mr. Bryant served as the Senior Vice President and Chief Financial Officer of Roll Global LLC. Before joining Roll Global in 2007, he was the Executive Vice President of Strategy, New Business Development, and Information Technology at Grupo Industrial Saltillo, S.A.B. de C.V. Prior to joining Grupo Industrial Saltillo in 2004, Mr. Bryant was President of Bryant & Company, which he founded in 2001. Prior positions included serving as Managing Principal with

Texas Pacific Group’s Newbridge Latin America, L.P., a Senior Associate with Booz Allen & Hamilton Inc. and an Assistant Investment Officer with the International Finance Corporation (IFC). Mr. Bryant began his career at Credit Suisse First Boston in the Mergers & Acquisitions Group. Mr. Bryant graduated summa cum laude and Phi Beta Kappa with a B.A. in Economics from the University of Florida and received his M.B.A. from the Harvard Business School.

Steven R. Markevich

Mr. Markevich has served as our Executive Vice President and President, Transportation Coatings and Greater China since September 30, 2015. Prior to that Mr. Markevich served as our Senior Vice President and President, Transportation from July 2015 until September 30, 2015, and Senior Vice President and President, OEM from June 2013 until July 2015. Previously, Mr. Markevich was Chief Executive Officer of GKN Driveline from October 2012 to June 2013. Prior to that role, from July 2010 to October 2012, he was President, GKN Sinter Metals, responsible for global operations. From October 2007 to July 2010, Mr.

Markevich was President, North American Operations for GKN Sinter Metals, and began his tenure with GKN in 2007 as Vice President, Sales & Marketing. At Siegel-Robert Automotive, he led the company’s commercial strategy, sales, account and program management initiatives. While at Guardian Automotive, Mr. Markevich served in numerous leadership roles and was responsible for all senior level customer relationships. His career began at Deloitte & Touche consulting and the National Steel Corporation. Mr. Markevich holds a finance degree from the University of Michigan’s Ross School of Business and

Executive Officers

2018 PROXY STATEMENT     37

is a Certified Public Accountant as well as being certified in Production & Inventory Management (CPIM). He has completed the Global Senior Leadership Program at UCLA and holds memberships in the Society of Automotive

Engineers (SAE), Original Equipment Suppliers Association (OESA) and American Powder Metallurgy Institute International (APMI).

Joseph F. McDougall

Mr. McDougall has served as our Executive Vice President and President, Global Refinish and EMEA since January 2018. Mr. McDougall assumed responsibility for our EMEA region in January 2018, our global Refinish business in October 2017, and Global Branding in 2016. Prior to his current role he served as our Senior Vice President and Chief Human Resources Officer since joining Axalta in May 2013 through October 2017, and also had responsibility for Corporate Affairs from 2014-2018. From 2008 through May 2013, Mr. McDougall was Vice President, Human Resources, Communications and Six Sigma for Honeywell Performance Materials and Technologies. He served in a number of positions at Honeywell prior to this most recent position including Vice President, Human Resources for its Air Transport Division from 2007-2008, Director of Human Resources for Honeywell Corporate from 2004-2007, and Director of Compensation, Benefits and HRIS for Honeywell’s Specialty Materials Group from 2003-2004. Prior to joining Honeywell, Mr. McDougall served in human resources leadership roles at the Goodson Newspaper Group and Robert Wood Johnson University Hospital at Hamilton. He started his career as a human resources and benefits consultant. Mr. McDougall holds a B.A. from Rider University and graduated Beta Gamma Sigma with an M.B.A. from The Pennsylvania State University.

Michael A. Cash

Mr. Cash became our Senior Vice President and President, Industrial Coatings in August 2013. Prior to joining Axalta, Mr. Cash was Managing Director, Powder Coatings – Asia Pacific Region at AkzoNobel Coatings from 2011 to 2013. He previously led AkzoNobel’s powder business throughout the Americas from 2005 to 2011. Mr. Cash also held a number of positions at The Sherwin-Williams Company including Vice President, Automotive

International, Vice President of Automotive Marketing and Vice President and Chief Financial Officer of its joint venture with Herberts GmbH, which was then a Hoechst company. Earlier in his career, Mr. Cash was Vice President and Chief Financial Officer of Carstar Automotive, a U.S. autobody repair franchise. Mr. Cash received his B.A. in Business Administration from Miami University (Ohio).

Michael F. Finn

Mr. Finn became our Senior Vice President and General Counsel as well as Chief Compliance Officer in April 2013, and assumed responsibility for Crisis Management and Government Relations in April 2016 and Corporate Affairs in January 2018. Mr. Finn also is Axalta’s Corporate Secretary. From 2009 through April 2013, Mr. Finn was Vice President and General Counsel of General Dynamics’ Advanced Information Systems subsidiary. Before that, he was Vice President, General Counsel and Director of Ethics and Export Compliance at General Dynamics United Kingdom. From 2002 to 2005, Mr. Finn served as Senior Counsel for General Dynamics Corporation.

Between 1999 and 2002 he was General Counsel and Vice President at Sideware Inc. and Associate General Counsel and Senior Director of Business Affairs at Teligent Inc. Prior to those roles, Mr. Finn worked in several positions, most notably as an Associate at Willkie, Farr & Gallagher and as an Attorney at the Office of the General Counsel at the Federal Communications Commission. Mr. Finn graduated from Indiana University with honors with a degree in Finance and graduated cum laude from New York University’s School of Law.

38     AXALTA COATING SYSTEMS

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of: (i) the elements of our compensation program for our named executive officers (“NEOs”) identified below; (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis; and (iii) the material factors considered in making those decisions. As a company dedicated to a pay-for-performance culture, we intend to provide our named executive officers with compensation that is significantly performance-based.

Our executive compensation program is designed to: align executive pay with our performance on both short- and long-term bases; link executive pay to specific, measurable results intended to create value for our shareholders; and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success. Compensation for our NEOs consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.
Annual performance-based compensation	To promote our near-term performance objectives across our workforce and reward individual contributions to the achievement of those objectives.
Long-term equity incentive awards

To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Defined contribution plans - retirement savings (401(k)) and nonqualified deferred compensation	To provide an opportunity for tax-efficient savings and long-term financial security.
Severance arrangements	To encourage the continued attention and dedication of key individuals, in particular when considering strategic alternatives.
Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our Compensation Committee has primary authority to determine and approve compensation decisions with respect to our NEOs. For 2017, compensation for our NEOs reflected the overall performance of the Company, each individual’s area of responsibility, and their specific contributions to Axalta’s performance.

For the year ended December 31, 2017, our NEOs are:

•Charles W. Shaver, Chairman and Chief Executive Officer

•Robert W. Bryant, Executive Vice President and Chief Financial Officer

•Steven R. Markevich, Executive Vice President and President, Transportation Coatings and Greater China

•Joseph F. McDougall, Executive Vice President and President, Global Refinish and EMEA

•Michael A. Cash, Senior Vice President and President, Industrial Coatings

•Michael F. Finn, Senior Vice President, General Counsel, and Corporate/Government Affairs and Corporate Secretary

Our compensation decisions for the NEOs in 2017 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     39

Overview of Our Executive Compensation Practices

We maintain several guiding practices and review our compensation programs on an ongoing basis to ensure that market and regulatory best practices are considered and addressed.

What We Do	What We Don’t Do

☑Align pay and performance

☑Significant portion of executive officers’ pay is at-risk

☑Apply stock ownership policies for executive officers and directors

☑Significant stock ownership by our executives

☑Incentive compensation recoupment policy

☑Include “double-trigger” change-in-control provisions in equity awards

☑Independent Compensation Committee

☑Independent compensation consultant

☑Mitigate undue risk in compensation programs

☑Provide reasonable post-employment and change in control provisions

☒No immediate vesting of stock options or restricted stock awards*

☒No excessive perquisites

☒No tax gross-ups for personal aircraft use or financial planning

☒No hedging transactions by officers, directors or employees

☒No pledging of shares as collateral by officers, directors or employees

☒No speculating in short-term movements in price of shares by officers, directors or employees

☒No discounted stock options or repricing of underwater options

☒No excessive risk-taking

☒No above-market earnings on deferred compensation

*See the “Potential Payments upon Termination or Change-in-Control” of this Proxy Statement for exceptions in the event of certain terminations of employment.

Role of Say on Pay Votes

We provide our shareholders with the opportunity to cast an annual advisory vote on our executive compensation program for our NEOs (referred to as a “Say on Pay” proposal) and consider this vote in future compensation determinations for our NEOs. At our Annual General Meeting of Members in April 2017, 99% of the votes cast on the “Say on Pay” proposal were voted in favor of the compensation paid to our NEOs, which we consider strong support for our executive compensation program, practices and policies. Accordingly, no significant changes were made to our compensation program for our NEOs following the 2017 Say on Pay proposal.

In addition, we believe the 2017 Say on Pay vote reflects the positive dialogue we had with shareholders following the somewhat lower support received for our 2016 Say on Pay proposal. As we noted in our 2017 Proxy

Statement, following those discussions we concluded the previous lower vote was the result of one-time equity awards granted to our NEOs in May 2015. In April 2015, our NEOs vested in 100% of their outstanding equity pursuant to pre-IPO award agreements upon Carlyle’s ownership interest level dropping below 50%. As a result, our Compensation Committee determined the 0awards were necessary to retain key personnel and to ensure seamless, ongoing business operations. We believe these one-time grants, which were based on a unique set of circumstances (i.e. Carlyle’s equity sale) that we do not expect to reoccur, were successful because the Company has retained all of our NEOs since that date. Based on the 2017 Say on Pay results, we also believe that our shareholders now understand the purpose and rationale for these one-time awards as well as the unique circumstances that led to them.

COMPENSATION DISCUSSION AND ANALYSIS

40     AXALTA COATING SYSTEMS

Shareholder and Proxy Advisory Firm Feedback and Surveys

To ensure that our Board and Compensation Committee are apprised of the views of our shareholders and the proxy advisory firms as well as evolving best practices, senior management regularly meets with these parties regarding our executive compensation program and follows developments in their methodologies and analyses. As part of this process, we conduct regular outreach initiatives with our significant shareholders and representatives from Institutional Shareholder Services, Inc. and Glass, Lewis & Co. Since our 2017 Annual General Meeting of Members, we met with the holders of an aggregate of approximately 50% of our outstanding common shares to discuss our executive compensation program. Our Compensation Committee will continue to consider the input from these parties along with the outcome of our shareholders’ votes on Say on Pay proposals when making future decisions on our compensation programs for NEOs. The committee also continually reassesses the competitiveness of our pay programs and their appropriateness in supporting our business strategy.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance. Consistent with our performance-based philosophy, in 2017, our NEOs’ compensation included variable annual performance-based awards based on our financial and operational performance and long-term equity incentive awards based on our total shareholder return (“TSR”) over a three-year performance period, as described in more detail below under “Long-Term Equity

Incentive Awards – Performance Stock Awards.” This performance-based compensation is intended to align our NEOs’ interests with our short- and long-term performance and the interests of our shareholders.

Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance, to align the interests of management with the interests of our shareholders. The variable annual performance-based awards and the long-term equity awards, including the performance stock awards, are designed to ensure that total compensation reflects our overall level of success and to motivate the NEOs to meet appropriate performance measures tied to maximizing total shareholder returns.

*Allocations based on target performance levels

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     41

Compensation Governance: Oversight and Administration of the Executive Compensation Program

Role of the Compensation Committee

The Compensation Committee has oversight of the Company’s executive compensation program and is provided with the primary authority to determine and approve the compensation paid to our NEOs. The Compensation Committee is charged with, among other things, reviewing compensation policies and practices to ensure: (1) adherence to our compensation philosophies; and (2) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their respective positions. In furtherance of the considerations described above, the Compensation Committee is primarily responsible for: (i) determining any future adjustments to base salary and target annual performance-based award levels (representing the non-equity incentive compensation that may be awarded expressed as a percentage of base salary or as a dollar amount for the year); (ii) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period; and (iii) determining the awards to be paid to our Chief Executive Officer and other NEOs under the long-term equity incentive program for each year. The Compensation Committee is also delegated authority to administer our 2014 Incentive Award Plan and approve equity grants under the plan.

To aid the Compensation Committee in making its determinations, the Chief Executive Officer provides recommendations to the Compensation Committee regarding the compensation of all NEOs, excluding himself. The Chief Executive Officer does not participate in discussions about his own compensation, which is handled by the Compensation Committee. The Compensation Committee annually reviews the performance and compensation of our senior executive management team (including the NEOs). In determining compensation levels for our NEOs, the Compensation Committee considers each NEO’s particular position and responsibility and relies upon the judgment and industry experience of the members of the Compensation Committee, including their knowledge of competitive compensation levels in our industry, as well as advice from the independent compensation consultant as discussed below.

Compensation Peer Group and Independent Compensation Advice

We believe that total compensation opportunities for our executive officers (including the NEOs) should be competitive with opportunities for executive officers in similar positions, with similar experience and with similar responsibilities in our marketplace. We generally seek to align base pay with peer median benchmarks and calibrate variable compensation opportunities to provide actual compensation opportunities above peer benchmarks when Company and individual performance were strong, while providing for consequences when performance targets were not met.

The Compensation Committee engages its independent compensation consultant on executive compensation matters, including compiling and presenting comparative data and recommending compensation structures and levels. For that purpose, the Compensation Committee engaged Exequity for assistance in the determination of 2017 compensation. Exequity provided the Compensation Committee with a comprehensive report that included publicly available compensation data relating to our Chemical Industry Peer Group. The Chemical Industry Peer Group broadly reflects the companies with which we compete for talent, business and investment capital based on the scope of our operations, as measured by revenue and market capitalization. The list of companies included in the Chemical Industry Peer Group for which management and the Compensation Committee reviewed compensation data in 2017 is set forth below. In July 2017, the Compensation Committee engaged Willis Towers Watson as its new independent compensation consultant going forward.

Chemical Industry Peer Group*
Albemarle Corporation	Minerals Technologies Inc.
Ashland Global Holdings Inc.	NewMarket Corporation
Celanese Corporation	Olin Corp.
Chemtura Corporation	PolyOne Corporation
Eastman Chemical Co.	PPG Industries, Inc.
FMC Corp.	RPM International Inc.
HB Fuller Co.	The Sherwin-Williams Company
W.R. Grace & Co.	Westlake Chemical Corporation
International Flavors & Fragrances Inc.

*Most recent data of Peer Group as of date Compensation Committee reviewed peer group compensation

•Revenues for 2015 ranged from $1.745 billion to $15.369 billion, with median of approximately $3.378 billion, as compared to the Company’s 2015 revenues of approximately $4.113 billion (60th percentile)

•Market capitalization as of September 30, 2016 ranged from $2.066 billion to $27.523 billion, with a median of $6.890 billion, as compared to the Company’s then-current market capitalization of $6.760 billion (48th percentile)

COMPENSATION DISCUSSION AND ANALYSIS

42     AXALTA COATING SYSTEMS

Executive Officer Stock Ownership Guidelines

To directly align the interests of our NEOs with our shareholders, our Compensation Committee has adopted stock ownership and holding guidelines. The guidelines require that, within five years of becoming subject to the guidelines, our NEOs and other officers listed below must directly or indirectly own an amount of our common shares at least equal to the multiple of their respective base salaries set forth below.

Group	Ownership Level
CEO	5X base salary
Executive Vice President and Senior Vice President direct reports to CEO	2X base salary

If an executive is out of compliance with the ownership requirement, he or she must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of restricted stock, restricted stock unit and performance stock grants, in each case net of applicable taxes until the executive satisfies the ownership requirement. The Compensation

Committee will annually review each NEO’s compliance with the stock ownership and holding guidelines based on the NEO’s current base salary and the price of our common shares as of the end of the prior year. All of our NEOs were in compliance with the guidelines as of December 31, 2017.

Prohibition on Pledging, Hedging and other Transactions

Our insider trading policy prohibits our officers, directors and employees from pledging their common shares as collateral to secure loans, utilizing their common shares as collateral for margin loans, engaging in hedging transactions and otherwise speculating on short-term movements in the price of our common shares.

Incentive Compensation Recoupment Policy

In 2017, the Board of Directors adopted an Incentive Compensation Recoupment Policy which provides, among other things, that, in the event the Company must restate its financial results to correct an accounting error due to material noncompliance with any financial reporting requirement under applicable

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     43

securities laws within three years after the first issuance of such results, the Company, at the direction of the Compensation Committee, will seek to recover any incentive compensation (cash or equity-based) from any executive officer whose intentional misconduct caused or contributed to the need for the restatement if a lower award would have been made based upon such restated results. The Compensation Committee will determine in its discretion the amount it will seek to recover.

Base Compensation

We set base salaries for our NEOs generally at a level we deem necessary to attract and retain individuals with superior talent. Each year, the Compensation Committee will determine base salary adjustments, if any, after evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the Compensation Committee, and, for NEOs other than the Chief Executive Officer, in conjunction with recommendations to be made by the Chief Executive Officer. Based on the Compensation Committee’s review of the job responsibilities and proficiency of each NEO as discussed above under “Compensation Governance: Oversight and Administration of the Executive Compensation Program” in February 2017, the Compensation Committee set base salaries effective April 3, 2017 for all executive officers. Each NEO’s respective base salary increase is set forth in the table below.

Name	2016	Increase	Effective April 3, 2017	Rationale
Charles W. Shaver	$810,000	$50,000	$860,000	To recognize individual performance, as detailed on page 45, and further align pay with market
Robert W. Bryant	$575,000	$15,000	$590,000	To recognize individual performance, as detailed on page 45
Steven R. Markevich	$575,000	$15,000	$590,000	To recognize individual performance, as detailed on page 46
Joseph F. McDougall	$435,000	$15,000	$450,000	To recognize an increase of responsibilities and individual performance, as detailed on page 46
Michael A. Cash	$390,000	$20,000	$410,000	To recognize individual performance, as detailed on page 46, and further align pay with market
Michael F. Finn	$415,000	$25,000	$440,000	To recognize individual performance, as detailed on page 46, and further align pay with market

Annual Performance-Based Compensation

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to that performance. This allows NEOs to receive annual performance-based awards under the Annual Bonus Plan (“ABP”) in the event certain specified performance measures are achieved. The ABP pool is determined by the Compensation Committee based upon a pre-established formula with reference to the extent of achievement of corporate-level, business-level and individual performance goals established annually by the Compensation Committee.

The ABP is designed to reward NEOs for contributions made to help us meet our annual performance goals. The amount actually received by the NEOs will depend on our performance and the NEOs’ individual performance during the year. The Compensation Committee may make discretionary adjustments to the formulaic awards to reflect its subjective determination of an individual’s impact and contribution to overall corporate or business performance, as discussed below.

2017 Annual Incentive Formula

COMPENSATION DISCUSSION AND ANALYSIS

44     AXALTA COATING SYSTEMS

Under the terms of the ABP, the NEOs’ awards are based on a percentage of their base salaries. Once the extent of achievement of corporate and business performance against targets have been determined, the Compensation Committee may adjust the amount of awards paid upward or downward based upon its overall assessment of each NEO’s business impact, leadership and attainment of individual objectives, as well as other related factors. In addition, funding amounts may be adjusted by the

Compensation Committee to account for unusual events such as significant foreign currency exchange rate fluctuations, extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the Compensation Committee does not consider the effect of such events indicative of our performance. The following chart sets forth the threshold, target-level and maximum awards for our NEOs under the ABP:

Name	Threshold performance (% of base salary)(1)	Target-level performance (% of base salary)(2)	Maximum-level performance (% of base salary)(3)
Charles W. Shaver	60%	120%	240%
Robert W. Bryant	40%	80%	160%
Steven R. Markevich	40%	80%	160%
Joseph F. McDougall	35%	70%	140%
Michael A. Cash	35%	70%	140%
Michael F. Finn	35%	70%	140%

(1)Reflects threshold Company performance and a 50% individual performance payout.

(2)Reflects target Company performance and a 100% individual performance payout.

(3)Reflects maximum Company performance and a 200% individual performance payout.

For the year ended December 31, 2017, financial performance metrics were based upon Adjusted EBITDA (as defined below), Adjusted Free Cash Flow (as defined below) and Constant Currency Net Sales (as defined below). For this purpose, “Adjusted EBITDA” was defined as our consolidated earnings before interest expense or income, income tax expense or income, depreciation, amortization and other adjustments as defined in the credit agreement governing our senior secured credit facilities. “Adjusted Free Cash Flow” was defined as cash flows from operations less capital expenditures adjusted for certain items which the Company believed due to discrete events should not be included in our incentive compensation targets. “Constant Currency Net Sales” was defined as net sales assuming consistent currency translation rates as those assumed in our 2017 budgeting process. Individual performance is generally based on personal contributions, as described in more detail below.

For each performance year, the Compensation Committee assigns a target, threshold and maximum value to each financial performance metric. Both the financial and individual performance metrics can range from 0 to 200%. Award amounts for performance between the threshold and maximum levels are determined at the beginning of the applicable performance period and depend on the level of achievement for each metric relative to its assigned performance target, in accordance with a predetermined payout matrix. The minimum award under the payout matrix is payable only upon achievement of the threshold performance goals for each financial performance metric. For the year ended December 31, 2017, the minimum achievement threshold for each financial performance metric was 85% (i.e., <85% of Adjusted EBITDA, <85% of Adjusted Free Cash Flow and <85% of Constant Currency Net Sales). The maximum award under the payout matrix (i.e., 200% of the target award) is payable only upon achievement of maximum-level performance goals for each financial performance metric (i.e., 117% of Adjusted EBITDA, 117% of Adjusted Free Cash Flow, 117% of Constant Currency Net Sales) and maximum-level individual performance (i.e., 200% of individual performance factor). Award amounts increase linearly with a 3.3:1 slope between threshold and target-level financial performance and linearly with a 6:1 slope between target and maximum-level financial performance.

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     45

The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, the actual performance achieved for the year ended December 31, 2017, and resulting weighted bonus payout percentage:

Performance Metric	Weighting (%)	Threshold ($ MM)	Target ($ MM)	Maximum ($ MM)	Achieved ($ MM)	Weighted Bonus Payout %
Corporate Adjusted EBITDA(1)	50	809	952	1,111	850	32.3
Corporate Adjusted Free Cash Flow(2)	15	387	455	531	427	12.0
Corporate Constant Currency Net Sales(3)	15	3,525	4,147	4,839	3,979	13.0
Individual Performance(4)	20	—	—	—	—	20.0
Total	100	—	—	—	—	77.3

(1)Excluding the impact of certain acquisitions. The performance component for Mr. Markevich, Mr. McDougall and Mr. Cash also reflects contributions from our Transportation Coatings and Greater China, Refinish and Industrial Coatings businesses, respectively, to the overall Corporate Adjusted EBITDA metric.

(2)Excluding the impact of certain acquisitions and cash elements or items not included within Adjusted EBITDA.

(3)Excluding the impact of certain acquisitions. The performance component for Mr. Markevich, Mr. McDougall and Mr. Cash also reflects contributions from our Transportation Coatings and Greater China, Refinish and Industrial Coatings businesses, respectively, to the overall Corporate Constant Currency Net Sales metric.

(4)Assumes 100% individual performance factor. Individual performance payouts vary by participant, as described below.

Name	Target Individual Performance Award	Individual Performance Factor	Individual Performance Award
Charles W. Shaver	$206,400	175%	$361,200
Robert W. Bryant	$94,400	150%	$141,600
Steven R. Markevich	$94,400	125%	$118,000
Joseph F. McDougall	$63,000	150%	$94,500
Michael A. Cash	$57,400	125%	$71,750
Michael F. Finn	$61,600	150%	$92,400

For the individual performance component, the Compensation Committee provides each NEO with an individual performance factor reflecting the Compensation Committee’s assessment of each NEO’s performance, business impact, contributions and leadership, among other factors. For 2017, the Compensation Committee considered the following key achievements in determining the individual performance component for each of our NEOs:

•Mr. Shaver’s individual performance factor reflected his role in leading the Company to overall solid financial performance in 2017. The Company reported net sales of $4.4 billion, up 7% year-over-year, Adjusted EBITDA of $885 million, and cash from operations of $540 million. Last year, under Mr. Shaver’s leadership, Axalta had substantial organic growth in its Industrial Coatings business and organic share gains in its Refinish business, invested more than $65 million in research and development, introduced more than 250 new products, and opened several new research and development, training and headquarter facilities around the world. In 2017, under the leadership of Mr. Shaver, Axalta made terrific progress on its acquisition strategy, completing eight acquisitions that helped the Company build its product offerings, enter the Industrial Wood Coatings market, and expand its global reach. Finally, in 2017 Mr. Shaver led the recruitment of Elizabeth Lempres, retired Senior Partner at McKinsey & Co., to serve on the Board of Directors. She is the third female director appointed to our Board. Under Mr. Shaver’s leadership, the Board of Directors continues to be proactive with its commitment to bringing a diverse set of perspectives to Axalta.

•Mr. Bryant’s individual performance factor reflected his leadership of the global finance and information technology organizations. In 2017, Mr. Bryant took responsibility of the “Industrial SWAT Team,” which focused on improving performance of the Industrial Coatings business, including exiting lower profitability products and customers, establishing margin minimums, changing manufacturing and supply chain rules, and implementing additional price increases. Mr. Bryant also oversaw the business case analysis, due diligence, financing, integration and consolidation of five major acquisitions in 2017. In addition, Mr. Bryant led the acquired Industrial Wood Coatings business’ migration from Oracle to SAP to create a more seamless integration of the business into Axalta’s existing systems. To continue building, retaining and expanding the Company’s leadership bench strength in its Finance function, Mr. Bryant filled open leadership positions in multiple regions with internal candidates, back filling

COMPENSATION DISCUSSION AND ANALYSIS

46     AXALTA COATING SYSTEMS

•those positions with additional strong talent. Under Mr. Bryant’s leadership, Axalta added several new, high quality and long-term institutional investors in 2017 and saw several existing shareholders increase their positions in Axalta’s equity. Finally, Mr. Bryant refinanced $2 billion of US Dollar term loan debt, reducing cash interest expense, lowering cost of debt, and extending maturities to 2025.

•Mr. Markevich’s individual performance factor reflects his overall leadership of the global Transportation Coatings business and the Greater China region. In 2017, under Mr. Markevich’s leadership, Axalta’s Transportation Coatings business delivered key replacement and new wins with major customers that resulted in $150 million in additional business at full annual volumes. He also led the Transportation Coatings business to achieve approximately $20 million in price and margin improvement that helped drive the Company’s overall financial performance for the year. In addition, he successfully executed a capital investment plan of $160 million to meet business objectives which included the inauguration of a new facility in Nanjing, China and expansion of Axalta’s facility in Jiading, China. As part of his execution of the Axalta Way cost efficiency initiative, he delivered a total capital expenditures spend for the Transportation Coatings business under budget. Mr. Markevich recruited and developed key leaders in the Transportation Coatings organization, as well as the Greater China region, to build greater expertise and a larger presence in Axalta’s business globally and specifically in China.

•Mr. McDougall’s individual performance factor reflects his leadership in two different roles during 2017. In October 2017, Mr. McDougall assumed responsibility for the Company’s global Refinish business. In his new role, Mr. McDougall created an overarching global strategy to guide regional business execution plans, developed global account management processes and strengthened key customer relationships. Under Mr. McDougall’s leadership, Axalta’s Refinish business delivered on fourth quarter performance. More recently, Mr. McDougall added overall responsibility for Axalta’s EMEA region and is now responsible for all business and operational performance within the region. Previously, he led global Human Resources, Corporate Affairs and Global Branding. In this prior role, during 2017 Mr. McDougall executed on two leadership development programs and completed a global talent review, which included a deep dive into diversity talent. He also recruited Lynne Sprinkle to serve as his successor as Chief Human Resources Officer. In Corporate Affairs, he led the launch of the new, global employee intranet, saw significant increases in website traffic and social media activity, and also drove expanded branding opportunities for Axalta’s Racing assets.

•Mr. Cash’s individual performance factor reflects his overall leadership of the global Industrial Coatings business. Mr. Cash led our Industrial Coatings business in executing on five key acquisitions during the course of 2017, as well as leading the existing business to organic growth at twice the end-market growth rates. This was accomplished with a steady stream of new product launches (more than 100 new products were launched for the second consecutive year), as well as a keen focus on sales excellence where we gained more than 900 new Industrial Coatings customers globally for the second consecutive year. Mr. Cash also re-organized our Industrial Coatings business into five global business units, focused on continued growth and outperforming the market.

•Mr. Finn’s individual performance factor reflected his leadership of the global legal and compliance functions. Mr. Finn led the legal aspects of the Company’s eight M&A transactions and related financings. In addition, he personally handled the business (non-legal) negotiations for the acquisition of our Industrial Wood Coatings business – the Company’s largest deal to date. He also directly negotiated the settlement of a dispute with a significant vendor, resulting in favorable terms for Axalta. Mr. Finn’s strong guidance and support of the Board was demonstrated in 2017 with the ongoing evolution of the Company’s corporate governance practices, including a completely redesigned proxy statement, the establishment of a new Board committee dedicated to environment, health, safety and sustainability issues, and the adoption of a “clawback” policy and increased director stock ownership guidelines. Under Mr. Finn’s leadership, the Company’s compliance organization completed crisis training in all regions, established streamlined processes and enhanced employee communications. Finally, Mr. Finn continued to develop talent and strengthen the Legal department, filling several key corporate and regional positions.

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     47

Based on the considerations described above and our level of performance in relation to the corporate and business performance targets, the awards earned by Messrs. Shaver, Bryant, Markevich, McDougall, Cash and Finn under the ABP are set forth in the table below.

Name	Actual Award	% of Base Salary	% of Target Bonus
Charles W. Shaver	$952,536	111%	87%
Robert W. Bryant	$412,056	70%	87%
Steven R. Markevich	$369,930	63%	78%
Joseph F. McDougall	$282,594	63%	90%
Michael A. Cash	$136,325	33%	48%
Michael F. Finn	$268,884	61%	87%

In addition to the ABP awards, in June 2017 the Compensation Committee approved special one-time cash bonuses in the amount of $75,000 each to Messrs. Cash and Finn in recognition of their significant contributions to the Company’s largest acquisition to date, the purchase of our North American Industrial Wood Coatings business.

Long-Term Equity Incentive Awards

Our NEOs are eligible to receive long-term equity incentive awards pursuant to our long-term incentive programs as in effect from time to time. In 2017, our NEOs received long-term incentive awards under our 2014 Incentive Award Plan. The balanced portfolio of 50% performance stock awards, 25% stock options and 25% restricted stock awards granted in 2017 is designed to motivate and retain our executives by providing an opportunity for them to share in increases in the value our common shares, as well as the opportunity to immediately enhance their ownership in Company stock. All equity types are each subject to a risk of forfeiture should the executive’s employment terminate prior to the vesting date absent certain exceptions.

Performance Stock Awards

Performance stock awards (“PSAs”) granted in 2017 may be earned over a performance period ranging from January 1, 2017 through December 31, 2019 based on the Company’s TSR in relation to a pre-determined set of peer companies (listed below), which includes the companies in our Chemical Industry Peer Group along with four other companies so there is a group large enough to enable meaningful and credible differentiation in performance. The Company’s relative performance will be determined as of December 31, 2019, and the actual number of shares awarded will be adjusted to between zero and 200% of the target award as detailed below. Earned awards, if any, will vest on the third anniversary of the grant date (February 6, 2020).

Relative TSR	Shares Awarded (% of Target)
>30th percentile	0%
30th percentile	50%
40th percentile	75%
50th percentile	100%
70th percentile	150%
90th percentile	200%

COMPENSATION DISCUSSION AND ANALYSIS

48     AXALTA COATING SYSTEMS

Performance Peer Group
Albemarle Corporation	International Flavors & Fragrances Inc.
Ashland Global Holdings Inc.	NewMarket Corporation
Cabot Corporation	Olin Corp.
Celanese Corporation	PolyOne Corporation
Chemtura Corporation(1)	PPG Industries, Inc.
Eastman Chemical Co.	RPM International Inc.
FMC Corp.	Sensient Technologies Corporation
HB Fuller Co.	The Sherwin-Williams Company
W.R. Grace & Co.	The Valspar Corporation(1)
Huntsman Corporation

(1)Included in the peer set of companies as of the grant date but subsequently removed following their acquisitions and will not factor into the determination of the Company’s relative performance.

For PSAs granted in 2018, the number of shares earned will be based on the Company’s TSR relative to the S&P 500 rather than the performance peer group listed above.

The target number of annual PSAs granted to our NEOs during the years ended December 31, 2017, 2016 and 2015 is listed below.

Name	Target Number of Performance Stock Awards Granted 2017	Target Number of Performance Stock Awards Granted 2016	Target Number of Performance Stock Awards Granted 2015
Charles W. Shaver	97,523	118,330	—
Robert W. Bryant	25,440	30,120	—
Steven R. Markevich	28,833	32,271	—
Joseph F. McDougall	15,264	17,749	—
Michael A. Cash	16,960	19,363	—
Michael F. Finn	16,112	17,749	—

Stock Options

Generally, stock options granted under our equity incentive plan have vesting schedules that are designed to encourage an optionee’s continued employment and exercise prices that are designed to reward an optionee for our performance. Stock options granted in 2017 expire ten years from the date of the grant and vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements.” The number of the stock options awarded to our NEOs during the years ended December 31, 2017, 2016 and 2015 is listed below.

Name	Number of Options Granted 2017	Number of Options Granted 2016	Number of Options Granted 2015
Charles W. Shaver	187,164	242,137	298,792
Robert W. Bryant	48,825	61,634	74,698
Steven R. Markevich	55,335	66,037	89,650	(1)
Joseph F. McDougall	29,295	36,320	44,818
Michael A. Cash	32,550	39,622	47,806
Michael F. Finn	30,922	36,320	44,818

(1)In conjunction with Mr. Markevich’s promotion in October 2015, he received 23,916 stock options valued at approximately $150,000.

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     49

Restricted Stock Awards

As with stock options, restricted stock awards (“RSAs”) granted under our equity incentive plan generally have vesting schedules that are designed to encourage a recipient’s continued employment. The annual RSAs granted to our NEOs in 2017 vest in three substantially equal annual installments on each of the first three anniversaries of the grant date, subject to the executive’s continued employment on each applicable vesting date and accelerated vesting under certain terminations of employment following a change in control as described below under the section “Severance Arrangements.” The number of RSAs granted to our NEOs during the years ended December 31, 2017, 2016 and 2015 is listed below.

Name	Number of Restricted Stock Awards Granted 2017	Number of Restricted Stock Awards Granted 2016	Number of Restricted Stock Awards Granted 2015(1)
Charles W. Shaver	48,761	59,165	384,615	(2)
Robert W. Bryant	12,720	15,060	173,076	(3)
Steven R. Markevich	14,416	16,135	145,918	(4)
Joseph F. McDougall	7,632	8,874	73,076	(5)
Michael A. Cash	8,480	9,681	81,537	(6)
Michael F. Finn	8,056	8,874	73,076	(7)

(1)The RSAs granted in May 2015 included annual RSAs with three-year equal annual vesting as described above and an additional one-time RSA grant with a three-year vesting schedule, in which 50% of the shares vest on each the second and third anniversaries of the grant date.

(2)Includes 76,923 in annual RSAs and 307,692 RSAs in the additional one-time restricted stock grant.

(3)Includes 19,230 in annual RSAs and 153,846 RSAs in the additional one-time restricted stock grant.

(4)Includes 16,923 in annual RSAs and 123,076 RSAs in the additional one-time restricted stock grant. Also includes 5,919 RSAs granted in conjunction with Mr. Markevich’s promotion in October 2015, valued at approximately $150,000.

(5)Includes 11,538 in annual RSAs and 61,538 RSAs in the additional one-time restricted stock grant.

(6)Includes 12,307 in annual RSAs and 69,230 RSAs in the additional one-time restricted stock grant.

(7)Includes 11,538 in annual RSAs and 61,538 RSAs in the additional one-time restricted stock grant.

Defined Contribution Plans

401(k) Plan

We maintain a defined contribution plan (the “401(k) Plan”) that is tax-qualified under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”). The 401(k) Plan permits our eligible employees to defer receipt of portions of their eligible compensation, subject to certain limitations imposed by the Code. Employees may make pre-tax contributions, Roth contributions, catch-up contributions and after-tax contributions to the 401(k) Plan. The 401(k) Plan provides matching contributions in an amount equal to 100% of each participant’s pre-tax contributions and/or Roth contributions up to a maximum of 4% of the participant’s annual eligible compensation, subject to certain other limits, and a discretionary company contribution of up to 2% of the participant’s annual eligible compensation. Participants are 100% vested in all contributions, including company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our salaried employees, including the NEOs.

Deferred Compensation Plans

In addition to the 401(k) Plan, in 2017 we maintained two nonqualified deferred compensation plans for a select group of highly compensated, senior management employees, including NEOs.

The Axalta Coating Systems, LLC Retirement Savings Restoration Plan (the “Restoration Plan”), which is now frozen to new participants, permits participants to defer their base compensation in excess of the Code compensation limits (up to a maximum of 6%). The

Restoration Plan provides matching contributions to Restoration Plan participants in an amount equal to 100% of the participant’s contributions. In addition, the Restoration Plan provides a nonelective contribution equal to 3% of the participant’s compensation that is in excess of the annual limit under section 401(a)(17) of the Code. A participant’s elective deferrals are always 100% fully vested. Company matching contributions and nonelective contributions vest after three years of service with the Company.

COMPENSATION DISCUSSION AND ANALYSIS

50     AXALTA COATING SYSTEMS

The Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan became effective June 1, 2014. Members of our senior management team, including our NEOs, are eligible to defer base salary in excess of the annual limits under the Code to this plan, provided that these individuals first maximize their elective deferrals to the 401(k) Plan. Participants in the plan may also defer future bonus amounts. This plan provides for a discretionary matching contribution, a discretionary nonelective contribution and a true discretionary contribution by the Company.

Severance Arrangements

The Company entered into Executive Restrictive Covenant and Severance Agreements with each of our NEOs in 2015 (collectively, the “Executive Agreements”). The Executive Agreements replaced the individual employment agreements entered into between the Company and each NEO at the time of hire prior to the Company’s IPO and standardized the various terms and conditions among the NEOs, including the restrictive covenants and severance practices for the NEOs. In particular, the Executive Agreements tie the length of each NEO’s non-competition and non-solicitation periods to the amount of severance benefit he is entitled to receive. Following discussion with outside counsel and its independent compensation consultant, in November 2017 the Compensation Committee approved revisions to the attorney fee clause of the Executive Agreements to reflect that the Company will pay a NEO’s legal fees for any disputes under these agreements, unless the NEO’s claim is frivolous. The Compensation Committee also approved amendments to the Executive Agreements in February 2018 to simply revise the severance payment multiple to align with the NEO’s current target annual bonus amounts.

The restrictive covenants in the Executive Agreements, among other things, prohibit the executives from competing with the Company or soliciting the Company’s customers or employees for a period of 12–24 months following termination. In addition, the Executive

Agreements contain non-disparagement, confidentiality and assignment of inventions provisions for the benefit of the Company.

The Executive Agreements provide that, upon the termination of the executive’s employment without cause or the resignation of employment by the executive for good reason (each a “Qualifying Termination”), the executive generally will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, (i) severance payments equal to the greater of (a) one to two times the sum of the executive’s annual base salary and average bonus for the prior two years and (b) one to two times the sum of the executive’s annual base salary and target annual bonus amount; (ii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by the executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; and (iii) a lump sum payment equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 12–24 months after the termination date. The following table sets forth the severance payment multiple, severance period and COBRA payment multiple applicable to each NEO in connection with a Qualifying Termination pursuant to the NEOs’ individual Executive Agreements:

Name	Severance Payment Multiple(1)	Severance Period	COBRA Multiple
Charles W. Shaver	Greater of (i) 2x base salary and 2x average bonus or (ii) 2x base salary and 2X target bonus	24 months	24
Robert W. Bryant	Greater of (i) 1.5x base salary and 1.5x average bonus or (ii) 1.5x base salary and 1.5x target bonus	18 months	18
Steven R. Markevich	Greater of (i) 1.5x base salary and 1.5x average bonus or (ii) 1.5x base salary and 1.5x target bonus	18 months	18
Joseph F. McDougall	Greater of (i) 1x base salary and 1x average bonus or (ii) 1x base salary and 1x target bonus	12 months	12
Michael A. Cash	Greater of (i) 1x base salary and 1x average bonus or (ii) 1x base salary and 1x target bonus	12 months	12
Michael F. Finn(2)	Greater of (i) 1x base salary and 1x average bonus or (ii) 1x base salary and 1x target bonus	12 months	12

(1)Reflects the February 2018 amendments to the Executive Agreements.

(2)In addition, Mr. Finn is entitled to receive a pro-rated portion of the annual bonus he would have received for the year of termination based on the Company’s actual performance for that year and paid at the same time annual bonuses are paid to the Company’s executives generally.

COMPENSATION DISCUSSION AND ANALYSIS

2018 PROXY STATEMENT     51

If a Qualifying Termination occurs within two years after a change in control of the Company, the Executive Agreements provide that the executive will be entitled to receive, subject to the executive signing and not revoking a general release of claims and compliance with the restrictive covenants, in lieu of the amounts above, (i) a lump sum severance payment equal to two to three times the executive’s annual base salary; (ii) a lump sum severance payment equal to two to three times the executive’s target annual bonus amount; (iii) to the extent unpaid as of the termination date, an amount of cash equal to any bonus amount earned by the executive for the year prior to the year of termination and paid at the same time annual bonuses are generally paid to the Company’s executives; (iv) a lump sum payment equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 24-36 months after the termination date; and (v) accelerated vesting of all unvested equity or equity-based awards, provided that, unless a provision more favorable to the executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions will only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

The following table sets forth the severance and COBRA payment multiples applicable to each NEO in connection with a Qualifying Termination occurring within two years after a change in control pursuant to the NEOs’ individual Executive Agreements:

Name	Severance Payment Multiple	COBRA Multiple
Charles W. Shaver	3x	36
Robert W. Bryant	2x	24
Steven R. Markevich	2x	24
Joseph F. McDougall	2x	24
Michael A. Cash	2x	24
Michael F. Finn(1)	2x	24

(1)In addition, Mr. Finn is entitled to receive an additional lump sum payment equal to 1x his target annual bonus.

The foregoing amounts are in addition to the payment of all earned but unpaid base salary through the termination date and other vested benefits to which the executive is entitled under the Company’s benefit plans and arrangements.

Other Elements of Compensation and Perquisites

We provide our NEOs with certain relatively low-cost, personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which are an important factor in attracting and retaining talented executives. Our NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. We also provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance, global travel insurance and parking benefits. The value of personal benefits and perquisites we provided to each of our NEOs is set forth in our Summary Compensation Table below.

52     AXALTA COATING SYSTEMS

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Compensation Committee of the Board of Directors consists of the three directors named below.

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis,” or CD&A, section of this Proxy Statement required by Item 402(b) of Regulation S-K promulgated by the SEC. Based on the Committee’s review and discussions with management, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and in this Proxy Statement.

Respectfully submitted,

COMPENSATION COMMITTEE

Andreas C. Kramvis (Chairman)
Deborah J. Kissire
Robert M. McLaughlin

2018 PROXY STATEMENT     53

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to the compensation paid to our NEOs for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation(4) ($)	Total ($)
Charles W. Shaver	2017	846,538	—	5,154,076	1,437,494	952,536	10,730	39,620	8,440,994
Chairman and Chief	2016	801,923	—	4,302,479	1,374,999	923,400	5,676	56,482	7,464,959
Executive Officer	2015	800,769	—	12,499,988	2,499,992	982,800	—	39,965	16,823,514
Robert W. Bryant	2017	585,961	—	1,344,504	374,996	412,056	660	23,988	2,742,165
Executive Vice President and	2016	568,269	—	1,095,163	349,995	491,625	646	34,012	2,539,710
Chief Financial Officer	2015	563,462	—	5,624,970	624,998	478,500	—	29,200	7,321,130
Steven R. Markevich	2017	585,961	—	1,523,809	424,995	369,930	113,478	19,521	3,037,694
Executive Vice President and	2016	568,269	—	1,173,362	374,998	478,688	66,515	30,686	2,692,518
President, Transportation	2015	539,308	—	4,699,955	699,995	515,625	—	24,600	6,479,483
Coatings & Greater China
Joseph F. McDougall	2017	445,962	—	806,702	224,997	282,594	41,278	43,541	1,845,074
Executive Vice President and	2016	425,577	—	645,342	206,247	297,540	10,192	41,163	1,626,061
President, Global Refinish &	2015	410,769	—	2,374,970	374,992	302,400	—	36,475	3,499,606
EMEA
Michael A. Cash	2017	404,615	75,000	896,336	249,997	136,325	4,923	26,283	1,793,479
Senior Vice President &	2016	385,962	—	704,027	224,997	236,340	2,042	31,425	1,584,793
President, Industrial Coatings	2015	370,962	—	2,649,953	399,992	236,250	—	28,325	3,685,482
Michael F. Finn	2017	433,269	75,000	851,519	237,493	268,884	8,197	28,642	1,903,004
Senior Vice President,	2016	410,962	—	645,342	206,247	271,410	4,144	35,540	1,573,645
General Counsel and	2015	386,538	—	2,374,970	374,992	278,400	—	29,415	3,444,315
Corporate/Government Affairs
and Corporate Secretary

(1)Amounts represent the aggregate grant date fair value of stock awards determined in accordance with FASB ASC Topic 718. Refer to Note 10 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions used to value these awards. These values do not represent amounts paid to or realized by the applicable NEO. Stock awards granted in 2016 and 2017 include both time-based RSAs and PSAs which are subject to performance conditions, and the grant date fair value included for PSAs is based on performance at target levels, which was the assumed probable outcome of such conditions as of the grant date. Assuming that the highest level of performance conditions will be achieved for the PSAs, the grant date values of the total stock awards made in the fiscal years ended December 31, 2017 and 2016 are as follows: Mr. Shaver, $8,870,677 and $7,229,963, respectively; Mr. Bryant, $2,314,022 and $1,840,332, respectively; Mr. Markevich, $2,622,635 and $1,971,747, respectively; Mr. McDougall, $1,388,413 and $1,084,452, respectively; Mr. Cash, $1,542,682 and $1,183,068, respectively; and Mr. Finn, $1,465,548 and $1,084,452, respectively. For additional information on then PSAs, see “— Long-Term Equity Incentive Awards – Performance Stock Awards.”

(2)Amounts represent the aggregate grant date fair value of stock options determined in accordance with FASB ASC Topic 718. Refer to Note 10 in the Notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017 for information regarding the assumptions used to value these awards. These values do not represent amounts paid to or realized by the applicable NEO.

(3)Amount represents awards earned under our ABP. For additional information, see “— Annual Performance-Based Compensation.”

EXECUTIVE COMPENSATION

54     AXALTA COATING SYSTEMS

(4)Other compensation for the year ended December 31, 2017 includes the value of certain perquisites provided to the NEOs as well as our contributions to the NEOs’ 401(k) and deferred compensation plan accounts as set forth in the following table.

Name	Year	Memberships ($)	Transportation- Related Costs(1) ($)	Executive Physical ($)	Individual Disability Insurance ($)	Individual Liability Insurance ($)	Employer Contribution to 401(k) ($)	Employer Contribution to Nonqualified Deferred Compensation Plan ($)	Total ($)
Charles W. Shaver	2017	7,795	11,911	3,000	5,029	1,085	10,800	—	39,620
Robert W. Bryant	2017	—	5,680	3,000	3,423	1,085	10,800	—	23,988
Steven R. Markevich	2017	—	—	3,000	4,636	1,085	10,800	—	19,521
Joseph F. McDougall	2017	4,905	9,551	3,000	3,123	1,085	10,800	11,077	43,541
Michael A. Cash	2017	—	—	3,000	4,460	1,085	10,800	6,938	26,283
Michael F. Finn	2017	—	4,580	3,000	3,700	1,085	10,800	5,477	28,641

(1)Amounts for all NEOs are for parking allowances with the exception of Messrs. Shaver and McDougall who each also had aggregate incremental costs related to a single personal use of a NetJets aircraft, in which the Company purchases a fractional interest, to attend with their spouses the funeral of the spouse of a Company executive.

EXECUTIVE COMPENSATION

2018 PROXY STATEMENT     55

Grants of Plan-Based Awards

Name	Type of Award	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			Awards: Number of Shares of Stock or Units (#)(2)	Awards: Number of Securities Underlying Option (#)(3)	Exercise or Base Price of Option Awards ($/Sh.)	Grant Date Fair Value ($/Sh.)(4)	Value of Stock and Option Awards ($)
			Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #
Charles W. Shaver	ABP	—	516,000	1,032,000	2,064,000
	PSA	2/6/17				48,762	97,523	195,046				38.11	3,716,602
	RSA	2/6/17							48,761			29.48	1,437,474
	SO	2/6/17								187,164	29.48	7.68	1,437,494
Robert W. Bryant	ABP	—	236,000	472,000	944,000
	PSA	2/6/17				12,720	25,440	50,880				38.11	969,518
	RSA	2/6/17							12,720			29.48	374,986
	SO	2/6/17								48,825	29.48	7.68	374,996
Steven R. Markevich	ABP	—	236,000	472,000	944,000
	PSA	2/2/17				14,417	28,833	57,666				38.11	1,098,826
	RSA	2/6/17							14,416			29.48	424,984
	SO	2/6/17								55,335	29.48	7.68	424,995
Joseph F. McDougall	ABP		157,500	315,000	630,000
	PSA	2/6/17				7,632	15,264	30,528				38.11	581,711
	RSA	2/6/17							7,632			29.48	224,991
	SO	2/6/17								29,295	29.48	7.68	224,997
Michael A. Cash	ABP	—	143,500	287,000	574,000
	PSA	2/6/17				8,480	16,960	33,920				38.11	646,346
	RSA	2/6/17							8,480			29.48	249,990
	SO	2/6/17								32,550	29.48	7.68	249,997
Michael F. Finn	ABP	—	154,000	308,000	616,000
	PSA	2/6/17				8,056	16,112	32,224				38.11	614,028
	RSA	2/6/17							8,056			29.48	237,491
	SO	2/6/17								30,922	29.48	7.68	237,493

(1)The amounts shown for the ABP represent estimated possible payouts depending on the Company’s financial performance and the participants’ individual performance. Threshold payout reflects threshold Company performance and a 50% individual performance payout. Target payout reflects target Company performance and a 100% individual performance payout. Maximum payout reflects maximum Company performance and a 200% individual performance payout. The amount that can be earned ranges from zero to 200% of the target payout amount. The actual amounts earned for 2017 are reported in the Summary Compensation Table.

(2)The RSA and PSA grants were awarded in February 2017, with the number of shares equal to the target award, divided by the actual closing stock price on the date of the grant. RSAs vest in equal installments over three years. PSAs cover a three-year performance cycle with a three-year service period vesting requirement. These awards are tied to the Company’s TSR relative to the TSR of a selected industry peer group. Awards will cliff vest upon meeting the applicable TSR thresholds and the three-year service requirement. The actual number of shares awarded is adjusted to between zero and 200% of the target award amount based upon achievement of pre-determined objectives.

(3)Non-qualified stock options were granted in February 2017 and have a ten-year term and vest in equal installments over three years.

(4)The grant date fair values for stock options, RSAs and PSAs were determined in accordance with ASC 718. The grant date fair value for RSAs equaled the closing stock price on the date of the grant. The grant date fair value for PSAs was determined using a valuation methodology (Monte Carlo simulation model) to account for the market conditions linked to these awards.

EXECUTIVE COMPENSATION

56     AXALTA COATING SYSTEMS

Outstanding Equity Awards

The following table provides information regarding the equity awards held by the NEOs as of December 31, 2017.

Name	Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Charles W. Shaver	2/6/17	—	187,164	29.48	2/6/27	48,761	1,577,906	97,523	3,155,844
	2/2/16	80,704	161,433	23.24	2/2/26	39,446	1,276,473	59,165	1,914,579
	5/12/15	199,174	99,618	32.50	5/12/25	179,490	5,808,296	—	—
	5/22/14	198,406	—	11.84	5/22/24	—	—	—	—
	5/22/14	173,605	—	8.88	5/22/24	—	—	—	—
	7/31/13	1,785,522	—	11.84	7/30/23	—	—	—	—
	7/31/13	1,552,287	—	8.88	7/30/23	—	—	—	—
Robert W. Bryant	2/6/17	—	48,825	29.48	2/6/27	12,720	411,619	25,440	823,238
	2/2/16	20,542	41,092	23.24	2/2/26	10,041	324,927	15,060	487,342
	5/12/15	49,792	24,906	32.50	5/12/25	83,334	2,696,688	—	—
	7/31/13	36,591	—	11.84	7/30/23	—	—	—	—
Steven R. Markevich	2/6/17	—	55,335	29.48	2/6/27	14,416	466,502	28,833	933,036
	2/2/16	22,010	44,027	23.24	2/2/26	10,758	348,129	16,136	522,145
	9/30/15	15,942	7,974	25.34	9/30/25	1,975	63,911	—	—
	5/12/15	43,818	21,916	32.50	5/12/25	67,180	2,173,945	—	—
	7/31/13	165,676	—	11.84	7/30/23	—	—	—	—
Joseph F. McDougall	2/6/17	—	29,295	29.48	2/6/27	7,632	246,972	15,264	493,943
	2/2/16	12,105	24,215	23.24	2/2/26	5,917	191,474	8,875	287,179
	5/12/15	29,874	14,944	32.50	5/12/25	34,616	1,120,174	—	—
	7/31/13	25,508	—	11.84	7/30/23	—	—	—	—
Michael A. Cash	2/6/17	—	32,550	29.48	2/6/27	8,480	274,413	16,960	548,826
	2/2/16	13,206	26,416	23.24	2/2/26	6,455	208,884	9,682	313,293
	5/12/15	31,866	15,940	32.50	5/12/25	38,719	1,252,947	—	—
	8/26/13	64,898	—	11.84	8/25/23	—	—	—	—
Michael F. Finn	2/6/17	—	30,922	29.48	2/6/27	8,056	260,692	16,112	521,384
	2/2/16	12,105	24,215	23.24	2/2/26	5,917	191,474	8,875	287,179
	5/12/15	29,874	14,944	32.50	5/12/25	34,616	1,120,174	—	—
	7/31/13	22,960	—	8.88	7/30/23	—	—	—	—

(1)Options vest at the rate of one-third per year on the first, second and third anniversaries of the date of grant.

(2)Restricted stock awards representing annual RSAs granted in May 2015, February 2016 and February 2017 vest at a rate of one-third per year on the first, second and third anniversaries of the grant date. Restricted stock awards representing the one-time additional restricted stock grant in May 2015 vest at a rate of one-half on each of the second and third anniversaries of the grant date. See the “Compensation Discussion and Analysis – Long-Term Equity Incentive Awards – Restricted Stock Awards” section of this Proxy Statement for more detail.

(3)These values equal the number of RSAs indicated multiplied by the closing price of our common stock ($32.36) on December 29, 2017.

(4)Based on performance through December 31, 2017, PSAs for the 2016-2018 performance cycle reflect a threshold performance payout level (50%) and PSAs for the 2017-2019 performance cycle reflect a target performance payout level (100%). Such awards will vest, if at all, on February 2, 2019 and February 6, 2020, respectively.

(5)These values equal the number of PSAs indicated multiplied by the closing price of our common stock ($32.36) on December 29, 2017. The actual value of awards at the end of the applicable performance cycle may vary from the valuations indicated above.

EXECUTIVE COMPENSATION

2018 PROXY STATEMENT     57

2017 Options Exercised and Shares Vested

The value of the stock options exercised and shares acquired on vesting of RSAs by each NEO are set forth in the table below:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Charles W. Shaver	0	0	199,206	6,178,312
Robert W. Bryant	342,827	6,751,381	88,352	2,746,434
Steven R. Markevich	268,558	5,452,106	74,528	2,310,347
Joseph F. McDougall	170,000	3,272,572	37,572	1,166,557
Michael A. Cash	59,874	1,298,856	41,943	1,302,395
Michael F. Finn	115,550	2,423,824	37,572	1,166,557

(1)The value realized on exercise is equal to the difference between the option exercise price and the value of the shares on the exercise date, multiplied by the number of shares being exercised, without taking into account any taxes that may be payable in connection with the transaction.

(2)The value realized on vesting of RSAs is equal to the closing market price on the vesting date multiplied by the total number vested.

Pension Benefits for 2017

Our NEOs do not participate in any pension plans and received no pension benefits during the year ended December 31, 2017.

Nonqualified Deferred Compensation

Our NEOs participate in a nonqualified deferred compensation plan and received nonqualified deferred compensation during the years ended December 31, 2017, 2016 and 2015 to the extent their eligible compensation exceeded the limit established by the

IRS for tax-qualified defined contribution plans. For additional information, see the discussion above on page 49 “— Defined Contribution Plans — Deferred Compensation Plans.”

Name	Year	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)
Charles W. Shaver	2017	—	—	10,730	—	86,570
Robert W. Bryant	2017	—	—	660	—	35,884
Steven R. Markevich	2017	—	—	113,478	—	709,848
Joseph F. McDougall	2017	106,585	11,077	41,278	—	359,771
Michael A. Cash	2017	10,408	6,938	4,923	—	49,501
Michael F. Finn	2017	6,092	5477	8,197	—	64,177

EXECUTIVE COMPENSATION

58     AXALTA COATING SYSTEMS

Potential Payments upon Termination or Change-in-Control

Each of our NEOs has an Executive Agreement that provides for severance benefits upon termination of employment. See “– Severance Arrangements” above for a description of the severance arrangements with our NEOs. Assuming a termination of employment effective as of December 31,

2017 (i) by us without Cause, (ii) by the executive for Good Reason or (iii) by us without Cause or by the executive for Good Reason within two years following a Change in Control, each of our NEOs would have received the following severance payments and benefits.

Name	Payment Type	Termination Without Cause or Resignation for Good Reason(1) ($)	Termination Without Cause or Resignation for Good Reason Following a Change in Control ($)
Charles W. Shaver	Salary	1,720,000	2,580,000
	Bonus(5)	1,881,036	3,096,000
	Equity Awards(2)(3)	4,978,457	17,658,979
	Other(4)	47,605	71,407
	Total	8,627,098	23,406,386
Robert W. Bryant	Salary	885,000	1,180,000
	Bonus(5)	684,230	944,000
	Equity Awards(2)(3)	2,489,228	5,746,531
	Other(4)	36,254	48,339
	Total	4,094,712	7,918,870
Steven R. Markevich	Salary	1,548,750	1,180,000
	Bonus(5)	-	944,000
	Equity Awards(2)(3)	1,991,370	5,646,680
	Other(4)	23,962	31,950
	Total	3,564,082	7,802,630
Joseph F. McDougall	Salary	450,000	900,000
	Bonus(5)	292,677	630,000
	Equity Awards(2)(3)	995,685	2,932,130
	Other(4)	21,934	43,867
	Total	1,760,296	4,505,997
Michael A. Cash	Salary	656,000	820,000
	Bonus(5)	-	574,000
	Equity Awards(2)(3)	1,120,141	3,246,314
	Other(4)	15,975	31,950
	Total	1,792,116	4,672,264
Michael F. Finn	Salary	440,000	880,000
	Bonus(5)	272,637(6)	924,000
	Equity Awards(2)(3)	995,685	2,977,978
	Other(4)	23,925	47,849
	Total	1,732,247	4,829,827

(1)As these amounts assume a termination date of December 31, 2017, they do not reflect the revised severance multiples included in the February 2018 amendments to the Executive Agreements.

(2)Awards representing the one-time additional restricted stock grant in May 2015 vest in full in the event a NEO’s employment is terminated by the Company without Cause, or by the NEO for Good Reason, if such termination occurs on or after the first anniversary of the grant date.

(3)In the event a Change in Control had occurred and the NEOs were terminated without Cause or resigned for Good Reason on December 31, 2017, our NEOs would have realized these amounts with respect to the accelerated vesting of their outstanding equity awards pursuant to the Executive Agreements, which amounts represent (i) as of such date, the number of unvested RSAs, shares subject to unvested options, and unvested PSAs in the amount of the greater of (a) the target PSAs or (b) the number of PSAs determined to vest pursuant to the Company’s performance relative to its TSR peer group, multiplied by (ii) the closing price of our common stock on December 31, 2017, minus (iii) the aggregate exercise price of all such options. Outstanding equity awards held by a NEO as of December 31, 2017, other than the awards representing the one-time additional restricted stock grant in May 2015, only accelerate in the event the NEO is terminated without Cause or resigns for Good Reason within two years following a Change in Control (and the equity awards remain outstanding, or the successor entity assumes the awards or substitutes an equivalent award).

EXECUTIVE COMPENSATION

2018 PROXY STATEMENT     59

(4)Each NEO will be entitled to receive an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for a period of 12-24 months after the termination date (or 24-36 months after a Change in Control).

(5)In addition to the amount shown, each NEO is also entitled to receive an amount equal to any bonus earned by the NEO for the year prior to the year of termination, to the extent unpaid as of the termination date.

(6)In addition to the amount shown, Mr. Finn is also entitled to receive a pro-rated portion of the annual bonus he would have received for the year of termination, based on the Company’s actual performance for that year and paid at the same time annual bonuses are paid to the Company’s executives generally.

The following definitions apply to the above termination scenarios:

•Termination without Cause. A termination without “Cause” would occur if the Company terminates a NEO’s employment for any reason other than (i) the Board’s determination that the NEO failed to substantially perform the NEO’s duties (other than any such failure resulting from the NEO’s disability); (ii) the Board’s determination that the NEO failed to carry out, or comply with any lawful and reasonable directive of the Board or the NEO’s immediate supervisor; (iii) the NEO’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony, indictable offense or crime involving moral turpitude; (iv) the NEO’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its subsidiaries or while performing the NEO’s duties and responsibilities; or (v) the NEO’s commission of an act of fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duty against the Company of any of its subsidiaries.

•Termination for Good Reason. Each NEO has the right to resign for “Good Reason” in the event that any of the following events or conditions occurs without the NEO’s written consent: (i) a decrease in the NEO’s base salary, other than a reduction in the NEO’s base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other similarly situated employees of the

Company; (ii) a material decrease in the NEO’s authority or areas of responsibility as are commensurate with such NEO’s title or position; or (iii) the relocation of the NEO’s primary office to a location more than 35 miles from the NEO’s then-current primary office location. The NEO must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within 90 days of the occurrence of such event or condition or the date upon which the NEO reasonably became aware that such an event or condition had occurred. The Company has 30 days to cure such event or condition after receipt of written notice of such event or condition from the NEO. If the event or condition is not cured within 30 days after the NEO delivers notice to the Company, the NEO may resign for “Good Reason” as long as the resignation occurs before the first anniversary of the date notice was provided by the NEO.

•Change in Control. A “Change in Control” generally would occur if (i) any person or entity acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the total combined voting power of our common shares outstanding immediately after such transaction; (ii) subject to certain exceptions the turnover of a majority of our Board during any twelve month period; or (iii) the consummation of a transaction or series of transactions in which our common shares outstanding immediately before the transaction cease to represent more than 70% of the combined voting power of the entity surviving the transaction or series of transactions.

Compensation Risk

We do not believe that the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on us. From time to time, the Compensation Committee will undertake a comprehensive review of our various compensation programs and policies to ensure that proper controls are in place and that these do not motivate inappropriate risk taking. These programs and policies are described in more detail in the “Compensation Discussion and Analysis – Overview of Our Executive Compensation Practices” section of this Proxy Statement.

60     AXALTA COATING SYSTEMS

CEO PAY RATIO

The following is a reasonable estimate, prepared in accordance with SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee, utilizing the methodology described below. Please note that SEC rules and guidance permit a variety of methodologies, exclusions, estimates and assumptions to be used in determining median employee compensation. In addition, employee populations and compensation programs differ by company. Therefore the pay ratio reported by other companies may not be comparable to our pay ratio reported below.

As of our determination date of October 15, 2017, we had a global employee population of approximately 11,787 individuals, which omits approximately 648 employees of the six businesses we acquired during 2017 prior to the determination date (Ellis Paint, Century Industrial Coatings, Industrial Wood Coatings, Spencer Coatings Group, CH Coatings and Plascoat Systems). From that population we excluded 523 employees in eleven countries under the 5% de minimus exemption as permitted under SEC rules, with employee counts as follows: Costa Rica (4), Dominican Republic (22), El Salvador (9), Guatemala (184), Honduras (20), Indonesia (98), Japan (42), Malaysia (109), Nicaragua (10), Panama (16) and Vietnam (9).

From the remaining 11,264 employees, we then determined the median employee using “base salary” as our consistently applied compensation measure. We established the median base salary of the remaining population, annualizing base salary for employees hired during 2017 and approximating annual base salary for hourly workers using hourly rates and reasonable estimates of hours worked. Using a valid statistical sampling methodology, we produced a sample of employees with a base salary within a 5% range of that median and selected an employee from within that group as our median employee, considering whether the selected employee will likely continue to be representative of our median in future years.

We determined the median employee’s annual total compensation for 2017 was $60,741. As disclosed in the Summary Compensation Table on page 53, our Chief Executive Officer’s annual total compensation for 2017 was $8,440,994. Based on the foregoing, our estimate of the ratio of the annual total compensation of our Chief Executive Officer to that of our median employee was 139:1.

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Proposal 6

Amendment and restatement of our 2014 Incentive Award Plan

☑ The Board recommends a vote FOR this proposal.

•Increases the number of available shares by 11,925,000 shares.

•Introduces fungible share pool to provide greater flexibility in determining the right mix of equity awards.

•Implements additional provisions that serve the best interests of our shareholders, including minimum vesting periods, alignment of dividend payments with award vesting, and prohibitions on liberal share recycling and option repricing.

On February 21, 2018, the Board of Directors unanimously approved and adopted, subject to the approval of shareholders at the Annual Meeting, an amendment and restatement of the Axalta Coating Systems Ltd. 2014 Incentive Award Plan (the “2014 Plan”). The 2014 Plan is a long-term incentive plan providing for the grant of cash and equity-based awards, which is designed to attract and retain officers and other employees of the Company and its subsidiaries, help align the economic interests between such persons and our shareholders, and provide such persons with incentives and rewards for performance. The 2014 Plan was first adopted in 2014 in connection with our IPO. The 2014 Plan replaced the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan (the “Prior Plan”).

The proposed amendment and restatement of the 2014 Plan (the “Restated Plan”) will make 11,925,000 additional shares of our Common Shares (“shares”) available for issuance while implementing a number of best practices that protect the interests of our shareholders. We believe that the adoption of the Restated Plan is necessary in order to allow continued utilization of equity awards to attract, retain and motivate employees and to further align the interests of the our employees with those of our shareholders. The material features of, and changes to, the Restated Plan are summarized below, which summary is qualified in its entirety by reference to the complete text of the Restated Plan, a copy of which is attached as Appendix C to this Proxy Statement.

Overview of Principal Changes to the 2014 Plan

Increase in the Number of Available Shares. The Restated Plan seeks to make an additional 11,925,000 shares available for issuance under the plan, bringing the total number of shares available for future awards to approximately 15,073,060. As described below, we also changed to a fungible share pool approach in the Restated Plan, which will cause restricted stock, restricted stock units and other “full value” awards to reduce the share pool by 2.3 shares for every award share issued, because full value awards are more valuable than an option or stock appreciation right (“SAR”). The size of the requested share pool takes this fungible share pool approach into account, resulting in a larger requested increase than if we had continued with our past approach of reducing the share pool by only one share for each full-value award share issued. Our three-year average annual number of shares granted from 2015-2017, not applying a fungible share pool approach, was approximately 2.4 million shares. If we apply the fungible share pool approach to grants made during this period, reducing the share reserve by 2.3 shares for each restricted stock and restricted stock unit award granted, our three-year average annual number of shares granted from 2015-2017 would have been approximately 4.2 million shares. We anticipate that this increase in available shares will be sufficient to cover all grants made over the next two to three years, which we believe are necessary in order to attract and retain talented employees. Once the increased share reserve nears exhaustion, we will again need to seek shareholder approval to authorize more shares. Requesting shareholder approval for only a limited number of shares at a given time means that shareholders will have the chance to weigh in regularly on our incentive compensation program.

Fungible Share Pool. The Restated Plan introduces a fungible share pool to give the Compensation Committee greater flexibility in determining the right mix of equity awards to incentivize participants. To the extent the Compensation Committee uses the share pool to grant more valuable awards, the share pool will be depleted quicker. Each share issued under a restricted stock, restricted stock unit or similar “full value” award will reduce the share pool by 2.3 shares, while each share issued under an option or SAR will reduce the pool by one share.

Minimum Vesting Periods. The Compensation Committee historically imposed a minimum vesting period of at least twelve months on awards through individual award agreements, in order to promote the

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retention of executives and directors. In line with best practices, the Restated Plan includes a minimum vesting requirement in the plan itself so that awards granted will vest no sooner than twelve months following grant, subject to earlier vesting in the event of the participant’s death or disability or a change of control of the Company. The Compensation Committee also retains the right to grant a small percentage of awards (five percent of shares reserved for issuance) not subject to the minimum vesting requirements in order to maintain the flexibility to provide for shorter vesting periods in limited instances.

No Payment of Dividends or Dividend Equivalents until Related Awards Have Vested or Been Earned. The Restated Plan clarifies that if dividend or dividend equivalent rights are provided in connection with an award, they will not be paid unless and until the award vests.

Prohibition on Liberal Share Recycling. The Restated Plan now specifically prohibits certain liberal share recycling practices including regranting of shares withheld in connection with a net exercise of options or SARs, shares used to pay the exercise price of an option, shares withheld to satisfy withholding taxes or shares repurchased on the open market with the proceeds of an option exercise. By prohibiting liberal share recycling, shareholders will have a better sense of how many shares we have left in the share pool at any given time. While the Compensation Committee had no current intention to engage in these practices, the restrictions are now formally set forth in the Restated Plan.

Express Prohibition on Option Repricing. The Restated Plan expressly prohibits the Company from reducing the exercise price of outstanding options or SARs, exchanging options or SARs for new awards with a lower exercise price, cancelling underwater options or SARs in exchange for cash or other securities, or taking any other action with respect to options or SARs that would be treated as repricing by the NYSE. While the Compensation Committee had no current intention to engage in these practices, the restrictions are now formally set forth in the Restated Plan.

Extend Term. The Restated Plan provides for a new 10-year term, continuing in effect until 2028.

Other Changes. The Restated Plan provides for certain clarifying changes and revisions, including removing references to Carlyle, as well as to other administrative provisions and definitions.

Key Data

The following table includes information regarding outstanding equity awards and shares available for future awards under the 2014 Plan as of March 8, 2018

(and without giving effect to approval of the Restated Plan under this proposal):

Total shares available for future awards under 2014 Plan	3,148,060
Total shares underlying outstanding options	8,498,921
Weighted average exercise price of outstanding options	$17.91
Weighted average remaining contractual life of outstanding options	6.66
Total shares subject to outstanding, unvested shares of time-vesting restricted stock	752,225
Total shares subject to time-vesting restricted stock units	1,325,836
Total shares subject to outstanding earned (performance condition satisfied) and unvested restricted stock and restricted stock unit awards	0
Total shares subject to outstanding unearned (performance condition not satisfied) restricted stock and restricted stock unit awards	927,067
Total common shares outstanding	245,105,225

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As shown in the following table, our three-year average annual burn rate was 1.88%. Burn rate represents all awards granted in a fiscal year (including awards granted outside the 2014 Plan), including a 2.50 multiplier applied to full-value shares granted, divided by the number of basic weighted average common shares outstanding for that fiscal year.

	Options Granted(1)	Time-Based Full Value Awards Granted(2)	Target Performance-Based Awards Granted(3)	Performance Based-Awards Earned(4)	Total(5)	Burn Rate(6)
2017	881,687	816,377	313,797	0	2,011,861	1.54%
2016	1,071,938	884,468	346,377	0	2,302,783	1.74%
2015	1,276,931	1,075,419	0	0	2,982,350	2.37%
Three- Year Average	1,076,852	1,135,421	220,058	0	2,432,331	1.88%

(1)Options granted during fiscal years 2017, 2016 and 2015 and subsequently forfeited are included here. The number of options granted in each of the last three fiscal years, but subsequently forfeited, was: 2017: 77,288; 2016: 113,920; and 2015: 152,127.

(2)Time-based full value awards (restricted stock and RSUs) granted during fiscal years 2017, 2016 and 2015 and subsequently forfeited are included here. The number of time-based full value awards granted in each of the last three fiscal years, but subsequently forfeited, was: 2017: 79,368; 2016: 147,169; and 2015: 117,196.

(3)Performance-based awards granted during fiscal years 2017, 2016, and 2015 and subsequently forfeited are included here. The number of shares with respect to performance-based awards granted in each of the last three fiscal years, but subsequently forfeited, was: 2017: 19,080; 2016: 31,195; and 2015: zero. The actual number of shares awarded is adjusted to between zero and 200% of the target award amount based upon achievement of pre-determined objectives. The amounts actually earned with respect to these awards are not yet determinable.

(4)No performance based-awards were scheduled to vest in fiscal years 2017, 2016 or 2015.

(5)Includes options granted, time-based full value awards granted and target performance-based awards granted.

(6)Our basic weighted average common share outstanding in each of the last three fiscal years was: 2017: 240.4 million; 2016: 238.1 million; and 2015: 233.8 million.

Summary of Provisions of Restated Plan

Key Provisions of the Restated Plan

The Restated Plan includes a number of provisions that we believe serve the interests of our shareholders, facilitate effective corporate governance and demonstrate reasonable use of shares:

•Minimum vesting period of one year from the date of grant, subject to certain limited exceptions;

•No repricing of options or SARs and no cash buyout of underwater options and SARs without shareholder approval;

•No “liberal” share recycling provisions;

•No dividend equivalents on options or stock appreciation rights and no payment of dividends or dividend equivalent rights on awards that do not vest;

•No evergreen provision;

•No excise tax gross-up on change in control benefits; and

•Awards are subject to our clawback policies.

Share Reserve. Subject to adjustment as described under “Adjustments of Awards” below, if shareholders approve the Restated Plan, increasing the number of shares available for issuance by 11,925,000 shares, the Restated

Plan’s aggregate share reserve, which represents the total number of shares that have been authorized for issuance under the plan since its inception in 2014, would be 23,755,000 shares. Of this total, approximately 8,681,940 shares have already been issued (either vested or exercised awards) or are subject to outstanding awards, leaving approximately 15,073,060 shares available for future awards. The shares are issuable under a variety of share-based awards, including stock options, SARs, restricted stock awards, restricted stock unit awards, deferred stock awards, dividend equivalent awards, stock payment awards and performance awards. The 2014 Plan provides that any shares issued under any award will be counted against this limit as one share for every one share issued under the award. If the shareholders approve the Restated Plan, any shares issued under options or SARs will be counted against this limit as one share for every one share issued under the award, and any shares issued under awards other than options or SARs will be counted against this limit as 2.3 shares for every one share issued.

Proposal No. 6: Amendment and Restatement of our 2014 Incentive Award Plan

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The following counting provisions will be in effect for the share reserve under the Restated Plan.

•If an award (including awards under the Prior Plan) is forfeited, expires or lapses for any reason, or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be added back to the share reserve. Shares would be added back as one share if they were subject to options or SARs and 2.3 shares if they were subject to other awards.

•Shares that are tendered or withheld to satisfy the exercise price or tax withholding obligation with respect to an award will not be added back to the share reserve.

•If shares are issued upon exercise of a SAR, the share reserve will be reduced by the gross number of shares subject to the SAR, not the net number of shares issued.

•Shares purchased on the open market with the cash proceeds from the exercise of options will not be added to the share reserve.

•The payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the share reserve.

•To the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries will not be counted against the share reserve.

Administration. The Compensation Committee (or another committee or a subcommittee of our Board) is the administrator of the Restated Plan. Except as otherwise determined by our Board, the Compensation Committee will consist of at least two members of our Board, each of whom will be intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and, to the extent required by applicable law, an “independent director” under the rules of the NYSE or other principal securities market on which shares are traded. The Restated Plan provides that the Compensation Committee may from time to time delegate its authority to grant awards to a committee consisting of one or more members of our Board or one or more of our officers, provided that no officer shall be delegated such authority to grant awards to individuals who are subject to Section 16 of the Exchange Act, or officers or directors who have been delegated the authority to grant or amend awards under the Restated Plan.

Subject to the terms and conditions of the Restated Plan, the administrator will have the authority to select the persons to whom awards are to be made, to determine the type of awards to be granted and the number of shares to be subject to awards and the terms and conditions of awards, to determine when awards can be settled in cash, shares or other awards or whether to cancel, forfeit or surrender awards, to prescribe the form of award agreement, to accelerate vesting or lapse restrictions and to make all other determinations and to take all other actions necessary or advisable for the administration of the Restated Plan. The administrator will also be authorized to adopt, amend or rescind rules relating to administration of the Restated Plan.

Eligibility. The Restated Plan provides that awards may be granted to individuals who are our employees, consultants or non-employee directors or the employees, consultants or non-employee directors of certain of our subsidiaries. As of December 31, 2017, we (together with our covered subsidiaries) had approximately 13,300 employees and 7 non-employee directors. We have not made any grants to consultants under the 2014 Plan to date. Only employees of our Company or certain of our subsidiaries may be granted incentive stock options (“ISOs”). Because the Restated Plan provides for broad discretion in selecting which eligible persons will participate and in making awards, the total number of persons who will participate in the Restated Plan and the benefits that will be provided to participants cannot be determined at this time.

Awards. The Restated Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, performance awards and stock payment awards, or any combination thereof. The terms and conditions of awards are set forth in an agreement with the person receiving the award. The following is a brief description of the awards that may be granted under the Restated Plan.

•Options

–Nonqualified stock options (“NQSOs”) provide for the right to purchase shares at a specified price, which may not be less than fair market value of a share on the date of grant, and usually become exercisable in one or more installments after the grant date, subject to the satisfaction of applicable vesting conditions. NQSOs may have terms of up to ten years.

–ISOs are stock options that are intended to comply with the provisions of Section 422 of the Code. ISOs, like NQSOs, must have an exercise price of not less than the fair market value of a share on the date of grant and can have a term of up to ten years, unless granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, in which case the exercise price must be at least 110% of the fair market value of a share on the date of grant and that term may not exceed five years.

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–The exercise price of options granted under the Restated Plan may be paid in cash, by tendering previously acquired shares having a fair market value equal to the exercise price, through broker-assisted cashless exercise, by net exercise or any other means permitted by the administrator consistent with applicable law or by a combination of any of the permitted methods.

•Restricted stock is a share of stock that is subject to such vesting, transfer and other restrictions as may be determined by the administrator. Restricted stock, typically, will be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. The Restated Plan provides that restricted stock generally may not be sold or otherwise transferred until restrictions are removed or expire. Recipients of restricted stock have voting rights and may receive dividends. If shareholders approve the Restated Plan, any dividends relating to the restricted stock will be subject to the same vesting conditions as the restricted stock.

•Restricted stock units provide for the issuance of shares or cash of equal value after vesting and any other conditions are satisfied. Unlike restricted stock, shares underlying restricted stock units are not issued until the restricted stock units have vested, and recipients of restricted stock units have no voting or dividend rights prior to the time when vesting conditions are satisfied; however, dividend equivalents, which are a form of phantom dividends, may be provided. If shareholders approve the Restated Plan, any such dividend equivalents would be subject to the same vesting conditions as the restricted stock units.

•SARs are similar to stock options, except that no exercise price is paid. If applicable vesting conditions are satisfied, the participant may exercise the SAR by providing an exercise notice to us. Upon exercise, any post-grant appreciation in the value of a share of our stock is paid (either in shares, cash or a combination of both). The base price used to calculate the payment upon exercise of SARs must be at least 100% of the fair market value of a share on the date of grant. SARs may have a term of up to ten years.

•Dividend equivalents, which may not be granted or paid with respect to options or SARs, represent the value of the dividends, if any, paid by us on shares while the award is outstanding, calculated with reference to the number of shares covered by the award. The Restated Plan provides that dividend equivalents may be settled in cash or shares and at such times as determined by the administrator; provided that, dividend equivalents will be subject to the same vesting conditions as the award to which they relate and shall be paid at the same time the cash is paid or share are issued at or after vesting of the award. This restriction on vesting and payment of dividend equivalents was added to the Restated Plan in the amendment and restatement that shareholders are being asked to approve.

•Performance awards are awards with vesting conditions that are based upon specific performance targets. Performance awards may be paid in cash or in shares or in a combination of both. The Restated Plan provides that performance awards may include “phantom” stock awards that provide for payments based upon the value of our shares and that performance awards may also include bonuses payable in cash or in shares or in a combination of both.

•Stock payment awards are awards that provide for payment in the form of shares, options or other right to purchase shares, as part of a bonus, deferred compensation or other arrangement. Stock payment awards may, but are not required to, be granted in lieu of base salary, bonuses, fees or other cash compensation.

•Substitute awards are awards issued in assumption or of substitution for awards granted under incentive plans sponsored or maintained by an entity with which we engage in a corporate transaction. Substitute awards generally have substantially the same terms and conditions as the award they replace, except that the number of shares, the exercise price, grant price or other price of shares or any performance conditions may differ from the awards they replace.

Performance Criteria. The Compensation Committee may determine that performance criteria will apply to awards granted under the Restated Plan. The performance goals may include, without limitation, any one or more of the following: (i) net earnings or losses or adjusted net earnings or losses (in any case either before or after one or more or none of the following: (a) interest, (b) taxes, (c) depreciation and (d) amortization) (including for the avoidance of doubt Adjusted EBITDA); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets (or net assets); (viii) return on capital (or invested capital) and cost of capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net or adjusted profit or operating margin, including EBITDA margin and EBIT margin (including for the avoidance of doubt Adjusted EBITDA Margin); (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share;

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(xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) sales and sales unit volume; (xxiii) brand recognition and acceptance; (xxiv) inventory turns or cycle time; (xxv) market penetration and geographic business expansion; (xxvi) customer satisfaction/growth; (xxvii) employee satisfaction; (xxviii) recruitment and maintenance of personnel; (xxix) human resources management; (xxx) supervision of litigation and other legal matters; (xxxi) strategic partnerships and transactions; (xxxii) financial ratios (including those measuring liquidity or activity); and (xxxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The administrator may provide that one or more adjustments shall be made to one or more of the performance goals, which may include, without limitation, one or more of the following: (i) items related to a change in accounting principles; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards; (ix) items attributable to any share dividend, share split, combination or exchange of shares occurring during the performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; and (xx) items relating to any other unusual or nonrecurring events or changes in applicable law, accounting principles or business conditions.

Termination of Employment or Service. Each award agreement will set forth the holder’s rights with respect to the award following termination of employment or service.

Change in Control. In the event of a change in control in which outstanding awards are not assumed or equivalent awards are substituted by the acquirer or their parent, we may provide for (i) the termination of such award in exchange for an amount of cash, rights or other property having a value equal to the amount that would have been attained upon the exercise or settlement of such award or (ii) the award to become fully vested and exercisable immediately prior to the change in control, with the portion of any such award that is subject to performance-based vesting becoming vested in accordance with the terms and conditions of the applicable agreement and, in the absence of applicable terms and conditions, the administrator’s discretion.

Under the Restated Plan, a change in control is generally defined as:

•an acquisition immediately after which any person, group or entity directly or indirectly acquires more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition, excluding any acquisition directly from us, by us, or by any of our employee benefit plans and certain other acquisitions;

•during any period of two consecutive years, the individuals who, as of the beginning of such period, constituted our Board, which we refer to as the incumbent board, cease to constitute at least a majority of the Board, provided that any individual who becomes a member of our Board subsequent to the beginning of such period and whose election or nomination was approved by at least two-thirds of the members of the incumbent board will be considered as though he or she were a member of the incumbent board;

•consummation of a merger, consolidation, reorganization, or business combination; a sale or other disposition of all or substantially all of our assets; or the acquisition of assets or stock of another entity unless (a) our shareholders immediately before the transaction continue to have beneficial ownership of at least a majority of our outstanding shares or shares of the successor entity and (b) no person has beneficial ownership of 50% or more of the combined voting power of the successor entity’s outstanding voting securities; or

•shareholder approval of our liquidation or dissolution.

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Adjustments of Awards. In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation, or other distribution of our assets to shareholders (other than normal cash dividends) or any other change affecting the number of outstanding shares or the price of our shares, other than an equity restructuring, the administrator may make equitable adjustments, if any, to reflect such change with respect to:

•the aggregate number and kind of shares subject to the Restated Plan, including adjustments to limits on the maximum number of shares that may be issued;

•the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and

•the grant or exercise price per share of any outstanding options and SARs.

In the case of an equity restructuring, which generally means a nonreciprocal transaction between us and our shareholders, the administrator will be required to make such equitable adjustments.

Amendment and Termination. The Restated Plan provides that our Board or Compensation Committee, as applicable, may terminate, amend or modify the Restated Plan at any time and from time to time; provided that no such action to the Restated Plan or an award may, without a holder’s written consent, materially impair any previously granted award. However, under the Restated Plan, the Board or Compensation Committee may not take any of the option repricing-related actions as described above (absent shareholder approval).

Effective Date and Duration. If approved by our shareholders, the Restated Plan will become effective on May 2, 2018. The Restated Plan will expire on, and no option or other award will be granted pursuant to the Restated Plan after, February 21, 2028, which is the tenth anniversary of the date the Restated Plan was approved by our Board. Any award that will be outstanding on the expiration date of the Restated Plan will remain in force according to the terms of the Restated Plan and the applicable award agreement.

Minimum Vesting. If approved by our shareholders, the Restated Plan will provide that awards granted after the Annual Meeting will not vest sooner than 12 months following grant other than upon a holder’s termination of service due to death or disability or a change in control. Notwithstanding the foregoing, awards covering up to 5% of the total shares available under the Plan as of May 2, 2018 and awards granted in substitute of outstanding awards of another party to a merger, acquisition or similar transaction that have a vesting period of less than one year are not subject to these minimum vesting period requirements. The 2014 Plan currently does not include these minimum vesting provisions.

Transferability. Awards under the Restated Plan are generally non-transferable except upon the death of a participant, although the administrator may permit a participant to transfer awards (for example, to family members or trusts for family members) subject to such conditions as the administrator may establish.

Tax Withholding. We may deduct or withhold, or require a holder to remit, an amount sufficient to satisfy federal, state, local, domestic or foreign taxes required by law or regulation to be withheld with respect to any taxable event arising as a result of the Restated Plan. The administrator may permit participants to elect that the withholding requirement be satisfied, in whole or in part, by having us withhold, or by tendering to us, shares having a fair market value equal to the minimum withholding obligation. If approved by our shareholders, the Restated Plan will permit withholding of such greater amount that the administrator may designate, up to the maximum statutory withholding rate.

Clawback of Benefits. Under the Restated Plan, we may cancel awards, require reimbursement of amounts earned under awards, and effect any other right of recoupment of equity or other compensation provided under any of our current or future clawback policies.

Securities Laws and U.S. Federal Income Taxes. The following is a brief description of the principal federal income tax consequences relating to awards under the Restated Plan. This summary is based on our understanding of present federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.

Consequences to the Optionholder

Grant. There are no federal income tax consequences to the optionholder solely by reason of the grant of ISOs or NQSOs under the Restated Plan.

Exercise. The exercise of an ISO is not a taxable event for regular federal income tax purposes if certain requirements are satisfied, including the requirement that the optionholder generally must exercise the ISO no later than three months following the termination of the optionholder’s employment with us. However, such exercise may give rise to alternative minimum tax liability (see “Alternative Minimum Tax” below).

Upon the exercise of an NQSO, the optionholder will generally recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the amount paid therefor by the optionholder as the exercise price. The ordinary income,

Proposal No. 6: Amendment and Restatement of our 2014 Incentive Award Plan

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if any, recognized in connection with the exercise by an optionholder of an NQSO will be subject to both wage and employment tax withholding if the optionholder is an employee.

The optionholder’s tax basis in the shares acquired pursuant to the exercise of an option will be the amount paid upon exercise plus, in the case of an NQSO, the amount of ordinary income, if any, recognized by the optionholder upon exercise thereof.

Qualifying Disposition. If an optionholder disposes of shares acquired upon exercise of an ISO in a taxable transaction, and such disposition occurs more than two years from the date on which the option was granted and more than one year after the date on which the shares were transferred to the optionholder pursuant to the exercise of the ISO, the optionholder will recognize long-term capital gain or loss equal to the difference between the amount realized upon such disposition and the optionholder’s adjusted basis in such shares (generally the option exercise price).

Disqualifying Disposition. If the optionholder disposes of shares acquired upon the exercise of an ISO (other than in certain tax free transactions) within two years from the date on which the ISO was granted or within one year after the transfer of shares to the optionholder pursuant to the exercise of the ISO, at the time of disposition the optionholder will generally recognize ordinary income equal to the lesser of (i) the excess of each such share’s fair market value on the date of exercise over the exercise price paid by the optionholder or (ii) the optionholder’s actual gain (i.e., the excess, if any, of the amount realized on the disposition over the exercise price paid by the optionholder). If the total amount realized in a taxable disposition (including return of capital and capital gain) exceeds the fair market value on the date of exercise of the shares purchased by the optionholder under the option, the optionholder will recognize a capital gain in the amount of such excess. If the optionholder incurs a loss on the disposition (i.e., if the total amount realized is less than the exercise price paid by the optionholder), the loss will be a capital loss.

Other Disposition. If an optionholder disposes of shares acquired upon exercise of an NQSO in a taxable transaction, the optionholder will recognize capital gain or loss in an amount equal to the difference between the optionholder’s basis (as discussed above) in the shares sold and the total amount realized upon disposition. Any such capital gain or loss (and any capital gain or loss recognized on a disqualifying disposition of shares acquired upon exercise of ISOs as discussed above) will be short-term or long-term depending on whether the shares were held for more than one year from the date such shares were transferred to the optionholder.

Alternative Minimum Tax. Alternative minimum tax, or AMT, is payable if and to the extent the amount thereof exceeds the amount of the taxpayer’s regular tax liability, and any AMT paid generally may be credited against future regular tax liability (but not future AMT liability). AMT applies to alternative minimum taxable income.

For AMT purposes, the spread upon exercise of an ISO (but not an NQSO) will be included in alternative minimum taxable income, and the taxpayer will receive a tax basis equal to the fair market value of the shares at such time for subsequent AMT purposes. However, if the optionholder disposes of the ISO shares in the year of exercise, the AMT income cannot exceed the gain recognized for regular tax purposes, provided that the disposition meets certain third-party requirements for limiting the gain on a disqualifying disposition. If there is a disqualifying disposition in a year other than the year of exercise, the income on the disqualifying disposition is not considered alternative minimum taxable income.

Consequences to the Company

There are no federal income tax consequences to us by reason of the grant of ISOs or NQSOs or the exercise of an ISO (other than disqualifying dispositions).

At the time the optionholder recognizes ordinary income from the exercise of an NQSO, we will be entitled to a federal income tax deduction in the amount of the ordinary income so recognized (as described above), provided that we satisfy our tax reporting obligations. To the extent the optionholder recognizes ordinary income by reason of a disqualifying disposition of the shares acquired upon exercise of an ISO, we will be entitled to a corresponding deduction in the year in which the disposition occurs.

We will be required to report to the Internal Revenue Service any ordinary income recognized by any optionholder by reason of the exercise of an NQSO or upon a disqualifying disposition of an ISO. We will be required to withhold income and employment taxes (and pay the employer’s share of employment taxes) with respect to ordinary income recognized by employee optionholders upon the exercise of an NQSO, but not upon a disqualifying disposition of an ISO.

Stock Appreciation Rights

A participant generally will not realize taxable income at the time a SAR is granted. Upon settlement of a SAR, the participant will recognize as ordinary income the amount of cash received or, if the right is paid in shares, the fair market value of such shares at the time of payment. We will generally be allowed a tax deduction in the taxable year the participant includes the amount in income.

Proposal No. 6: Amendment and Restatement of our 2014 Incentive Award Plan

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Restricted Stock

A participant generally does not realize taxable ordinary income as a result of receiving a restricted stock grant, and we are not entitled to a deduction for federal income tax purposes at the time of the grant, provided that the shares are not transferable and are subject to restrictions constituting a “substantial risk of forfeiture.” When the restrictions lapse, the participant will be deemed to have received taxable ordinary income equal to the fair market value of the shares underlying the award at the time of lapse. An amount equal to the compensation included in the participant’s income will generally be deductible by us in the taxable year of inclusion. The participant’s tax basis in the shares will be equal to the fair market value of such shares on the date the restrictions lapse. Any gain realized upon disposition of such shares is taxable as capital gain income, with the applicable tax rate depending upon, among other things, how long such shares were held following the lapse of the restrictions.

Under certain circumstances, a participant may, within thirty days after transfer of the restricted shares, irrevocably elect under section 83(b) of the Internal Revenue Code to include in the year in which such restricted shares are transferred as gross income, the fair market value of such shares, which is determined as of the date of transfer and without regard to any restriction other than a restriction that by its terms will never lapse. A copy of this election must be provided to us. The basis of such shares will be equal to the amount included in income. The holding period for capital gains purposes begins when the shares are transferred to the participant. If such shares are forfeited before the restrictions lapse, the forfeiture will be treated as a sale or exchange and no tax deduction will be allowed for the amount included in income as a result of the original election.

Restricted Stock Units, Performance Awards and Other Awards

Restricted stock units, performance awards and other awards granted under the Restated Plan are generally not subject to tax at the time of the award but are subject to ordinary income tax at the time of payment, whether paid in cash or shares. With respect to such awards, we generally will be allowed a tax deduction for the amount included in the taxable income of the participant in the taxable year of inclusion.

Other Tax Consequences

The foregoing discussion is not a complete description of the federal income tax aspects of awards granted under the Restated Plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax consequences.

New Plan Benefits. The future awards that participants may receive under the Restated Plan are discretionary, and therefore, not determinable at this time.

As of March 8, 2018, Charles W. Shaver, Chairman and Chief Executive Officer, has been issued 911,433 options under the 2014 Plan; Robert W. Bryant, Executive Vice President and Chief Financial Officer, has been issued 232,984 options under the 2014 Plan; Steven R. Markevich, Executive Vice President and President, Transportation Coatings and Greater China, has been issued 265,227 options under the 2014 Plan; Joseph F. McDougall, Executive Vice President and President, Global Refinish and EMEA, has been issued 151,883 options under the 2014 Plan; Michael A. Cash, Senior Vice President and President, Industrial Coatings, has been issued 155,051 options under the 2014 Plan; and Michael F. Finn, Senior Vice President, General Counsel, and Corporate/Government Affairs and Corporate Secretary, has been issued 142,351 options under the 2014 Plan.

All current executive officers as a group have been issued 1,858,929 options under the 2014 Plan. No current directors who are not executive officers have been issued options under the 2014 Plan, including Messrs. McLaughlin and Smolik, the nominees for election as directors at the Annual Meeting. No associates of such directors, executive officers or nominees have received options under the 2014 Plan. All employees, including all current officers who are not executive officers, as a group have been issued 2,070,185 options under the 2014 Plan. No other person has received or is expected to receive five percent or more of the awards under the 2014 Plan.

The Board of Directors recommends a vote “FOR” Proposal No. 6, to approve the Restated Plan. Approval of the Restated Plan requires the affirmative vote of a majority of votes cast at the Annual Meeting. Proxies will be voted “FOR” such approval, unless otherwise specified in the proxy.

70     AXALTA COATING SYSTEMS

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017, with respect to the shares of our common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	10,678,676	(1)	$16.54	(2)	4,985,383	(1)(3)
Equity compensation plans not approved by security holders	—		—		—

(1)Assumes shares issued upon vesting of PSAs and PSUs vest at 100% of target award amount. Actual number of shares issued on vesting could be between zero and 200% of the target award amount.

(2)Weighted average exercise price of outstanding options; excludes RSAs, RSUs, PSAs and PSUs.

(3)Represents securities remaining available for future issuance under the 2014 Incentive Award Plan and includes 641,640 shares that represent the incremental increase above target for a maximum payout related to our PSAs and PSUs.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 8, 2018 by:

•each person known to us to own beneficially more than 5% of our capital stock;

•each of our directors;

•each of our named executive officers; and

•all of our directors and named executive officers as a group.

We had 245,105,225 common shares outstanding as of March 8, 2018. The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are not deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner, other than Berkshire, BlackRock and Vanguard, is c/o Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103.

	Number of Common Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent of Class
Principal Members (as of December 31, 2017)
Berkshire Hathaway Inc.(1)	23,324,000	9.5%
The Vanguard Group(2)	18,728,270	7.6%
BlackRock, Inc.(3)	15,285,315	6.2%
Executive Officers and Directors (as of March 8, 2018)
Charles W. Shaver(4)	3,972,154	1.6%
Robert W. Bryant(5)	202,005	*
Stephen R. Markevich(6)	340,918	*
Joseph F. McDougall(7)	113,561	*
Michael A. Cash(8)	199,584	*
Michael F. Finn(9)	90,562	*
Mark Garrett(10)	8,632	*
Deborah J. Kissire(11)	6,283	*
Andreas C. Kramvis(12)	108,900	*
Elizabeth C. Lempres(13)	6,283	*
Robert M. McLaughlin(14)	102,358	*
Lori J. Ryerkerk(15)	12,839	*
Samuel L. Smolik(16)	11,016	*
All executive officers and directors as a group (13 persons)	5,175,275	2.1%

*Denotes less than 1.0% of beneficial ownership.

(1)Reflects ownership as reported on the most recent Schedule 13G filing which was filed with the SEC on February 16, 2016 by Berkshire Hathaway Inc. and entities controlled directly or indirectly by Warren E. Buffet (“Berkshire”), located at 3555 Farnam Street, Omaha, Nebraska 68131. Berkshire reports shared power to vote or direct the vote of 23,324,000 shares and shared power to dispose of or to direct the disposition of 23,324,000 shares. Berkshire has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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72     AXALTA COATING SYSTEMS

(2)Reflects ownership as of December 31, 2017 as reported on Schedule 13G filed with the SEC on February 8, 2018 by The Vanguard Group (“Vanguard”), located at 100 Vanguard Blvd, Malvern, PA 19355. Vanguard reports sole power to vote or direct the vote of 171,893 shares, shared power to vote or direct the vote of 45,837 shares, sole power to dispose or to direct the disposition of 18,523,184 shares, and shared power to dispose of or to direct the disposition of 205,086 shares. Vanguard has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3)Reflects ownership as of December 31, 2017 as reported on Schedule 13G filed with the SEC on January 30, 2018 by BlackRock, Inc. (“BlackRock”), located at 55 East 52nd Street, New York, NY 10055. BlackRock reports sole power to vote or direct the vote of 13,996,030 shares and sole power to dispose of or to direct the disposition of 15,281,745 shares. BlackRock has certified that these shares of our common stock were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of the Company and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(4)Includes 39,364 common shares and 3,932,790 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 279,947 restricted common shares or 624,594 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 488,463 common shares underlying options that will not vest within 60 days of the Record Date.

(5)Includes 58,263 common shares and 143,742 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 109,415 restricted common shares or 161,438 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 125,833 common shares underlying options that will not vest within 60 days of the Record Date.

(6)Includes 53,017 common shares and 287,901 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 98,403 restricted common shares or 179,234 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 143,002 common shares underlying options that will not vest within 60 days of the Record Date.

(7)Includes 24,204 common shares and 89,357 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 53,566 restricted common shares or 109,634 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 88,034 common shares underlying options that will not vest within 60 days of the Record Date.

(8)Includes 65,558 common shares and 134,026 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 56,827 restricted common shares or 109,546 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 85,923 common shares underlying options that will not vest within 60 days of the Record Date.

(9)Includes 26,171 common shares and 64,391 common shares underlying vested options and options that will vest within 60 days of the Record Date. Does not include 50,914 restricted common shares or 99,590 restricted performance shares because these common shares will not vest within 60 days of the Record Date. Does not include 77,960 common shares underlying options that will not vest within 60 days of the Record Date.

(10)Includes 2,349 common shares and 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date. Does not include 11,091 common shares underlying restricted stock units that will not vest within 60 days of the Record Date.

(11)Include 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date. Does not include 6,391 common shares underlying restricted stock units that will not vest within 60 days of the Record Date.

(12)Includes 47,569 common shares, 55,048 common shares underlying vested options and options that will vest within 60 days of the Record Date, and 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date. Does not include 11,312 common shares underlying restricted stock units that will not vest within 60 days of the Record Date.

(13)Include 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date.

(14)Includes 41,027 common shares, 55,048 common shares underlying vested options and options that will vest within 60 days of the Record Date, and 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date. Does not include 11,312 common shares underlying restricted stock units that will not vest within 60 days of the Record Date.

(15)Includes 6,556 common shares and 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date. Does not include 9,670 common shares underlying restricted stock units that will not vest within 60 days of the Record Date.

(16)Includes 4,733 common shares and 6,283 common shares underlying restricted stock units that will vest within 60 days of the Record Date. Does not include 7,858 common shares underlying restricted stock units that will not vest within 60 days of the Record Date.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Exchange Act requires our directors, executive officers and beneficial owners of more than 10% of our capital stock to file reports of ownership and changes of ownership with the SEC. Based on our records and other information, we believe that during the year ended December 31, 2017 all applicable Section 16(a) filing requirements were met.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive a Notice of Internet Availability of Proxy Materials?

You are receiving this Proxy Statement because you owned Axalta common shares at the close of business on March 8, 2018 (the “Record Date”), and that entitles you to vote at the Annual Meeting. By use of a proxy, you can vote regardless of whether you attend the Annual Meeting.

We are furnishing proxy materials to our shareholders, referred to as “members” under Bermuda law, primarily via the Internet, instead of mailing printed copies of those materials. On or about March 22, 2018, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders. The Notice contains instructions about how to access our proxy materials and vote via the Internet. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

Who is entitled to vote at the Annual Meeting?

Holders of our outstanding common shares at the close of business on the Record Date are entitled to vote their shares at the Annual Meeting. As of the Record Date, 245,105,225 common shares were issued and outstanding. Each common share is entitled to one vote on each matter properly brought before the Annual Meeting.

The presence at the Annual Meeting in person or by proxy of the holders of record of a majority in voting power of the shares entitled to vote at the Annual Meeting, or 122,552,613 shares, will constitute a quorum for the transaction of business at the Annual Meeting.

What will I be voting on at the Annual Meeting and how does the Board recommend that I vote?

There are six proposals that shareholders will vote on at the Annual Meeting:

•Proposal No. 1 – Election of two Class I directors to serve until the 2021 Annual General Meeting of Members;

•Proposal No. 2 – Amendment to our Bye-laws to provide for the declassification of our Board of Directors;

•Proposal No. 3 – Amendment to our Bye-laws to remove certain provisions which are no longer operative;

•Proposal No. 4 – Appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and the delegation of authority to the Board of Directors, acting through the Audit Committee, to set the terms and remuneration thereof;

•Proposal No. 5 – Non-binding advisory vote to approve the compensation paid to our named executive officers; and

•Proposal No. 6 – Amendment and restatement of our 2014 Incentive Award Plan that, among other things,

increases the number of shares authorized for issuance under this plan by 11,925,000 shares.

The Board recommends that you vote:

•Proposal No. 1 – FOR the election of the two nominees to the Board;

•Proposal No. 2 – FOR the amendment to our Bye-laws to provide for the declassification of our Board of Directors;

•Proposal No. 3 – FOR the amendment to our Bye-laws to remove certain provisions which are no longer operative;

•Proposal No. 4 – FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and the delegation of authority to the Board of Directors, acting through the Audit Committee, to set the terms and remuneration thereof;

•Proposal No. 5 – FOR the advisory vote to approve the compensation paid to our named executive officers; and

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74     AXALTA COATING SYSTEMS

•Proposal No. 6 – FOR the amendment and restatement of our 2014 Incentive Award Plan that, among other things, increases the number of shares authorized for issuance under this plan by 11,925,000 shares.

Charles W. Shaver, Robert W. Bryant and Michael F. Finn, three of our executive officers, have been selected by our Board to serve as proxy holders for the Annual Meeting.

All of our common shares represented by properly delivered proxies received in time for the Annual Meeting will be voted at the Annual Meeting by the proxy holders in the manner specified in the proxy by the shareholder. If you sign and return a proxy card without indicating how you want your shares to be voted, the persons named as proxies will vote your shares in accordance with the recommendations of the Board.

What is the difference between holding common shares as a member of record and as a beneficial owner?

If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “member of record.” The Notice has been or will be sent directly to you.

If your common shares are held in a stock brokerage account, by a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” The Notice has been or will be sent to you by your broker, bank or other holder of record who is considered, with respect to those shares, to be the member of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account.

How do I vote?

Member of Record. If you are a member of record, you may vote by using any of the following methods:

•Through the Internet. You may vote by proxy through the Internet by following the instructions on the Notice or the instructions on the proxy card if you request printed copies of the proxy materials by mail.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free telephone number shown on the proxy card and following the recorded instructions.

•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the proxy card and sending it back to the Company in the envelope provided.

•In Person at the Annual Meeting. If you attend the Annual Meeting, you may vote your shares in person. We encourage you, however, to vote through the Internet, by telephone or by mailing us your proxy card even if you plan to attend the Annual Meeting so that your shares will be voted in the event you later decide not to attend the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of shares, you may vote by using any of the following methods:

•Through the Internet. You may vote by proxy through the Internet by following the instructions provided in the Notice and the voting instruction form provided by your broker, bank or other holder of record.

•By Telephone. If you request printed copies of the proxy materials by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form and following the recorded instructions.

•By Mail. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing and dating the voting instruction form and sending it back to the record holder in the envelope provided.

•In Person at the Annual Meeting. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting. Please contact that organization for instructions regarding obtaining a legal proxy.

What does it mean if I receive more than one Notice, proxy card or voting instruction form?

If you received more than one Notice, proxy card or voting instruction form, it means you hold your common shares in more than one name or are registered as the holder of common shares in different accounts. Please follow the voting instructions included in each Notice, proxy card and voting instruction form to ensure that all of your shares are voted.

May I change my vote after I have submitted a proxy?

If you are a member of record, you have the power to revoke your proxy at any time prior to the Annual Meeting by:

•delivering to our Corporate Secretary an instrument revoking the proxy;

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2018 PROXY STATEMENT     75

•delivering a new proxy in writing, through the Internet or by telephone, dated after the date of the proxy being revoked; or

•attending the Annual Meeting and voting in person (attendance without casting a ballot will not, by itself, constitute revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record. You may also revoke your previous voting instructions by voting in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it at the Annual Meeting.

Who will serve as the proxy tabulator and inspector of election?

A representative from Broadridge will serve as the independent inspector of election and will tabulate votes cast by proxy or in person at the Annual Meeting.

We will report the results in a Current Report on Form 8-K filed with the SEC within four business days after the Annual Meeting.

What vote is required to approve each proposal?

The common shares of a member whose ballot on any or all proposals is marked as “abstain” will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

If you are a beneficial owner of shares and do not provide the record holder of your shares with specific voting instructions, your record holder may vote your shares on the appointment of PwC as our independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof (Proposal No. 4). However, your record holder cannot vote your shares without specific instructions on the election of directors (Proposal No. 1), the amendment of our Bye-laws to declassify our Board of Directors (Proposal No. 2), the amendment of our Bye-laws to remove certain provisions which are no longer operative (Proposal No. 3), the non-binding, advisory vote on the compensation paid to our named executive officers (Proposal No. 5) or the amendment and restatement of our 2014 Incentive Award Plan (Proposal No. 6). If your record holder does not receive instructions from you on how to vote your shares on Proposal Nos. 1, 2, 3, 5 or 6, your record holder will inform the inspector of election that it does not have the authority to vote on that proposal with respect to your common shares. This is generally referred to as a “broker non-vote.” Broker non-votes will be counted as present for purposes of determining whether enough votes are present to hold the Annual Meeting, but they will not be counted in determining the outcome of the vote on the applicable proposal. The following table summarizes the votes required for passage of each proposal and the effect of abstentions and broker non-votes.

Proposal Required	Vote	Impact of Abstentions and Broker Non-Votes, if any
No. 1 – Election of directors.	Directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “for” votes will be elected.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 2 – Amendment of our Bye-laws to provide for the declassification of our Board of Directors.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 3 – Amendment of our Bye-laws to remove certain provisions which are no longer operative.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

No. 4 – Appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm and auditor until the conclusion of the 2019 Annual General Meeting of Members and the delegation of authority to the Board, acting through the Audit Committee, to set the terms and remuneration thereof.

	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 5 – Non-binding, advisory vote to approve compensation paid to our named executive officers.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.
No. 6 – Amendment and restatement of our 2014 Incentive Award Plan that, among other things, increases the number of shares authorized for issuance under this plan by 11,925,000 shares.	Approval by a majority of the votes cast.	Abstentions and broker non-votes will not affect the outcome of the vote.

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76     AXALTA COATING SYSTEMS

Who is paying for the cost of this proxy solicitation?

Our Board is soliciting the proxy accompanying this Proxy Statement. The Company will pay all proxy solicitation costs. Proxies may be solicited by our officers, directors and employees, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email or the Internet. We will pay brokers, banks and certain other holders of record holding common shares in their names or in the names of nominees, but not owning such shares beneficially, for the expense of forwarding solicitation materials to the beneficial owners.

What do I need to do to attend the meeting in person?

In order to be admitted to the Annual Meeting, you must present proof of ownership of Axalta common shares as of the close of business on the Record Date in any of the following ways:

•a brokerage statement or letter from a bank or broker that is a record holder indicating your ownership of Axalta common shares as of the close of business on March 8, 2018;

•your Notice of Internet Availability of Proxy Materials;

•a printout of your proxy distribution email (if you received your materials electronically);

•your proxy card;

•your voting instruction form; or

•a legal proxy provided by your broker, bank or nominee.

Any holder of a proxy from a member must present the proxy card, properly executed, and a copy of one of the proofs of ownership listed above. Members and proxy holders must also present a form of photo identification such as a driver’s license. We will be unable to admit anyone who does not present identification or refuses to comply with our security procedures.

Is there a list of members entitled to vote at the Annual Meeting?

A list of members entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten days prior to the meeting, between the hours of 8:00 a.m. and 4:00 p.m., Atlantic Time, at our registered offices at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If you would like to view the member list, please contact our Corporate Secretary to schedule an appointment.

I share an address with another member, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, members of record who have the same address and last name and who do not participate in electronic delivery of proxy materials will receive only a single copy of our Proxy Statement and 2017 Annual Report, unless we have received contrary instructions from such member. Members who participate in householding will continue to receive separate proxy cards and Notices.

We will promptly deliver, upon written or oral request, individual copies of this Proxy Statement or the 2017 Annual Report to any member that received a householded mailing. If you would like an additional copy of this Proxy Statement or 2017 Annual Report, or you would like to request separate copies of future proxy materials, please contact our Corporate Secretary, by mail at Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103 or by telephone at (855) 547-1461. If you are a beneficial owner, you may contact the broker or bank where you hold the account.

If you are eligible for householding, but you and other members of record with whom you share an address currently receive multiple copies of our Proxy Statement and 2017 Annual Report, or if you hold common shares in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. by mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by telephone at (800) 542-1061.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

2018 PROXY STATEMENT     77

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, our Board is not aware of any matters, other than those described in this Proxy Statement, which are to be voted on at the Annual Meeting. If any other matters are properly raised at the

Annual Meeting, however, the persons named as proxy holders intend to vote the shares represented by your proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR THE COMPANY’S 2019 ANNUAL GENERAL MEETING OF MEMBERS

Shareholders who intend to present proposals at the 2019 Annual General Meeting of Members, or the “2019 Annual Meeting,” and who wish to have such proposals included in the proxy statement for such meeting, must submit such proposals in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to the Corporate Secretary, Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA 19103, and such proposals must be received no later than November 22, 2018. Such proposals must meet the requirements set forth in the rules and regulations of the SEC, as well as the informational requirements and the other requirements related to shareholders proposals set forth in the Company’s Bye-laws, in order to be eligible for inclusion in the Company’s proxy statement for its 2019 Annual Meeting.

Shareholders who wish to nominate directors or introduce an item of business at the 2019 Annual Meeting, without including such matters in the Company’s 2019 proxy statement, must comply with the informational requirements and the other requirements set forth in the Bye-laws. Nominations or an item of business to be introduced at the 2019 Annual Meeting must be submitted in writing and received by the Company no earlier than January 2, 2019 and no later than February 1, 2019 (i.e., no more than 120 days and no less than 90 days prior to May 2, 2019, the first anniversary of the Annual Meeting). A copy of the Bye-laws, which sets forth the informational requirements and other requirements, can be obtained from the Corporate Secretary of the Company.

AVAILABLE INFORMATION

Our website (www.axaltacs.com) contains copies of our Code of Business Conduct and Ethics that applies to all of our directors, executive officers and other employees, our Corporate Governance Guidelines and the charters of our Audit, Compensation, Nominating and Corporate Governance and EHS&S Committees, each of which can be downloaded free of charge.

Printed copies of our Code of Business Conduct and Ethics, Corporate Governance Guidelines and charters of our Audit, Compensation, Nominating and Corporate Governance and EHS&S Committees and any of our

reports on Form 10-K, Form 10-Q and Form 8-K and all amendments to those reports, can also be obtained free of charge (other than a reasonable duplicating charge for exhibits to our reports on Form 10-K, Form 10-Q and Form 8-K) by any shareholder who requests them from our Investor Relations Department:

Investor Relations
Axalta Coating Systems Ltd.
Two Commerce Square
2001 Market Street, Suite 3600
Philadelphia, PA 19103 U.S.A.

INCORPORATION BY REFERENCE

The information on our website is not, and should not be deemed to be, a part of this Proxy Statement, or incorporated into any other filings we make with the SEC.

APPENDIX A

78     AXALTA COATING SYSTEMS

AMENDMENTS TO BYE-LAWS 38 AND 39 OF AXALTA COATING SYSTEMS LTD. AMENDED AND RESTATED BYE-LAWS

The text of the proposed amendment is marked to reflect the proposed changes.

Bye-law 38 of Axalta’s Amended and Restated Bye-laws is amended to read as follows:

38.
Classes of Directors

~~From the time of adoption of these Bye-laws,~~Prior to the 2021 Annual General Meeting of Members, (i) the Directors shall be divided by the Members, into three classes designated Class I, Class II and Class III~~. Each~~; (ii) each class of Directors shall consist, as nearly as possible, of one third of the total number of Directors constituting the entire Board~~.~~

~~39.~~
~~Term of Office of Directors~~

~~At the first annual general meeting which is held after the date of adoption of these Bye-laws, the term of office of the Class I Directors shall expire and the Class I Directors shall be elected for a three year term of office. At the second annual general meeting which is held after the date of adoption of these Bye-laws, the term of office of the Class II Directors shall expire and the Class II Directors shall be elected for a three year term of office. At the third annual general meeting which is held after the date of adoption of these Bye-laws, the term of office of the Class III Directors shall expire and the Class III Directors shall be elected for a three year term of office. At each succeeding annual general meeting, successors to the class of Directors whose term expires at that annual general meeting shall be elected for a three year term. If~~; and (iii) if the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any Director of any class elected to fill a vacancy shall hold office for a term that shall coincide with the remaining term of the other Directors of that class ~~but in no case shall a decrease in the number of Directors shorten the term of any Director then in office~~. Following the 2021 Annual General Meeting of Members, the classification of the Directors shall expire.

Bye-law 39 of Axalta’s Amended and Restated Bye-laws is amended to read as follows:

39.
Term of Office of Directors

The Class I Directors who were elected at the 2018 Annual General Meeting of Members shall serve for a three year term of office. At the 2019 Annual General Meeting of Members, the term of office of the Class II Directors shall expire and the Class II Directors shall be elected for a two year term of office. At the 2020 Annual General Meeting of Members, the term of office of the Class III Directors shall expire and the Class III Directors shall be elected for a one year term of office. At the 2021 Annual General Meeting of Members and each succeeding annual general meeting, successors to the Directors whose term expires at that annual general meeting shall be elected for a one year term. A Director shall hold office until the annual general meeting for the year in which his term expires and until his successor has been duly elected or appointed, subject to his office being vacated pursuant to Bye-law 42. In no case shall a decrease in the number of Directors shorten the term of any Director then in office.

APPENDIX B

2018 PROXY STATEMENT     79

AMENDMENTS TO BYE-LAWS 1.1, 34.7 AND 41.1 OF AXALTA COATING SYSTEMS LTD. AMENDED AND RESTATED BYE-LAWS

The text of the proposed amendment is marked to reflect the proposed changes.

Bye-law 1.1 of Axalta’s Amended and Restated Bye-laws is amended to read as follows:

1.1In these Bye-laws, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Act	the Companies Act 1981;
Auditor	includes an individual or partnership;
Board	the board of directors (including, for the avoidance of doubt, a sole director) appointed or elected pursuant to these Bye-laws;
~~Carlyle Funds~~ 	~~has the meaning set out in Bye-law 34.7(b)~~;
Company	Axalta Coating Systems Ltd.;
Director	a director of the Company;
Exchange

the New York Stock Exchange for so long as the shares of the Company are listed or quoted on the New York Stock Exchange, or such other stock exchange which is an appointed stock exchange for the purposes of the Act in respect of which the shares of the Company are listed or quoted and where such appointed stock exchange deems such listing or quotation to be the primary listing or quotation of the shares of the Company;

Member

the person registered in the Register of Members as the holder of shares in the Company and, when two or more persons are so registered as joint holders of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

notice	written notice as further provided in these Bye-laws unless otherwise specifically stated;
Officer	any person appointed by the Board to hold an office in the Company;
Register of Directors and Officers	the Register of Directors and Officers referred to in these Bye-laws;
Register of Members	the register of Members referred to in these Bye-laws;
Resident Representative	any person appointed to act as resident representative and includes any deputy or assistant resident representative;
Secretary

the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Treasury Share	a share of the Company that was or is treated as having been acquired and held by the Company and has been held continuously by the Company since it was so acquired and has not been cancelled.

APPENDIX B

80     AXALTA COATING SYSTEMS

Bye-law 34.7 of Axalta’s Amended and Restated Bye-laws is amended to read as follows:

34.7This Bye-law shall not apply to~~:(a)~~      a resolution passed to remove an Auditor from office before the expiration of his term of office~~; or(b)     a resolution proposed at any time that investment funds affiliated with The Carlyle Group (“Carlyle Funds”) own in aggregate less than 50% of the Common Shares in issue~~.

Bye-law 41.1 of Axalta’s Amended and Restated Bye-laws is amended to read as follows:

41.1Subject to any provision to the contrary in these Bye-laws, the Members entitled to vote for the election of Directors may~~:~~

~~(a) during any time that the Carlyle Funds own more than 50% of the Common Shares in issue, at any special general meeting convened and held in accordance with these Bye-laws, remove a Director, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal; and(b)       at such time after the Carlyle Funds cease to own more than 50% of the Common Shares in issue,~~ at any special general meeting convened and held in accordance with these Bye-laws, remove a Director only with cause, provided that the notice of any such meeting convened for the purpose of removing a Director shall contain a statement of the intention so to do including details of cause, and be served on such Director not less than 14 days before the meeting and at such meeting the Director shall be entitled to be heard on the motion for such Director’s removal.

APPENDIX C

2018 PROXY STATEMENT     81

AXALTA COATING SYSTEMS LTD.
AMENDED AND RESTATED
2014 INCENTIVE AWARD PLAN

Article 1.
PURPOSE

The purpose of the Axalta Coating Systems Ltd. Amended and Restated 2014 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to promote the success and enhance the value of Axalta Coating Systems Ltd. (the “Company”) by linking the individual interests of the members of the Board, Employees, and Consultants to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

Article 2.
DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1“Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article 12. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 12.6, or as to which the Board has assumed, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation or the Board has terminated the assumption of such duties.

2.2“Amendment and Restatement” shall mean the amendment and restatement of the Plan, as approved by the Board on February 21, 2018, and submitted for the approval of the Company’s shareholders at the Company’s 2018 Annual General Meeting of Members.

2.3“Applicable Accounting Standards” shall mean Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

2.4“Applicable Law” shall mean any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.5“Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Performance Award, a Dividend Equivalent award, a Stock Payment award or a Stock Appreciation Right, which may be awarded or granted under the Plan (collectively, “Awards”).

2.6“Award Agreement” shall mean any written notice, agreement, terms and conditions, contract or other instrument or document evidencing an Award, including through electronic medium, which shall contain such terms and conditions with respect to an Award as the Administrator shall determine consistent with the Plan.

2.7“Board” shall mean the Board of Directors of the Company.

APPENDIX C

82     AXALTA COATING SYSTEMS

2.8“Cause” shall mean any of the following: (a) if the Holder is a party to an Award Agreement or an employment, severance or similar agreement with the Company or any of its affiliates in which the term “cause” is defined, “Cause” as defined in such agreement and (b) if no such agreement exists, (i) the Company’s determination that the Holder failed to substantially perform the Holder’s duties (other than any such failure resulting from the Holder’s disability), (ii) the Company’s determination that the Holder failed to carry out, or comply with any lawful and reasonable directive of the Board, the Chief Executive Officer or Holder’s immediate supervisor, (iii) the Participant’s conviction, plea of no contest, plea of nolo contendere, or imposition of un-adjudicated probation for any felony, indictable offense or crime involving moral turpitude, (iv) the Holder’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or any of its affiliates or while performing the Holder’s duties and responsibilities, or (v) the Holder’s commission of an act of fraud, embezzlement, misappropriation, misconduct, violation of Company policies or breach of fiduciary duty, against the Company or any of its affiliates or employees.

2.9“Change in Control” shall mean and includes each of the following:

(a)A transaction or series of transactions whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b)During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.9(a) or 2.9(c)) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c)The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i)which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii)after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.9(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d)The Company’s shareholders approve a liquidation or dissolution of the Company.

In addition, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award (or portion thereof) must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee or the Board shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

APPENDIX C

2018 PROXY STATEMENT     83

2.10“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, together with the regulations and official guidance promulgated thereunder.

2.11“Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board or the Compensation Committee of the Board, appointed as provided in Section 12.1.

2.12“Common Stock” shall mean the common shares of the Company.

2.13“Company” shall have the meaning set forth in Article 1.

2.14“Consultant” shall mean any consultant or adviser engaged to provide services to the Company or any Subsidiary that qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 Registration Statement.

2.15“Director” shall mean a member of the Board, as constituted from time to time.

2.16“Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Shares) of dividends paid on Shares, awarded under the Plan.

2.17“DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended from time to time, or the rules thereunder.

2.18“Effective Date” shall mean the day prior to the Public Trading Date.

2.19“Eligible Individual” shall mean any person who is an Employee, a Consultant or a Non-Employee Director, as determined by the Committee.

2.20“Employee” shall mean any officer or other employee (as determined in accordance with Section 3401(c) of the Code and the Treasury Regulations thereunder) of the Company or of any Subsidiary.

2.21“Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its then-current shareholders, such as a share dividend, share split, spin-off, or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

2.22“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

2.23“Expiration Date” shall have the meaning given to such term in Section 13.1.

2.24“Fair Market Value” shall mean, as of any given date, the value of a Share determined as follows:

(a)If the Common Stock is listed on any (i) established securities exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market), (ii) national market system or (iii) automated quotation system on which the Shares are listed, quoted or traded, its Fair Market Value shall be the closing sales price for a Share as quoted on such exchange or system for such date or, if there is no closing sales price for a Share on the date in question, the closing sales price for a Share on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b)If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a Share on such date, the high bid and low asked prices for a Share on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c)If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.25“Greater Than 10% Shareholder” shall mean an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of shares of the Company or any subsidiary corporation (as defined in Section 424(f) of the Code) or parent corporation thereof (as defined in Section 424(e) of the Code).

2.26“Holder” shall mean a person who has been granted an Award.

APPENDIX C

84     AXALTA COATING SYSTEMS

2.27“Incentive Stock Option” shall mean an Option that is intended to qualify as an incentive stock option and conforms to the applicable provisions of Section 422 of the Code.

2.28“Non-Employee Director” shall mean a Director of the Company who is not an Employee.

2.29“Non-Employee Director Equity Compensation Policy” shall have the meaning set forth in Section 4.5.

2.30“Non-Qualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

2.31“Option” shall mean a right to purchase Shares at a specified exercise price, granted under Article 5. An Option shall be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Non-Employee Directors and Consultants shall only be Non-Qualified Stock Options.

2.32“Option Term” shall have the meaning set forth in Section 5.4.

2.33“Performance Award” shall mean a cash bonus award, stock bonus award, performance award or incentive award that is paid in cash, Shares or a combination of both, awarded under Section 9.1.

2.34“Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award for purposes of establishing the Performance Goal or Performance Goals for a Performance Period, determined as follows:

(b)The Performance Criteria that shall be used to establish Performance Goals may include, without limitation, the following: (i) net earnings or losses or adjusted net earnings or losses (in any case either before or after one or more or none of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization) (including for the avoidance of doubt Adjusted EBITDA); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating earnings or profit (either before or after taxes); (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets (or net assets); (viii) return on capital (or invested capital) and cost of capital; (ix) return on shareholders’ equity; (x) total shareholder return; (xi) return on sales; (xii) gross or net or adjusted profit or operating margin, including EBITDA margin and EBIT margin (including for the avoidance of doubt Adjusted EBITDA Margin); (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in and/or maintenance of such price or dividends); (xix) regulatory achievements or compliance (including, without limitation, regulatory body approval for commercialization of a product); (xx) implementation or completion of critical projects; (xxi) market share; (xxii) sales and sales unit volume; (xxiii) brand recognition and acceptance; (xxiv) inventory turns or cycle time; (xxv) market penetration and geographic business expansion; (xxvi) customer satisfaction/growth; (xxvii) employee satisfaction; (xxviii) recruitment and maintenance of personnel; (xxix) human resources management; (xxx) supervision of litigation and other legal matters; (xxxi) strategic partnerships and transactions; (xxxii) financial ratios (including those measuring liquidity or activity); and (xxxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b)The Administrator, in its sole discretion, may provide that one or more adjustments shall be made to one or more of the Performance Goals. Such adjustments may include, without limitation, one or more of the following: (i) items related to a change in accounting principle; (ii) items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any share dividend, share split, combination or exchange of shares occurring during the Performance Period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments; (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xix) items attributable to expenses incurred in connection with a reduction in force or early retirement initiative; or (xx) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions.

APPENDIX C

2018 PROXY STATEMENT     85

2.35“Performance Goals” shall mean, for a Performance Period, one or more goals established by the Administrator for the Performance Period based upon one or more Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary, division, business unit, or an individual or as otherwise determined by the Administrator.

2.36“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Holder’s right to, and the payment of, an Award.

2.37“Performance Stock Unit” shall mean a Performance Award awarded under Section 9.1 which is denominated in units of value including dollar value of Shares.

2.38“Permitted Transferee” shall mean, with respect to a Holder, any “family member” of the Holder, as defined in the instructions to Form S-8 under the Securities Act, or any other transferee specifically approved by the Administrator, after taking into account Applicable Law.

2.39“Plan” shall have the meaning set forth in Article 1.

2.40“Prior Plan” shall mean the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan, as such plan may be amended from time to time.

2.41“Prior Plan Award” shall mean an award outstanding under the Prior Plan as of the Effective Date.

2.42“Program” shall mean any program adopted by the Administrator pursuant to the Plan containing the terms and conditions intended to govern a specified type of Award granted under the Plan and pursuant to which such type of Award may be granted under the Plan.

2.43“Public Trading Date” shall mean the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

2.44“Restricted Stock” shall mean Common Stock awarded under Article 7 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.45“Restricted Stock Units” shall mean the right to receive Shares awarded under Article 8.

2.46“Securities Act” shall mean the Securities Act of 1933, as amended.

2.47“Shares” shall mean shares of Common Stock.

2.48“Stock Appreciation Right” shall mean a stock appreciation right granted under Article 10.

2.49“Stock Appreciation Right Term” shall have the meaning set forth in Section 10.4.

2.50“Stock Payment” shall mean (a) a payment in the form of Shares, or (b) an option or other right to purchase Shares, as part of a bonus, deferred compensation or other arrangement, awarded under Section 9.3.

2.51“Subsidiary” shall mean any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least fifty percent (50%) of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.52“Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

2.53“Termination of Service” shall mean:

(a)As to a Consultant, the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service as an Employee or Non-Employee Director with the Company or any Subsidiary.

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(b)As to a Non-Employee Director, the time when a Holder who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Holder simultaneously commences or remains in employment or service as a Consultant or Employee with the Company or any Subsidiary.

(c)As to an Employee, the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Holder simultaneously commences or remains in employment or service as a Consultant or Non-Employee Director with the Company or any Subsidiary.

The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, the question of whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service; provided, however, that, with respect to Incentive Stock Options, unless the Administrator otherwise provides in the terms of the Program, the Award Agreement or otherwise, or as otherwise required by Applicable Law, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Service only if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then-applicable regulations and revenue rulings under said Section. For purposes of the Plan, a Holder’s employee-employer relationship or consultancy relations shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Holder ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).

ARTICLE 3.
SHARES SUBJECT TO THE PLAN

3.1Number of Shares.

(a)Subject to adjustment as provided in Sections 3.1(b) and 13.2, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan is 15,200,000. From and after the Effective Date, no future awards shall be granted under the Prior Plan; however, any Prior Plan Award shall continue to be subject to the terms and conditions of the Prior Plan. Any Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against this limit as one Share for every one Share issued. Any Shares that are subject to Awards other than Options or Stock Appreciation Rights (including, but not limited to, Shares delivered in satisfaction of Dividend Equivalents) shall be counted against this limit as 2.3 Shares for every one Share issued.

(b)To the extent all or a portion of an Award or a Prior Plan Award is forfeited, expires or lapses for any reason, or is settled for cash without delivery of Shares to the Holder, any Shares subject to such Award, Prior Plan Award or portion thereof, to the extent of such forfeiture, expiration, lapse or cash settlement, shall again be or shall become, as applicable, available for the future grant of an Award pursuant to the Plan; provided, however, that any Shares that again become available for grant pursuant to this sentence shall be added back as (i) one Share if such Shares were subject to Options or Stock Appreciation Rights, and (ii) 2.3 Shares if such Shares were subject to Awards other than Options or Stock Appreciation Rights. Notwithstanding anything herein to the contrary, the following Shares may not again be made available for future grant of an Awards pursuant to the Plan: (i) Shares withheld in connection with the net exercise of an Option or Stock Appreciation Right, (ii) Shares tendered or otherwise used to pay the exercise price of an Option, (iii) Shares tendered, surrendered, returned or withheld to satisfy withholding taxes related to an Award, and (iv) Shares repurchased on the open market with the proceeds of an Option exercise. For purposes of clarity, if a stock-settled Stock Appreciation Right is exercised, in whole or in part, the number of Shares counted against the limit set forth in Section 3.1(a) shall be the gross number of Shares subject to the Stock Appreciation Right or, if less, the portion thereof that was exercised, not the net number of Shares actually issued upon exercise. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the Shares available for issuance under the Plan. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be or, as applicable, may become eligible to be, optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

(c)Substitute Awards shall not reduce the Shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines

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has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination.

3.2Stock Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Common Stock, treasury Common Stock or Common Stock purchased on the open market.

ARTICLE 4.
GRANTING OF AWARDS

4.1Participation. The Administrator may, from time to time, select from among all Eligible Individuals, those to whom an Award shall be granted and shall determine the nature and amount of each Award, which shall not be inconsistent with the requirements of the Plan. Except as provided in Section 4.5 regarding the grant of Awards pursuant to the Non-Employee Director Equity Compensation Policy, no Eligible Individual shall have any right to be granted an Award pursuant to the Plan.

4.2Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms, conditions and limitations for such Award, which may include the term of the Award, the provisions applicable in the event of the Holder’s Termination of Service, and the Company’s authority to amend, modify, suspend, cancel or rescind an Award. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

4.3Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b‑3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

4.4At-Will Employment; Voluntary Participation. Nothing in the Plan or in any Program or Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Director or Consultant for, the Company or any Subsidiary, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which rights are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without Cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written agreement between the Holder and the Company or any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Eligible Individual shall participate in the Plan.

4.5Non-Employee Director Awards. The Administrator, in its sole discretion, may provide that Awards granted to Non-Employee Directors shall be granted pursuant to a written nondiscretionary formula established by the Administrator (the “Non-Employee Director Equity Compensation Policy”), subject to the limitations of the Plan. The Non-Employee Director Equity Compensation Policy shall set forth the type of Award(s) to be granted to Non-Employee Directors, the number of Shares to be subject to Non-Employee Director Awards, the conditions on which such Awards shall be granted, become exercisable and/or payable and expire, and such other terms and conditions as the Administrator shall determine in its sole discretion. The Non-Employee Director Equity Compensation Policy may be modified by the Administrator from time to time in its sole discretion.

4.6Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the sole discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

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ARTICLE 5.
GRANTING OF OPTIONS

5.1Granting of Options to Eligible Individuals. The Administrator is authorized to grant Options to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

5.2Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee. No person who qualifies as a Greater Than 10% Shareholder may be granted an Incentive Stock Option unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code. Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the written consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code. To the extent that the aggregate Fair Market Value of Shares with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any parent or subsidiary corporation thereof (each as defined in Section 424(e) and 424(f) of the Code, respectively), exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the immediately preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted and the Fair Market Value of Shares shall be determined as of the time the respective options were granted.

5.3Option Exercise Price. The exercise price per Share subject to each Option shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value of a Share on the date the Option is granted (or, as to Incentive Stock Options, on the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code). In addition, in the case of Incentive Stock Options granted to a Greater Than 10% Shareholder, such price shall not be less than 110% of the Fair Market Value of a Share on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.4Option Term. The term of each Option (the “Option Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Option Term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date an Incentive Stock Option is granted to a Greater Than 10% Shareholder. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Options, which time period may not extend beyond the last day of the Option Term. Except as limited by the requirements of Section 409A or Section 422 of the Code and regulations and rulings thereunder or the first sentence of this Section 5.4, the Administrator may extend the Option Term of any outstanding Option, and may extend the time period during which vested Options may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Option relating to such a Termination of Service.

5.5Option Vesting.

(a)The period during which the right to exercise, in whole or in part, an Option vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any Performance Criteria, or any other criteria selected by the Administrator, and, except as limited by the Plan (including, without limitation, Section 11.6), at any time after the grant of an Option, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which an Option vests.

(b)No portion of an Option which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the applicable Program, the Award Agreement evidencing the grant of an Option, or by action of the Administrator following the grant of the Option. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Option, the portion of an Option that is exercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service, or, in the event of a Holder’s Termination of Service for Cause, immediately upon such Termination of Service.

5.6Substitute Awards. Notwithstanding the foregoing provisions of this Article 5 to the contrary, in the case of an Option that is a Substitute Award, the price per share of the Shares subject to such Option may be less than the Fair Market Value per share on the date of grant; provided that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (b) the aggregate exercise

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price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

5.7Substitution of Stock Appreciation Rights. The Administrator may provide in the applicable Program or the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option; provided that such Stock Appreciation Right shall be exercisable with respect to the same number of Shares for which such substituted Option would have been exercisable, and shall also have the same exercise price, vesting schedule and remaining term as the substituted Option.

ARTICLE 6.
EXERCISE OF OPTIONS

6.1Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional Shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of Shares.

6.2Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the plan administrator of the Company or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator, in its sole discretion, may also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)In the event that the Option shall be exercised pursuant to Section 11.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option, as determined in the sole discretion of the Administrator; and

(d)Full payment of the exercise price and applicable withholding taxes to the plan administrator of the Company for the Shares with respect to which the Option, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.

6.3Notification Regarding Disposition. The Holder shall give the Company prompt written or electronic notice of any disposition of Shares acquired by exercise of an Incentive Stock Option which occurs within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such Shares to such Holder.

ARTICLE 7.
AWARD OF RESTRICTED STOCK

7.1Award of Restricted Stock.

(a)The Administrator is authorized to grant Restricted Stock to Eligible Individuals, and shall determine the terms and conditions, including the restrictions applicable to each award of Restricted Stock, which terms and conditions shall not be inconsistent with the Plan, and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

(b)The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

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7.2Rights as Shareholders. Subject to Section 7.4, upon issuance of Restricted Stock, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said Shares, subject to the restrictions in the applicable Program or in each individual Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares.

7.3Restrictions. All shares of Restricted Stock (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of share dividends, share splits or any other form of recapitalization) shall, in the terms of the applicable Program or in each individual Award Agreement, be subject to such restrictions and vesting requirements as the Administrator shall provide. Such restrictions may include, without limitation, restrictions concerning voting rights and transferability and such restrictions may lapse separately or in combination at such times and pursuant to such circumstances or based on such criteria as selected by the Administrator, including, without limitation, criteria based on the Holder’s duration of employment, directorship or consultancy with the Company, the Performance Criteria, Company performance, individual performance or other criteria selected by the Administrator. By action taken after the Restricted Stock is issued, subject to the terms of the Plan (including, without limitation, Section 11.6), the Administrator may, on such terms and conditions as it may determine to be appropriate, accelerate the vesting of such Restricted Stock by removing any or all of the restrictions imposed by the terms of the applicable Program or Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire.

7.4Repurchase or Forfeiture of Restricted Stock. Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, if no price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Holder’s rights in unvested Restricted Stock then subject to restrictions shall lapse, and such Restricted Stock shall be surrendered to the Company and cancelled without consideration. If a price was paid by the Holder for the Restricted Stock, upon a Termination of Service during the applicable restriction period, the Company shall have the right to repurchase from the Holder the unvested Restricted Stock then subject to restrictions at a cash price per share equal to the price paid by the Holder for such Restricted Stock or such other amount as may be specified in the applicable Program or Award Agreement. Notwithstanding the foregoing, the Administrator, in its sole discretion (subject to the terms of the Plan (including, without limitation, Section 11.6)), may provide that upon certain events, including (to the extent provided in Section 13 herein) a Change in Control, the Holder’s death or disability or any other specified Termination of Service or any other event, the Holder’s rights in unvested Restricted Stock shall not lapse, such Restricted Stock shall vest and, if applicable, the Company shall not have a right of repurchase.

7.5Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. Certificates or book entries evidencing shares of Restricted Stock shall include an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock. The Company, in its sole discretion, may (a) retain physical possession of any certificate evidencing shares of Restricted Stock until the restrictions thereon shall have lapsed and/or (b) require that the certificates evidencing shares of Restricted Stock be held in custody by a designated escrow agent (which may but need not be the Company) until the restrictions thereon shall have lapsed, and that the Holder deliver a stock power, endorsed in blank, relating to such Restricted Stock.

7.6Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof with the Internal Revenue Service.

ARTICLE 8.
AWARD OF RESTRICTED STOCK UNITS

8.1Grant of Restricted Stock Units. The Administrator is authorized to grant Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator.

8.2Purchase Price. The Administrator shall specify the purchase price, if any, to be paid by the Holder to the Company with respect to any Restricted Stock Unit award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

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8.3Vesting of Restricted Stock Units. At the time of grant, the Administrator shall specify (subject to the terms of the Plan (including, without limitation, Section 11.6)) the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, including, without limitation, vesting based upon the Holder’s duration of service to the Company or any Subsidiary, one or more Performance Criteria, Company performance, individual performance or other specific criteria, in each case on a specified date or dates or over any period or periods, as determined by the Administrator.

8.4Maturity and Payment. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units, which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Holder (if permitted by the applicable Award Agreement); provided that, except as otherwise determined by the Administrator or set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of the calendar year in which the applicable portion of the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Restricted Stock Unit vests. On the maturity date, the Company shall, subject to Section 11.4(e), transfer to the Holder one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such Shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator.

8.5No Rights as a Shareholder. Unless otherwise determined by the Administrator, a Holder of Restricted Stock Units shall possess no incidents of ownership with respect to the Shares represented by such Restricted Stock Units, unless and until such Shares are transferred to the Holder pursuant to the terms of this Plan and the applicable Award Agreement.

8.6Dividend Equivalents. Subject to Section 9.2, the Administrator, in its sole discretion, may provide that Dividend Equivalents shall be earned by a Holder of Restricted Stock Units based on dividends declared on the Common Stock, to be credited as of dividend payment dates during the period between the date an Award of Restricted Stock Units is granted to a Holder and the maturity date of such Award.

ARTICLE 9.
Award of PERFORMANCE AWARDS, DIVIDEND EQUIVALENTS, STOCK PAYMENTS

9.1Performance Awards.

(a)The Administrator is authorized to grant Performance Awards, including Awards of Performance Stock Units, to any Eligible Individual. The value of Performance Awards, including Performance Stock Units, may be linked to one or more of the Performance Criteria or other specific criteria determined by the Administrator on a specified date or dates or over any period or periods and in such amounts as may be determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6)). Performance Awards, including Performance Stock Unit awards may be paid in cash, Shares, or a combination of cash and Shares, as determined by the Administrator.

(b)Without limiting Section 9.1(a), the Administrator may grant Performance Awards to any Eligible Individual in the form of a cash bonus payable upon the attainment of objective Performance Goals, or such other criteria, whether or not objective, which are established by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator.

9.2Dividend Equivalents. Dividend Equivalents may be granted by the Administrator based on dividends declared on the Common Stock, to be credited as of dividend payment dates with respect to dividends with record dates that occur during the period between the date an Award is granted to a Holder and the date such Award vests, is exercised, is distributed or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such restrictions and limitations as may be determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6)).

9.3Stock Payments. The Administrator is authorized to make Stock Payments to any Eligible Individual. The number or value of Shares of any Stock Payment shall be determined by the Administrator and may be based upon one or more Performance Criteria or any other specific criteria, including service to the Company or any Subsidiary, determined by the Administrator (subject to the terms of the Plan (including, without limitation, Section 11.6)). Shares underlying a

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Stock Payment which is subject to a vesting schedule or other conditions or criteria set by the Administrator shall not be issued until those conditions have been satisfied. Unless otherwise provided by the Administrator, a Holder of a Stock Payment shall have no rights as a Company shareholder with respect to such Stock Payment until such time as the Stock Payment has vested and the Shares underlying the Award have been issued to the Holder. Stock Payments may, but are not required to, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to such Eligible Individual.

9.4Term. The term of a Performance Award, Dividend Equivalent award, and/or Stock Payment award shall be established by the Administrator in its sole discretion.

9.5Purchase Price. The Administrator may establish the purchase price of a Performance Award or Shares distributed as a Stock Payment award; provided, however, that value of the consideration shall not be less than the par value of a Share, unless otherwise permitted by Applicable Law.

9.6Termination of Service. A Performance Award, Dividend Equivalent award, and/or Stock Payment award is distributable only while the Holder is an Employee, Non-Employee Director or Consultant, as applicable. The Administrator, however, in its sole discretion (subject to the terms of the Plan (including, without limitation, Section 11.6)), may provide that the Performance Award, Dividend Equivalent award, and/or Stock Payment award may be distributed subsequent to the Holder’s Termination of Service subject to terms and conditions determined by the Administrator.

ARTICLE 10.
Award of STOCK APPRECIATION RIGHTS

10.1Grant of Stock Appreciation Rights.

(a)The Administrator is authorized to grant Stock Appreciation Rights to Eligible Individuals from time to time, in its sole discretion, on such terms and conditions as it may determine, which shall not be inconsistent with the Plan.

(b)A Stock Appreciation Right shall entitle the Holder (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the Stock Appreciation Right from the Fair Market Value on the date of exercise of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose. Except as described in (c) below, the exercise price per Share subject to each Stock Appreciation Right shall be set by the Administrator, but shall not be less than 100% of the Fair Market Value on the date the Stock Appreciation Right is granted.

(c)Notwithstanding the foregoing provisions of Section 10.1(b) to the contrary, in the case of a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Stock Appreciation Right may be less than 100% of the Fair Market Value per share on the date of grant; provided that the excess of: (i) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the Shares subject to the Substitute Award, over (ii) the aggregate exercise price thereof does not exceed the excess of: (x) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Administrator) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (y) the aggregate exercise price of such shares.

10.2Stock Appreciation Right Vesting.

(a)The period during which the right to exercise, in whole or in part, a Stock Appreciation Right vests in the Holder shall be set by the Administrator and the Administrator may determine that a Stock Appreciation Right may not be exercised in whole or in part for a specified period after it is granted. Such vesting may be based on service with the Company or any Subsidiary, any Performance Criteria, or any other criteria selected by the Administrator. Except as limited by the Plan (including, without limitation, Section 11.6), at any time after grant of a Stock Appreciation Right, the Administrator, in its sole discretion and subject to whatever terms and conditions it selects, may accelerate the period during which a Stock Appreciation Right vests.

(b)No portion of a Stock Appreciation Right which is unexercisable at a Holder’s Termination of Service shall thereafter become exercisable, except as may be otherwise provided by the Administrator in the applicable Program, the

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Award Agreement evidencing the grant of a Stock Appreciation Right, or by action of the Administrator following the grant of the Stock Appreciation Right. Unless otherwise determined by the Administrator in the Award Agreement or by action of the Administrator following the grant of the Stock Appreciation Right, the portion of a Stock Appreciation Right that is unexercisable at a Holder’s Termination of Service shall automatically expire thirty (30) days following such Termination of Service, or, in the event of a Holder’s Termination of Service for Cause, immediately upon such Termination of Service.

10.3Manner of Exercise. All or a portion of an exercisable Stock Appreciation Right shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, the plan administrator of the Company, or such other person or entity designated by the Administrator, or his, her or its office, as applicable:

(a)A written or electronic notice complying with the applicable rules established by the Administrator stating that the Stock Appreciation Right, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Stock Appreciation Right or such portion of the Stock Appreciation Right;

(b)Such representations and documents as the Administrator, in its sole discretion, deems necessary or advisable to effect compliance with Applicable Law. The Administrator, in its sole discretion, may also take whatever additional actions it deems appropriate to effect such compliance, including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c)In the event that the Stock Appreciation Right shall be exercised pursuant to this Section 10.3 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Stock Appreciation Right, as determined in the sole discretion of the Administrator; and

(d)Full payment of the exercise price (if any) and applicable withholding taxes to the plan administrator of the Company for the Shares with respect to which the Stock Appreciation Right, or portion thereof, is exercised, in a manner permitted by Sections 11.1 and 11.2.

10.4Stock Appreciation Right Term. The term of each Stock Appreciation Right (the “Stock Appreciation Right Term”) shall be set by the Administrator in its sole discretion; provided, however, that the Stock Appreciation Right Term shall not be more than ten (10) years from the date the Stock Appreciation Right is granted. The Administrator shall determine the time period, including the time period following a Termination of Service, during which the Holder has the right to exercise the vested Stock Appreciation Rights, which time period may not extend beyond the last day of the Stock Appreciation Right Term applicable to such Stock Appreciation Right. Except as limited by the requirements of Section 409A of the Code and regulations and rulings thereunder or the first sentence of this Section 10.4, the Administrator may extend the Stock Appreciation Right Term of any outstanding Stock Appreciation Right, and may extend the time period during which vested Stock Appreciation Rights may be exercised, in connection with any Termination of Service of the Holder, and may amend, subject to Section 13.1, any other term or condition of such Stock Appreciation Right relating to such a Termination of Service.

10.5Payment. Payment of the amounts payable with respect to Stock Appreciation Rights pursuant to this Article 10 shall be in cash, Shares (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised), or a combination of both, as determined by the Administrator.

ARTICLE 11.
ADDITIONAL TERMS OF AWARDS

11.1Payment. The Administrator shall determine the methods by which payments by any Holder with respect to any Awards granted under the Plan shall be made, including, without limitation: (a) cash or check, (b) Shares (including, in the case of payment of the exercise price of an Award, Shares issuable pursuant to the exercise of the Award) or Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences, in each case, having a Fair Market Value on the date of delivery equal to the aggregate payments required, (c) delivery of a written or electronic notice that the Holder has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise or vesting of an Award, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate payments required; provided that payment of such proceeds is then made to the Company upon settlement of such sale, or (d) other form of legal consideration acceptable to the Administrator in its sole discretion. The Administrator shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Holders. Notwithstanding any other provision of the Plan to the contrary, no Holder who is a Director or an “executive officer” of the Company within the meaning

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of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.2Tax Withholding. The Company or any Subsidiary may require a Holder to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including the Holder’s FICA, employment tax or other social security contribution obligation) required by law to be withheld with respect to any taxable event concerning a Holder arising as a result of the Plan. The Administrator, in its sole discretion and in satisfaction of the foregoing requirement, may allow a Holder to elect to have the Company withhold Shares otherwise issuable under an Award (or allow the surrender of Shares). The number of Shares which may be so withheld or surrendered shall be limited to the number of Shares which have a fair market value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income (or, if the Administrator determines that it would be consistent with Applicable Law and would not result in adverse accounting consequences, such greater amount as the Administrator may designate, up to the maximum statutory withholding rate). The Administrator shall determine the fair market value of the Shares, consistent with applicable provisions of the Code, for tax withholding obligations due in connection with a broker-assisted cashless Option or Stock Appreciation Right exercise involving the sale of Shares to pay the Option or Stock Appreciation Right exercise price or any tax withholding obligation. With respect to any withholding taxes arising in connection with an Award, in the event Holder fails to provide timely payment of all such taxes, the Company shall have the right and option, but not the obligation, to (i) cancel an exercise, in the case of an Option or Stock Appreciation Right, (ii) deduct such amounts from other compensation payable to the Holder or (iii) treat such failure as an election by Holder to pay such taxes in accordance with any payment method, or combination of payment methods, permitted by the applicable Award Agreement, as determined by the Administrator.

11.3Transferability of Awards.

(a)Except as otherwise provided in Sections 11.3(b) and 11.3(c):

(i)No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed;

(ii)No Award or interest or right therein shall be liable for the debts, contracts or engagements of the Holder or the Holder’s successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by Section 11.3(a)(i); and

(iii)During the lifetime of the Holder, only the Holder may exercise an Award (or any portion thereof) granted to such Holder under the Plan, unless it has been disposed of pursuant to a DRO or as expressly set forth herein. After the death or disability of the Holder, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Program or Award Agreement, be exercised by the Holder’s personal representative or by any person empowered to do so under the Holder’s will or under the then-applicable laws.

(b)Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer an Award other than an Incentive Stock Option to any one or more Permitted Transferees, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee without the consent of the Administrator shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution or pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Holder (other than the ability to further transfer the Award); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer.

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(c)Notwithstanding Section 11.3(a), a Holder may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Holder and to receive any distribution with respect to any Award upon the Holder’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Program or Award Agreement applicable to the Holder, except to the extent the Plan, the Program and the Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Holder is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Holder’s spouse or domestic partner, as applicable, as the Holder’s beneficiary with respect to more than 50% of the Holder’s interest in the Award shall not be effective without the prior written or electronic consent of the Holder’s spouse or domestic partner. If no beneficiary has been designated or survives the Holder, payment shall be made to the person entitled thereto pursuant to the Holder’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Holder at any time; provided that the change or revocation is filed with the Administrator prior to the Holder’s death.

11.4Conditions to Issuance of Shares.

(a)Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with Applicable Law and the Shares are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board or the Committee may require that a Holder make such reasonable covenants, agreements and representations as the Board or the Committee, in its sole discretion, deems advisable in order to comply with Applicable Law.

(b)All share certificates delivered pursuant to the Plan and all Shares issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with Applicable Law. The Administrator may place legends on any share certificate or book entry to reference restrictions applicable to the Shares.

(c)The Administrator shall have the right to require any Holder to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Award, including a window-period limitation, as may be imposed in the sole discretion of the Administrator.

(d)No fractional Shares shall be issued and the Administrator, in its sole discretion, shall determine whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding down.

(e)Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by Applicable Law, the Company shall not deliver to any Holder certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or plan administrator).

11.5Forfeiture and Claw-Back Provisions. All Awards (including any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company after the Effective Date or as may be required by Applicable Law. In addition, pursuant to its general authority to determine the terms and conditions applicable to Awards under the Plan, the Administrator shall have the right to provide, in an Award Agreement for additional claw-back or forfeiture provisions to apply to an Award.

11.6Minimum Vesting. Notwithstanding anything in the Plan to the contrary, Awards granted after the Company’s 2018 Annual General Meeting of Members shall be subject to a vesting period or Performance Period of not less than one (1) year; provided, however, that the following shall not be subject to the one (1) year minimum vesting period or Performance Period: (a) Awards that vest in connection with a Termination of Service due to death or disability, or upon or after the occurrence of a Change in Control (subject to Section 13); (b) Substitute Awards that have a vesting period of less than one (1) year before being assumed or substituted; and (c) Awards for no more than an aggregate of five percent (5%) of the total number of Shares remaining available for issuance under the Plan pursuant to Section 3.1(a) immediately following shareholder approval of the Amendment and Restatement at the Company’s 2018 Annual General Meeting of Members. For the avoidance of doubt, Awards described in (a) and (b) that vest before the one (1) year minimum vesting or Performance Period has lapsed shall not count against the five percent (5%) exception described above.

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11.7No Repricing. Except for adjustments to Options or Stock Appreciation Rights contemplated by Section 13.2, the Company may not, without obtaining shareholder approval: (a) amend the terms of outstanding Options or Stock Appreciation Rights to reduce the exercise price of such outstanding Options or Stock Appreciation Rights; (b) cancel outstanding Options or Stock Appreciation Rights in exchange for or substitution of Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights; (c) cancel outstanding Options or Stock Appreciation Rights with an exercise price above the current Fair Market Value of a Share in exchange for cash or other securities; or (d) take any other action with respect to Options or Stock Appreciation Rights that would be treated as a repricing under the securities exchange or automated quotation system on which the Shares are principally traded.

11.8Restrictions on Dividends and Dividend Equivalents. Notwithstanding anything in the Plan to the contrary, (a) any dividends and other distributions, including extraordinary distributions, with respect to Restricted Stock shall be subject to the same vesting and/or performance conditions as the Restricted Stock to which they relate and shall vest (or be paid) only if and when the Restricted Stock vests, and (b) Dividend Equivalents (i) may not be granted or paid with respect to Options or Stock Appreciation Rights and (ii) shall be subject to the same vesting and/or performance conditions as the Award to which they relate and shall be paid at the same time the cash is paid or Shares are issued at or after vesting of the Award.

ARTICLE 12.
ADMINISTRATION

12.1Administrator. The Compensation Committee of the Board (or another committee or a subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall administer the Plan (except as otherwise permitted herein). To the extent necessary to comply with Rule 16b-3 of the Exchange Act, the Compensation Committee of the Board (or another committee or subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall take all action with respect to such Awards, and the individuals taking such action shall consist solely of two or more Non-Employee Directors appointed by and holding office at the pleasure of the Board, each of whom is intended to qualify as a “non-employee director” as defined by Rule 16b-3 of the Exchange Act or any successor rule. Additionally, to the extent required by Applicable Law, each of the individuals constituting the Compensation Committee of the Board (or another committee or subcommittee of the Board or the Compensation Committee of the Board assuming the functions of the Committee under the Plan) shall be an “independent director” under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded. Notwithstanding the foregoing, any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 12.1 or otherwise provided in any charter of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written or electronic notice to the Board. Vacancies in the Committee may only be filled by the Board. Notwithstanding the foregoing, the Board or Committee may delegate its authority hereunder to the extent permitted by Section 12.6.

12.2Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan, the Program and the Award Agreement, and to adopt such rules for the administration, interpretation and application of the Plan as are not inconsistent therewith, to interpret, amend or revoke any such rules and to amend any Program or Award Agreement; provided that the rights or obligations of the Holder of the Award that is the subject of any such Program or Award Agreement are not affected adversely by such amendment, unless the written consent of the Holder is obtained or such amendment is otherwise permitted under Section 11.5 or Section 13.10. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b‑3 under the Exchange Act or any successor rule, or the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded, are required to be determined in the sole discretion of the Committee.

12.3Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting

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at which a quorum is present, and acts approved in writing by all members of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

12.4Authority of Administrator. Subject to the Company’s bye-laws, the Committee’s Charter and any specific designation in the Plan, the Administrator has the exclusive power, authority and sole discretion to:

(a)Designate Eligible Individuals to receive Awards;

(b)Determine the type or types of Awards to be granted to each Eligible Individual;

(c)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d)Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule or other criteria for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines;

(e)Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f)Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g)Decide all other matters that must be determined in connection with an Award;

(h)Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i)Interpret the terms of, and any matter arising pursuant to, the Plan, any Program or any Award Agreement;

(j)Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan; and

(k)Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 13.2.

12.5Decisions Binding. The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Program, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding and conclusive on all parties.

12.6Delegation of Authority. To the extent permitted by Applicable Law, the Board or Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards or to take other administrative actions pursuant to this Article 12; provided, however, that in no event shall an officer of the Company be delegated the authority to grant awards to, or amend awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder; provided, further, that any delegation of administrative authority shall only be permitted to the extent it is permissible under Applicable Law. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 12.6 shall serve in such capacity at the pleasure of the Board and the Committee (to the extent the Committee delegated its authority to the delegatee).

ARTICLE 13.
MISCELLANEOUS PROVISIONS

13.1Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 13.1, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Administrator, no action of the Administrator may, except as provided in Section

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13.2, increase the limits imposed in Section 3.1 on the maximum number of Shares which may be issued under the Plan, or otherwise amend or modify the Plan in a manner requiring shareholder approval under Applicable Law. Except as provided in Section 11.5 and Section 13.10, no amendment, suspension or termination of the Plan shall, without the written consent of the Holder, materially impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and notwithstanding anything herein to the contrary, in no event may any Award be granted under the Plan after February 21, 2028, which is the tenth (10th) anniversary of the date the Amendment and Restatement was approved by the Board (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

13.2Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a)In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 13.2(b) and 13.2(c), the Administrator shall equitably adjust each outstanding Award, which adjustments may include adjustments to the number and type of securities subject to each outstanding Award and/or the exercise price or grant price thereof, if applicable, the grant of new Awards, and/or the making of a cash payment. The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 on the maximum number and kind of Shares which may be issued under the Plan). The adjustments provided under this Section 13.2(a) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(b)In the event of any transaction or event described in Section 13.2(c) or any unusual or nonrecurring transactions or events affecting the Company, any Subsidiary of the Company, or the financial statements of the Company or any Subsidiary, or of changes in Applicable Law or accounting principles, the Administrator, in its sole discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i)To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Holder’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 13.2 the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Holder’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator, in its sole discretion, having an aggregate value not exceeding the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested;

(ii)To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii)To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards and Awards which may be granted in the future;

(iv)To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Program or Award Agreement; and

(v)To provide that the Award cannot vest, be exercised or become payable after such event.

(c)In the event of any share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Shares or the share price of Common Stock other than an Equity Restructuring, the Administrator may

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make equitable adjustments, if any, to reflect such change with respect to: (i) the aggregate number and kind of Shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 on the maximum number and kind of Shares which may be issued under the Plan); (ii) the number and kind of Shares (or other securities or property) subject to outstanding Awards; (iii) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (iv) the grant or exercise price per share for any outstanding Awards under the Plan.

(d)Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 13.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(e)In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator shall cause any or all of such Award (or portion thereof) to (i) terminate in exchange for cash, rights or other property pursuant to Section 13.2(b)(i) or (ii) become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such Award to lapse. If any such Award is exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator shall notify the Holder that such Award shall be fully exercisable for a period of fifteen (15) days from the date of such notice, contingent upon the occurrence of the Change in Control, and such Award shall terminate upon the expiration of such period.

(f)The Administrator, in its sole discretion, may include such further provisions and limitations in any Award, agreement or certificate, as it may deem equitable and in the best interests of the Company that are not inconsistent with the provisions of the Plan.

(g)No adjustment or action described in this Section 13.2 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions.

(h)The existence of the Plan, the Program, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants or rights to purchase shares or of bonds, debentures, preferred or prior preference shares whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(i)No action shall be taken under this Section 13.2 which shall cause an Award to fail to be exempt from or comply with Section 409A of the Code or the Treasury Regulations thereunder.

(j)In the event of any pending share dividend, share split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock including any Equity Restructuring, for reasons of administrative convenience, the Company, in its sole discretion, may refuse to permit the exercise of any Award during a period of up to sixty (60) days prior to the consummation of any such transaction.

13.3Approval of Plan by Shareholders; Effective Date of Amendment and Restatement. The Plan was initially approved by the Company’s shareholders within twelve (12) months after the date of the Board’s initial adoption of the Plan. The Amendment and Restatement shall be submitted for the approval of the Company’s shareholders at the Company’s 2018 Annual General Meeting of Members and, if approved by the Company’s shareholders, shall become effective as of the date of 2018 Annual General Meeting of Members.

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13.4No Shareholders Rights. Except as otherwise provided herein, a Holder shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Holder becomes the record owner of such Shares.

13.5Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

13.6Effect of Plan upon Other Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company or any Subsidiary: (a) to establish any other forms of incentives or compensation for Employees, Non-Employee Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including without limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

13.7Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of Shares and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all Applicable Law (including but not limited to state, federal and foreign securities law and margin requirements), and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all Applicable Law. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to Applicable Law.

13.8Titles and Headings, References to Sections of the Code or Exchange Act. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control. References to sections of the Code or the Exchange Act shall include any amendment or successor thereto.

13.9Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.

13.10Section 409A. To the extent that the Administrator determines that any Award granted under the Plan is subject to Section 409A of the Code, the Program pursuant to which such Award is granted and the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan, the Program and any Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Administrator determines that any Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Administrator may adopt such amendments to the Plan and the applicable Program and Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Administrator determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section.

13.11No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Individuals, Holders or any other persons uniformly.

13.12Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Program or Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

APPENDIX C

2018 PROXY STATEMENT     101

13.13Indemnification. To the extent allowable pursuant to Applicable Law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s bye-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

13.14Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

13.15Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

102     AXALTA COATING SYSTEMS

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Members to be Held on May 2, 2018

The Proxy Statement and Annual Report are available at
www.proxyvote.com

BY ORDER OF THE BOARD OF DIRECTORS

Michael Finn
Senior Vice President, General Counsel & Corporate Secretary

March 22, 2018

Philadelphia, PA

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39473-P01729

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AXALTA COATING SYSTEMS LTD.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of two Class I directors to serve until the 2021 Annual General Meeting of Members	☐	☐	☐

Nominees:

01) Robert M. McLaughlin
02) Samuel L. Smolik

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR the following proposals:

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

E39474-P01729

AXALTA COATING SYSTEMS LTD.
Annual General Meeting of Members
May 2, 2018 2:15 PM Eastern Daylight Time
This proxy is solicited by the Board of Directors

The member hereby appoints Charles W. Shaver, Robert W. Bryant and Michael F. Finn, or any of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common shares of AXALTA COATING SYSTEMS LTD. that the member is entitled to vote at the Annual General Meeting of Members to be held at 2:15 PM, Eastern Daylight Time on May 2, 2018, at Convene, 2001 Market Street, 2nd Floor, Philadelphia, PA 19103, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side